Exhibit (a)(1)(i)

The information in this U.S. Offer to Purchase is subject to completion and amendment. This U.S. Offer to Purchase shall not constitute an offer to sell or the solicitation of any offer to buy any securities in any jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED MAY 27, 2020

U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING COMMON SHARES HELD BY U.S. HOLDERS AND

ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

LINE CORPORATION

FOR

JPY 5,380 PER COMMON SHARE AND PER AMERICAN DEPOSITARY SHARE

BY

NAVER J. HUB CORPORATION,

A DIRECT WHOLLY OWNED SUBSIDIARY

OF

NAVER CORPORATION,

AND

SOFTBANK CORP.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 2:30 A.M., NEW YORK CITY TIME,

ON                     , UNLESS THE U.S. OFFER IS EXTENDED.

NAVER J. Hub Corporation, a Japanese corporation (kabushiki kaisha) (“NAVER Purchaser”) and a direct wholly owned subsidiary of NAVER Corporation, a Korean corporation (jusik hoesa) (“NAVER”) listed on the Korea Exchange, and SoftBank Corp., a Japanese corporation (kabushiki kaisha) (“SoftBank”, and together with NAVER Purchaser, the “Purchasers”) listed on the First Section of the Tokyo Stock Exchange (the “TSE”), are jointly offering to purchase (the “U.S. Offer”):

(i)

up to 100% of the outstanding shares of common stock, no par value (collectively, the “Common Shares” and each, a “Common Share”) of LINE Corporation, a Japanese corporation (kabushiki kaisha) (“LINE”) listed on the New York Stock Exchange (the “NYSE”) and the First Section of the TSE and a consolidated subsidiary of NAVER, that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such holders collectively, “U.S. Holders” and each, a “U.S. Holder”) and

i

(ii)

up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively, the “ADSs” and each, an “ADS”), each ADS representing one Common Share, from all holders, wherever located, at a purchase price of JPY 5,380 per Common Share and per ADS (which, solely for reference purposes, is equivalent to approximately U.S. $50.06 per ADS based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (this “U.S. Offer to Purchase”) and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. All payments to tendering U.S. Holders of Common Shares pursuant to this U.S. Offer to Purchase will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. This is the same price per Common Share payable by the Purchasers to holders of Common Shares tendering into the Japan Offer (as defined below). All payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date (as defined below) and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. We will not pay interest on the purchase price for Common Shares or ADSs. Each of the Purchasers will purchase the equivalent of 50% of the Common Shares and ADSs tendered into the U.S. Offer (subject to rounding as set forth in the Transaction Documents (as defined below)). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

Simultaneously with the U.S. Offer, the Purchasers are making an offer in Japan in accordance with the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended from time to time) to purchase up to 100% of the outstanding Common Shares, options for the purchase of Common Shares (the “Options”) and zero-coupon convertible bonds due 2023 and 2025 issued by LINE (the “Convertible Bonds” and, together with the Common Shares, ADSs and Options, the “LINE Target Securities”), from all holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions (the “Japan Offer”, and together with the U.S. Offer, the “Offers”). The offer for Common Shares in the Japan Offer is for the same price and on substantially the same terms as offered to purchase Common Shares and ADSs in the U.S. Offer. The Japan Offer is not open to U.S. Holders.

The U.S. Offer is open to all holders of Common Shares who are U.S. Holders, and to all holders of ADSs, wherever located. Holders of Common Shares who are not U.S. Holders and holders of Options or Convertible Bonds, wherever located, may not participate in the U.S. Offer, but holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders may tender their respective Common Shares, Options or Convertible Bonds into the Japan Offer. See “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

The Offers do not extend to LINE Target Securities that the Purchasers or NAVER hold or may, in the future, hold, or to Common Shares or ADSs held in treasury by LINE.

The Offers are being made pursuant to the business integration agreement, dated as of December 23, 2019 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Business Integration Agreement”), by and among NAVER, LINE, SoftBank and Z Holdings Corporation, a Japanese corporation (kabushiki kaisha) listed on the First Section of the TSE and a consolidated subsidiary of SoftBank, and the transaction agreement, dated as of December 23, 2019 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement,” and together with the Business Integration Agreement, the “Transaction Documents”), by and between NAVER and SoftBank. Under the terms of the Transaction Documents, the commencement of the U.S. Offer is subject to the satisfaction or waiver of various conditions, including the receipt of certain regulatory approvals, which conditions will have been satisfied as of the date of publication of the definitive U.S. Offer to Purchase. The consummation of the U.S. Offer is not subject to any financing condition or any condition that a minimum amount of Common Shares and/or ADSs are tendered into the Offers, but is conditioned on the consummation of the Japan Offer. See “The U.S. Offer—Section 13. Conditions to the U.S. Offer” for a discussion of the conditions to the consummation of the U.S. Offer.

Following the consummation of the Offers, any remaining holders of Common Shares or ADSs will be eliminated by a share consolidation of the Common Shares pursuant to the Business Integration Agreement and the Companies Act of Japan or other available squeeze-out procedures (the “Share Consolidation”) (with the intended result that, following such share consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE), and the Common Shares are expected to be de-listed from the TSE two Japan business days prior to the closing of the Share Consolidation and the ADSs are expected to be de-listed from the NYSE shortly prior to the closing of the Share Consolidation. See “Special Factors—Section 2. Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions” and “The U.S. Offer—Section 8. Possible Effects of the Offers.”

Pursuant to the Exchange Act, LINE is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the Securities and Exchange Commission (the “SEC”) within ten New York City business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, LINE is required to set forth whether LINE recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral toward the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Under the terms of the Business Integration Agreement, LINE has agreed to recommend acceptance of the U.S. Offer in the Schedule 14D-9. The Schedule 14D-9 that LINE filed with the SEC is available at the SEC’s website at www.sec.gov.

The U.S. Offer commenced on                      and will expire at 2:30 a.m., New York City time, on                      (such deadline, as it may be extended, the “Expiration Date”), unless the U.S. Offer is extended.

A summary of the principal terms of the U.S. Offer appears on pages 2 through 5 below. You should read carefully, in its entirety, each of this U.S. Offer to Purchase, and, if you hold Common Shares, the accompanying Common Share Acceptance Letter, and, if you hold ADSs, the accompanying ADS Letter of Transmittal before deciding whether to tender your Common Shares and/or ADSs into the U.S. Offer.

The Information Agent for the U.S. Offer is:

90 Park Avenue

New York, New York 10016

Holders of Common Shares or ADSs may call toll-free: (833) 503-4127

Banks and brokers may call: (516) 220-8356

Date:

IMPORTANT INFORMATION

Tenders by U.S. Holders of Common Shares. If you are a U.S. Holder of Common Shares, and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you should (i) instruct your broker or other securities intermediary to instruct its affiliated Japanese standing proxy (jyounin dairi-nin) to deliver the Common Shares you wish to tender through the Japan Securities Depository Center, Inc. to an account with Nomura Securities Co., Ltd. (the “Common Share Receiving and Paying Agent”) specified in the Common Share Acceptance Letter, an English translation of which is attached as Exhibit (a)(1)(ii) to the Schedule TO filed by the Purchasers and NAVER with the SEC and (ii) instruct your broker or other securities intermediary to (a) deliver to its affiliated Japanese standing proxy any additional documents required by such affiliated Japanese standing proxy and (b) instruct its affiliated Japanese standing proxy to deliver the Common Share Acceptance Letter (which will be provided in Japanese to the Japanese standing proxy by the Common Share Receiving and Paying Agent) to the Common Share Receiving and Paying Agent at the address of the Common Share Receiving and Paying Agent which will be provided to the Japanese standing proxies by the Common Share Receiving and Paying Agent, in each case of (i) and (ii), to be received prior to 2:30 a.m., New York City time, on the Expiration Date. If you hold Common Shares through a broker or other securities intermediary, you must contact such broker or other securities intermediary and instruct it to deliver the Common Shares you wish to tender on your behalf. Brokers and other securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 2:30 a.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

Do NOT send the Common Share Acceptance Letter or any related documents to the Purchasers, NAVER, LINE, the Information Agent, the ADS Depositary or the ADS Tender Agent.

Instruct your broker or other securities intermediary to instruct its Japanese standing proxy to deliver the Common Share Acceptance Letter to the Common Share Receiving and Paying Agent—do NOT send the Common Share Acceptance Letter directly to the Common Share Receiving and Paying Agent.

If you are a U.S. Holder, you may only tender your Common Shares into the U.S. Offer. If you are not a U.S. Holder, you may not tender your Common Shares into the U.S. Offer but you may tender your Common Shares into the Japan Offer.

Tenders by Holders of ADSs. If you are a holder of ADSs, regardless of where you are located, and if you intend to tender all or any portion of such ADSs into the U.S. Offer, you must follow the procedures listed below, as applicable.

•

If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from Equiniti Trust Company (the “Information Agent”), and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to Equiniti Trust Company (the “ADS Tender Agent”) at the address set forth on the back cover of this U.S. Offer to Purchase, such that the ADS Tender Agent receives these documents before 2:30 a.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

•	If you are a registered holder of uncertificated ADSs on the books of JPMorgan Chase Bank, N.A. (the “ADS Depositary”), you must properly complete and duly execute the accompanying ADS Letter of

Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the ADS Tender Agent receives these documents before 2:30 a.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

•

If you hold ADSs through a broker or other securities intermediary, you must contact such broker or other securities intermediary and have the broker or other securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your broker or other securities intermediary before 2:30 a.m., New York City time, on the Expiration Date. Further, before 2:30 a.m., New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender of ADSs and (ii) a message transmitted by DTC which forms a part of book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agreed to be bound by the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal and that Purchasers may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 2:30 a.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to the Purchasers, NAVER, LINE, the Information Agent, the ADS Depositary or the Common Share Receiving and Paying Agent.

For more information about the procedures for tendering your Common Shares or ADSs into the U.S. Offer, see “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

For assistance in connection with the U.S. Offer, including information on how to tender into the U.S. Offer, please contact the Information Agent at the telephone number set forth below. Additional copies of this U.S. Offer to Purchase, the Common Share Acceptance Letter, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or from your broker or other securities intermediary. Copies of these materials are also freely available at the website maintained by the SEC at www.sec.gov.

The Information Agent for the U.S. Offer is:

90 Park Avenue

New York, New York 10016

Holders of Common Shares or ADSs may call toll-free: (833) 503-4127

Banks and brokers may call: (516) 220-8356

* * *

NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE U.S. OFFER, OTHER THAN THOSE CONTAINED IN THIS U.S. OFFER TO PURCHASE. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PURCHASERS.

v

THE U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF LINE TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC, OR ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, EXPRESSED A VIEW WITH RESPECT TO THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUBJECT TO COMPLETION

The Offers described in this document have not yet commenced. This document is subject to completion and does not constitute an offer to purchase or the solicitation of an offer to sell any Common Shares, ADSs, Options, Convertible Bonds or other securities of LINE. If and at the time the U.S. Offer is commenced, NAVER, NAVER Purchaser and SoftBank (and/or one or more of their affiliates, as applicable) intend to file with the SEC a completed U.S. Offer to Purchase, a form of Common Share Acceptance Letter, a form of ADS Letter of Transmittal and other documents relating to the U.S. Offer. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THOSE DOCUMENTS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFERS AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERS. Those documents, and other documents filed by NAVER, NAVER Purchaser, SoftBank and LINE, may be obtained without charge after they have been filed at the SEC’s website at www.sec.gov. The completed U.S. Offer to Purchase and related materials may also be obtained (when available) for free by contacting the Information Agent.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking information related to the Offers and to NAVER, NAVER Purchaser, SoftBank, LINE and their respective affiliates that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events, conditions, circumstances or the future financial performance of NAVER, NAVER Purchaser, SoftBank, LINE or their respective affiliates and include, among others, words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the Offers and the other transactions contemplated by the Transaction Documents (the “Transactions”), anticipated earnings accretion and growth rates, NAVER’s, NAVER Purchaser’s, SoftBank’s, LINE’s or their respective affiliates’ respective plans, objectives, expectations and intentions, the financial condition, results of operations and business of NAVER, NAVER Purchaser, SoftBank, LINE and their respective affiliates, NAVER’s, NAVER Purchaser’s, SoftBank’s, LINE’s and their respective affiliates’ products, and the anticipated timing of closing of the Transactions. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the Offers or the other Transactions in the anticipated timeframe or at all; risks relating to the possibility that a competing proposal will be made; risks related to the ability to realize the anticipated benefits of the Offers and the other Transactions, including the possibility that the expected benefits from the Offers and the other Transactions will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the Offers and the other Transactions making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the Offers or the other Transactions; other business effects, including the effects of industry, market, economic, social, political or regulatory conditions or relating to outbreaks or natural disasters; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; competitive developments; and other risks and uncertainties discussed in LINE’s filings with the SEC, including the “Risk Factors” and “Forward-Looking Statements” sections of LINE’s most recent annual report on Form 20-F. You can obtain copies of LINE’s filings with the SEC for free at the SEC’s website (www.sec.gov).

Forward-looking statements in this document are based on NAVER’s, NAVER Purchaser’s and SoftBank’s beliefs and opinions at the time the statements are made. Except as required by law, each of NAVER, NAVER Purchaser and SoftBank disclaims any obligation to update any forward-looking statements contained in this U.S. Offer to Purchase, whether as a result of new information, estimates or opinions, future events, results or developments or otherwise. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

SUMMARY TERM SHEET

The information contained herein is a summary only and is not meant as a substitute for the more detailed descriptions and information contained elsewhere in this U.S. Offer to Purchase and in the accompanying Common Share Acceptance Letter and ADS Letter of Transmittal. You are urged to read carefully, in its entirety, each of this U.S. Offer to Purchase, and, if you hold Common Shares, the accompanying Common Share Acceptance Letter, and, if you hold ADSs, the accompanying ADS Letter of Transmittal before deciding whether to tender your Common Shares and/or ADSs into the U.S. Offer. The information concerning LINE contained herein and elsewhere in this U.S. Offer to Purchase has been provided to NAVER, NAVER Purchaser and SoftBank by LINE, or has been taken from or is based upon publicly available documents or records of LINE on file and freely available from the SEC, or other public sources at the time of the filing of this U.S. Offer to Purchase.

Securities Sought	(i) Up to 100% of the outstanding shares of common stock, no par value (collectively, the “Common Shares” and each, a “Common Share”) of LINE Corporation, a Japanese corporation (kabushiki kaisha) (“LINE”) listed on the New York Stock Exchange (the “NYSE”) and the First Section of the Tokyo Stock Exchange (“TSE”) and a consolidated subsidiary of NAVER Corporation, a Korean corporation (jusik hoesa) (“NAVER”) listed on the Korea Exchange, that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such holders collectively, “U.S. Holders” and each, a “U.S. Holder”) and

(ii) up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively, the “ADSs” and each, an “ADS”), each ADS representing one Common Share, from all holders, wherever located.

Common Share Offer Price	JPY 5,380 per Common Share, in cash, without interest, payable in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable (the “Common Share Offer Price”). This is the same price per Common Share payable by the Purchasers to holders of Common Shares tendering into the Japan Offer. We will not pay interest on the purchase price for Common Shares. Each of the Purchasers will purchase 50% of the Common Shares tendered into the U.S. Offer (subject to rounding as set forth in the Transaction Documents (as defined below)). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

ADS Offer Price

JPY 5,380 per ADS (which, solely for reference purposes, is equivalent to approximately U.S. $50.06 per ADS based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), in cash, without interest, payable in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled (the “ADS Offer Price”). Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. We will not pay interest on the purchase price for ADSs. Each of the Purchasers will purchase 50% of the ADSs tendered into the U.S. Offer (subject to rounding as set forth in the Transaction Documents). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

Transaction Documents	The above offer to purchase Common Shares held by U.S. Holders and ADSs held by all holders, wherever located (the “U.S. Offer”), is being made pursuant to the business integration agreement, dated as of December 23, 2019 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Business Integration Agreement”), by and among NAVER, LINE, SoftBank and Z Holdings Corporation, a Japanese corporation (kabushiki kaisha) (“ZHD”) listed on the First Section of the TSE and a consolidated subsidiary of SoftBank, and the transaction agreement, dated as of December 23, 2019 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement”, and together with the Business Integration Agreement, the “Transaction Documents”), by and between NAVER and SoftBank. See “Special Factors—Section 10. Summary of the Transaction Documents.”

Dual Offer Structure	Simultaneously with the U.S. Offer, the Purchasers are making an offer in Japan in accordance with the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended from time to time) to purchase up to 100% of the outstanding Common Shares, options for the purchase of Common Shares (the “Options”) and zero-coupon convertible bonds due 2023 and 2025 issued by LINE (the “Convertible Bonds” and, together with the Common Shares, ADSs and Options, the “LINE Target Securities”), from all holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions (the “Japan Offer”, and together with the U.S. Offer, the “Offers”). The offer for Common Shares in the Japan Offer is for the same price and on substantially the same terms as offered to purchase Common Shares and ADSs in the U.S. Offer.

The Japan Offer is not open to U.S. Holders. Holders of Common Shares who are not U.S. Holders and holders of Options or Convertible Bonds, wherever located, may not participate in the U.S. Offer, but holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders may tender their respective Common Shares, Options or Convertible Bonds into the Japan Offer.

The Offers do not extend to LINE Target Securities that the Purchasers or NAVER hold or may, in the future, hold, or to Common Shares or ADSs held in treasury by LINE.

See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Japan Offer and the Dual Offer Structure.”

Commencement Date of the U.S. Offer	.

Expiration Date of the U.S. Offer	2:30 a.m., New York City time, on (such deadline, as it may be extended from time to time, the “Expiration Date”). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Offer Period.”

Offer Extensions	Subject to applicable law, the period from the commencement date of the U.S. Offer to (and including) the Expiration Date (the “Offer Period”) may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. The Purchasers will extend the Offer Period to the extent required by applicable U.S. federal securities laws, if we make a material change to the terms of the U.S. Offer, make a material change in the information concerning the U.S. Offer or waive a material condition of the U.S. Offer. Moreover, we will extend the U.S. Offer so that the Offer Period of the U.S. Offer matches that of the Japan Offer. During any of such extensions of the Offer Period, all Common Shares and ADSs tendered in the U.S. Offer and not withdrawn will remain subject to withdrawal rights. All U.S. Holders of Common Shares or holders of ADSs who validly tendered, and did not withdraw, their Common Shares or ADSs into the U.S. Offer prior to 2:30 a.m., New York City time, on the Expiration Date will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Extension.”

Purchasers	The Offers are jointly made by:

(i) NAVER J. Hub Corporation, a Japanese corporation (kabushiki kaisha) (“NAVER Purchaser”) and a direct wholly owned subsidiary of NAVER; and

(ii) SoftBank Corp., a Japanese corporation (kabushiki kaisha) (“SoftBank”, and together with NAVER Purchaser, the “Purchasers”) listed on the First Section of the TSE.

As of the date of this U.S. Offer to Purchase (this “U.S. Offer to Purchase”), NAVER holds 174,992,000 Common Shares, which account for approximately 72.5% of all outstanding Common Shares as of March 31, 2020. NAVER also holds Convertible Bonds due 2023 in the aggregate principal amount of JPY 36,580,000,000 (convertible into 4,898,888 Common Shares) and Convertible Bonds due 2025 in the aggregate principal amount of JPY 36,580,000,000 (convertible into 4,865,656 Common Shares).

As of the date of this U.S. Offer to Purchase, none of SoftBank, or to the best knowledge of SoftBank, SoftBank Group Corp. (“SBG”), SoftBank Group Japan Corporation (“SBG Japan”), any of the persons listed in Schedules D, E or F or any of their respective associates or majority-owned subsidiaries (as applicable) (other than Mr. Jun Shimba, the representative director and Chief Operating Officer of SoftBank, who beneficially owns 200 Common Shares) hold any Common Shares or ADSs, and none of SoftBank, or to the best knowledge of SoftBank, SBG, SBG Japan or any of the persons listed in Schedules D, E or F plans to acquire, or cause its associates or majority-owned subsidiaries (as applicable) to acquire, any Common Shares or ADSs until the consummation of the Offers.

See “Special Factors—Section 13. Transactions and Arrangements Concerning the Common Shares and Other Securities of LINE,” “The U.S. Offer—Section 10. Certain Information Concerning NAVER and NAVER Purchaser” and “The U.S. Offer—Section 11. Certain Information Concerning SoftBank, SBG and SBG Japan.”

OVERVIEW

The Offers are being made pursuant to the Transaction Documents and applicable law. Subject to the terms and conditions of the Transaction Documents, NAVER and SoftBank have agreed to, directly or indirectly through one or more affiliates, commence the Offers concurrently in Japan and the U.S. to purchase:

(i)

in the U.S. Offer, up to 100% of the Common Shares that are held by U.S. Holders and up to 100% of the ADSs held by all holders, wherever located, for a price of JPY 5,380 per Common Share and per ADS (which, solely for reference purposes, is equivalent to approximately U.S. $50.06 per ADS based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), in each case, in cash, without interest upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable, with all payments to tendering holders of Common Shares in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable, and all payments to tendering holders of ADSs in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled (See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment”), and

(ii)	in the Japan Offer, up to 100% of the Common Shares, Options and Convertible Bonds held by holders who are not U.S. Holders, subject to certain restrictions.

The offer for Common Shares in the Japan Offer shall be for the same price and on substantially the same terms as offered to purchase Common Shares and ADSs in the U.S. Offer. Fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to holders of ADSs tendered into the U.S. Offer to change accordingly. We will not pay interest on the purchase price for Common Shares or ADSs. Each of the Purchasers will purchase 50% of the Common Shares and ADSs tendered into the U.S. Offer (subject to rounding as set forth in the Transaction Documents). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

On November 13, 2019, Tokyo time, the last full TSE trading day the Purchasers believe to be unaffected by speculation in the media regarding the transactions contemplated by the Transaction Documents (the “Transactions”), the closing price of Common Shares reported on the TSE was JPY 4,585 per Common Share. On November 15, 2019, Tokyo time, the last full TSE trading day before the announcement of our intention to conduct the Offers, the closing price of Common Shares reported on the TSE was JPY 5,040 per Common Share. On December 20, 2019, Tokyo time, the last full TSE trading day before NAVER and SoftBank’s announcements regarding entry into the Transaction Documents, the closing price of Common Shares reported on the TSE was JPY 5,260 per Common Share. On May 27, 2020, Tokyo time, the latest TSE trading day before publication of this U.S. Offer to Purchase for which information is practically available, the closing price of Common Shares reported on the TSE was JPY 5,350 per Common Share.

On November 12, 2019, New York City time, the last full NYSE trading day the Purchasers believe to be unaffected by speculation in the media regarding the Transactions, the closing price of ADSs reported on the NYSE was U.S. $40.78 per ADS. On November 15, 2019, New York City time, the last full NYSE trading day before the announcement of our intention to conduct the Offers, the closing price of ADSs reported on the NYSE was U.S. $48.13 per ADS. On December 20, 2019, New York City time, the last full NYSE trading day before NAVER and SoftBank’s announcements regarding entry into the Transaction Documents, the closing price of

ADSs reported on the NYSE was U.S. $47.85 per ADS. On May 26, 2020, New York City time, the latest NYSE trading day before publication of this U.S. Offer to Purchase for which information is practically available, the closing price of ADSs reported on the NYSE was U.S. $49.66 per ADS.

To facilitate the participation of all holders of Common Shares, including U.S. Holders, and all holders of ADSs, wherever located, we are commencing two tender offers concurrently: (i) the U.S. Offer, which is open to all U.S. Holders of Common Shares, and to all holders of ADSs, wherever located, and (ii) the Japan Offer, which is open to all holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions. The Japan Offer is not open to U.S. Holders. Holders of Common Shares who are not U.S. Holders and holders of Options or Convertible Bonds, wherever located, may not participate in the U.S. Offer, but holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders may tender their respective Common Shares, Options or Convertible Bonds into the Japan Offer.

The Offers do not extend to LINE Target Securities that the Purchasers or NAVER hold or may, in the future, hold, or to Common Shares or ADSs held in treasury by LINE. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Japan Offer and the Dual Offer Structure.” For additional information on how to tender into the U.S. Offer, please contact Equiniti Trust Company (the “Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

The distribution of this U.S. Offer to Purchase may, in some jurisdictions, be restricted by law. This U.S. Offer to Purchase is not an offer to purchase securities and is not a solicitation of an offer to sell securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

In this U.S. Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to the Purchasers.

If you have questions or need additional copies of this U.S. Offer to Purchase, the accompanying Common Share Acceptance Letter or the accompanying ADS Letter of Transmittal, you can contact the Information Agent at the address or telephone number set forth on the back cover of this U.S. Offer to Purchase. You may also contact your broker, or other securities intermediary, or obtain copies of these materials freely available at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE OFFERS

Below we have provided answers to questions that you may have as a U.S. Holder of Common Shares or as a holder of ADSs. Information in this Questions and Answers section is not complete and additional important information is contained elsewhere in this U.S. Offer to Purchase, the accompanying Common Share Acceptance Letter and the accompanying ADS Letter of Transmittal, each of which we urge you to read carefully in its entirety before you make any decision with respect to the U.S. Offer.

Who is offering to buy my Common Shares or ADSs?

NAVER Purchaser, a direct wholly owned subsidiary of NAVER, and SoftBank are jointly offering to buy your Common Shares and ADSs. Each of the Purchasers will purchase 50% of the Common Shares and ADSs tendered into the U.S. Offer (subject to rounding as set forth in the Transaction Documents). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

NAVER is a Korean corporation (jusik hoesa) listed on the Korea Exchange. NAVER is a leading online-services provider in Korea, best known for the most widely used web search engine and portal in Korea, “NAVER” (www.naver.com). As of March 31, 2020, NAVER was composed of 122 group companies (including NAVER). NAVER provides a variety of innovative content as well as advanced technology platforms such as SNOW (video messaging app), NAVER WEBTOON (digital comics platform) and BAND (group social media platform). By focusing on research and development, NAVER is pursuing its strategy to lead new technology trends such as artificial intelligence (“AI”), robotics and mobility. NAVER’s principal executive office is located at 6, Buljeong-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea and the telephone number of NAVER’s principal executive office is +82-1588-3830. See “The U.S. Offer—Section 10. Certain Information Concerning NAVER and NAVER Purchaser.”

NAVER Purchaser is a Japanese corporation (kabushiki kaisha) established on July 12, 2018 for the purpose of engaging in investments in global AI and real estate leasing. NAVER Purchaser’s principal executive office is located at 2-10-44 Kamiosaki, Shinagawa-ku, Tokyo, Japan, and the telephone number of NAVER Purchaser’s principal executive office is +81-3-5422-6400. See “The U.S. Offer—Section 10. Certain Information Concerning NAVER and NAVER Purchaser.”

SoftBank is a subsidiary of SBG, a Japanese corporation (kabushiki kaisha) listed on the First Section of the TSE and a member of the corporate group composed of SBG and, as of March 31, 2019, its 1,302 subsidiaries (including SoftBank) and 423 affiliates (the “SoftBank Group”). The main businesses of the SoftBank Group include its “Consumer” segment for the provision of mobile communications and broadband services and ancillary businesses for individual customers, its “Corporate” segment for the provision of telecommunications services and solutions for corporate customers, its “Distribution” segment for the provision of direct sales and wholesale of IT products, mobile accessories, etc., and the Yahoo Japan business segment for the provision of e-commerce and advertising-related services, etc., and other businesses such as the provision of settlement services and smartphone specialized securities. SoftBank’s principal executive office is located at 1-9-1 Higashi-shimbashi, Tokyo Shiodome Bldg., Minato-ku, Tokyo, Japan and the telephone number of SoftBank’s principal executive office is +81-3-6889-2000. See “The U.S. Offer—Section 11. Certain Information Concerning SoftBank, SBG and SBG Japan.”

Pursuant to the Transaction Documents, NAVER and SoftBank have agreed to, directly or indirectly through one or more affiliates, upon the terms and subject to the conditions set forth therein, conduct the U.S. Offer and the Japan Offer on substantially similar terms. See “Special Factors—Section 10. Summary of the Transaction Documents.”

How many Common Shares and ADSs are the Purchasers offering to purchase in the Offers?

The Purchasers intend to purchase up to 100% of the Common Shares and ADSs of LINE, other than Common Shares or ADSs that the Purchasers or NAVER hold or may, in the future hold, or Common Shares or

ADSs held in treasury by LINE. As of the close of business on March 31, 2020, the last date before publication of this U.S. Offer to Purchase for which information is practically available, LINE had 241,363,642 registered Common Shares issued, of which (i) 2,526,749 were represented by 2,526,749 issued and outstanding ADSs, (ii) 174,992,000 were held by NAVER and (iii) 3,689 were held in treasury by LINE. See “Introduction,” “Special Factors—Section 10. Summary of the Transaction Documents” and “The U.S. Offer—Section 1. Terms of the U.S. Offer.”

How much are the Purchasers offering to pay for my Common Shares or ADSs and what is the form of payment in the U.S. Offer?

We are offering to pay JPY 5,380 per Common Share and per ADS (which, solely for reference purposes, is equivalent to approximately U.S. $50.06 per ADS based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase. All payments to tendering U.S. Holders of Common Shares in the U.S. Offer will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. This is the same price per Common Share payable by the Purchasers to holders of Common Shares tendering into the Japan Offer. All payments to tendering holders of ADSs in the U.S. Offer will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. We will not pay interest on the purchase price for Common Shares or ADSs. Each of the Purchasers will purchase the equivalent of 50% of the Common Shares and ADSs tendered into the U.S. Offer (subject to rounding as set forth in the Transaction Documents). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

How was the offer price for Common Shares and ADSs determined?

The offer price for Common Shares and ADSs was determined in accordance with the Transaction Documents, which is the result of an arms-length negotiation among NAVER, LINE, SoftBank and ZHD. See “Special Factors—Section 1. Background of the Transactions,” “Special Factors—Section 10. Summary of the Transaction Documents” and “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms.”

U.S. securities laws require that consideration offered in the U.S. Offer be at least equal to the consideration offered in the Japan Offer, and that all U.S. Holders of Common Shares and holders of ADSs are offered the same price per Common Share or per ADS, as the case may be. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Japan Offer and the Dual Offer Structure.”

When will I be paid for my Common Shares or ADSs tendered into the U.S. Offer during the Offer Period?

The Purchasers will pay for Common Shares and ADSs validly tendered into, and not properly withdrawn from, the U.S. Offer during the Offer Period (the “Settlement”) promptly after the Expiration Date. Pursuant to Japanese law and regulation, the settlement of the Japan Offer will occur on the fifth Japan business day following the Expiration Date. The Purchasers will complete the Settlement on the same day as the settlement of the Japan Offer. See “The U.S. Offer—Section 2. Acceptance for Payment and Payment.”

Can there be a subsequent offer period? If so, when will such period begin?

No. Japanese law and regulation do not permit a subsequent offer period after the Expiration Date. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Subsequent Offer Period.”

Furthermore, in the event that the Purchasers are unable to acquire all of the Common Shares and ADSs in the Offers, following the consummation of the Offers, any remaining holders of Common Shares or ADSs will be eliminated by a share consolidation of the Common Shares pursuant to the Business Integration Agreement and the Companies Act of Japan (the “Japan Companies Act”) or other available squeeze-out procedures (the “Share Consolidation”) (with the intended result that, following the Share Consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE), and the Common Shares are expected to be de-listed from the TSE two Japan business days prior to the closing of the Share Consolidation and the ADSs are expected be de-listed from the NYSE shortly prior to the closing of the Share Consolidation. Any holder of Common Shares or ADSs subject to the Share Consolidation will receive the same amount per Common Share or per ADS, as applicable, as the Common Share Offer Price or ADS Offer Price, respectively (but subject to, in the case of ADSs, a potentially different exchange rate from the exchange rate used for the settlement of the ADS Offer Price). Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate following the consummation of the Offers and prior to the completion of the Share Consolidation will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. Any holder of Common Shares subject to the Share Consolidation may also be entitled to exercise appraisal and repurchase rights under Japanese law in connection with the consideration to be paid by the Purchasers in the Share Consolidation. Holders of ADSs will only be entitled to exercise appraisal and repurchase rights under Japanese law if they surrender their ADSs to JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and withdraw the Common Shares underlying the ADSs from the ADS program, and become subject to the Share Consolidation as a holder of Common Shares. Holders of Common Shares or ADSs who do not tender into the Offers should consult with their Japanese counsel for further information on their rights in connection with the Share Consolidation. See “Special Factors—Section 12. Appraisal Rights; Rule 13e-3” and “The U.S. Offer—Section 8. Possible Effects of the Offers.”

How will I be paid for my tendered Common Shares or ADSs?

Payment for Common Shares tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price for all Common Shares validly tendered into and not withdrawn from the U.S. Offer with Nomura Securities Co., Ltd. (the “Common Share Receiving and Paying Agent”), who will act as your agent for the purposes of (i) receiving payments from us for your tendered Common Shares and (ii) transmitting (directly or through your broker or other securities intermediary) such payments to you. The Common Share Receiving and Paying Agent will credit the Japan Securities Depository Center, Inc. (“JASDEC”), for allocation by JASDEC to your broker or other securities intermediary, with an amount equal to the aggregate Common Share Offer Price of your tendered Common Shares that we have accepted for payment, less the amount of any fees, expenses and withholding taxes that may be applicable. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

Payment for ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price for all ADSs validly tendered into and not withdrawn from the U.S. Offer with Equiniti Trust Company (the “ADS Tender Agent”), who will act as your agent for the purposes of (i) receiving payments from us for your tendered ADSs and (ii) transmitting (directly or through your broker or other securities intermediary) such payments to you. If you are a registered holder of ADSs, you will receive a check from the ADS Tender Agent for an amount equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment. If you hold ADSs through a broker or other securities intermediary, the ADS Tender Agent will credit The Depository Trust Company (“DTC”), for allocation by DTC to your broker or other securities intermediary, with an amount equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment. In each case, such payments will be less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

We expressly reserve the right to delay acceptance for payment of, or payment for, the Common Shares and ADSs in order to comply, in whole or in part, with any applicable laws or regulations, or to coordinate the settlement of the Japan Offer and the U.S. Offer. All U.S. Holders of Common Shares or holders of ADSs who validly tendered, and did not withdraw, their Common Shares or ADSs into the U.S. Offer prior to 2:30 a.m., New York City time, on the Expiration Date will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. At or prior to the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer.

All payments to tendering U.S. Holders of Common Shares in the U.S. Offer will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. All payments to tendering holders of ADSs in the U.S. Offer will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. Under no circumstances will interest be paid by us on the Common Share Offer Price and ADS Offer Price pursuant to the Offers, regardless of any delay in making such payments. See “The U.S. Offer—Section 2. Acceptance for Payment and Payment,” “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer” and “The U.S. Offer—Section 12. Source and Amount of Funds” for more information.

If I decide not to tender, how will the Offers affect my Common Shares or ADSs?

If you decide not to tender, you will continue to own your Common Shares or ADSs, as applicable. However, once the Offers are completed, the number of Common Shares and ADSs that are publicly held may be significantly reduced and there may no longer be an active trading market for Common Shares or ADSs or the liquidity of any such market may be significantly reduced. It is possible that Common Shares and/or ADSs may fail to meet the criteria for continued listing on the TSE or the NYSE, as applicable. If this were to happen, the Common Shares or ADSs could be de-listed from the TSE or the NYSE by action taken by the respective exchange, as applicable. Further, following the consummation of the Offers, to the extent permitted by applicable law, we intend to:

•	eliminate any remaining holders of Common Shares or ADSs by the Share Consolidation;

•	cause LINE to de-list the Common Shares from the TSE;

•	cause LINE to de-list the ADSs from the NYSE;

•	cause LINE to suspend its reporting obligations and to terminate its registration under the Japanese securities laws and TSE listing rules and under the Exchange Act; and

•

terminate the Deposit Agreement, dated as of July 14, 2016, by and among LINE, the ADS Depositary, and all holders from time to time of American Depositary Receipts (the “ADRs”) issued thereunder (the “ADS Deposit Agreement”).

Such de-listing or deregistration by LINE would substantially reduce the information required to be furnished by LINE to holders of Common Shares and ADSs, and certain provisions of the Japanese securities laws, TSE listing rules, Japanese corporate law and the Exchange Act would no longer apply to LINE. To the extent that LINE de-lists or deregisters the Common Shares and ADSs after the consummation of the Offers, the absence of an active trading market in the U.S. or Japan would reduce the liquidity and market value of your ADSs and the underlying Common Shares.

Any holder of Common Shares or ADSs subject to the Share Consolidation will receive the same amount per Common Share or per ADS, as applicable, as the Common Share Offer Price or ADS Offer Price,

respectively (but subject to, in the case of ADSs, a potentially different exchange rate from the exchange rate used for the settlement of the ADS Offer Price). Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate following the consummation of the Offers and prior to the completion of the Share Consolidation will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly.

For more information, see “The U.S. Offer—Section 8. Possible Effects of the Offers.”

Will the Offers be followed by a squeeze-out of holders of Common Shares and ADSs who have not tendered their Common Shares or ADSs?

Yes. In the event that the Purchasers are unable to acquire all of the Common Shares and ADSs in the Offers, following the consummation of the Offers, any remaining holders of Common Shares or ADSs will be eliminated by the Share Consolidation (with the intended result that, following the Share Consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE). Any holder of Common Shares or ADSs subject to the Share Consolidation will receive the same amount per Common Share or per ADS, as applicable, as the Common Share Offer Price or ADS Offer Price, respectively (but subject to, in the case of ADSs, a potentially different exchange rate from the exchange rate used for the settlement of the ADS Offer Price). Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate following the consummation of the Offers and prior to the completion of the Share Consolidation will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. Any holder of Common Shares subject to the Share Consolidation may also be entitled to exercise appraisal and repurchase rights under Japanese law in connection with the consideration to be paid by the Purchasers in the Share Consolidation. Holders of ADSs will only be entitled to exercise appraisal and repurchase rights under Japanese law if they surrender their ADSs to the ADS Depositary and withdraw the Common Shares underlying the ADSs from the ADS program, and become subject to the Share Consolidation as a holder of Common Shares. Holders of Common Shares or ADSs who do not tender into the Offers should consult with their Japanese counsel for further information on their rights in connection with the Share Consolidation. See “Special Factors—Section 12. Appraisal Rights; Rule 13e-3” and “The U.S. Offer—Section 8. Possible Effects of the Offers.”

Why are the U.S. Offer and the Japan Offer separate from one another?

Japanese law requires that we commence a tender offer in Japan for the purchase of up to 100% of the outstanding LINE Target Securities in connection with the Purchasers’ acquisition of LINE. U.S. securities laws require that we include U.S. Holders of Common Shares and ADSs in the transaction in accordance with U.S. tender offer rules under the Exchange Act. All holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions, may participate in the Japan Offer. We are conducting the U.S. Offer in order to facilitate the participation of U.S. Holders of Common Shares, as well as all holders of ADSs, wherever located. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Japan Offer and the Dual Offer Structure.”

Are the Purchasers offering to pay in the Japan Offer the same price per Common Share offered in the U.S. Offer?

Yes. The price per Common Share payable by the Purchasers to holders of Common Shares tendering their Common Shares into the Japan Offer is the same as the Common Share Offer Price payable by the Purchasers to U.S. Holders of Common Shares tendering their Common Shares into the U.S. Offer. All payments to tendering U.S. Holders of Common Shares into the U.S. Offer will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. All payments to tendering holders of ADSs into the U.S. Offer will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan

Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. See “Introduction” and “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

What are the principal differences between the U.S. Offer and the Japan Offer?

The U.S. Offer is open to only those holders of Common Shares who are U.S. Holders, and for ADS holders, wherever located. The Japan Offer is open to all holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions. The Japan Offer is not open to U.S. Holders. The price per Common Share payable by the Purchasers to holders of Common Shares tendering their Common Shares into the Japan Offer is the same as the Common Share Offer Price payable by the Purchasers to U.S. Holders of Common Shares tendering their Common Shares into the U.S. Offer. However, all payments to tendering U.S. Holders of Common Shares will be in Japanese yen, whether the tender is made into the U.S. Offer or the Japan Offer, while payments to tendering holders of ADSs will be in U.S. dollars with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. Other material terms of the U.S. Offer and the Japan Offer are substantially the same. See “Introduction” and “The U.S. Offer—Section 1. Terms of the U.S. Offer.”

What are the conditions to the U.S. Offer?

The U.S. Offer is not subject to any financing condition or any condition that a minimum amount of Common Shares and/or ADSs are tendered into the Offers. Furthermore, the U.S. Offer will not be subject to the receipt of any approvals from regulatory authorities as all applicable regulatory approvals will have been obtained (or the relevant waiting periods will have expired or been terminated and no orders will have been issued prohibiting the Transactions, including the Offers) prior to the date of publication of the definitive U.S. Offer to Purchase. See “The U.S. Offer—Section 14. Required Regulatory Approvals; Certain Legal Matters.”

The only conditions to the U.S. Offer are (i) the non-existence of certain types of judgments, decisions, orders or other authoritative measures that could impede the consummation of the Offers; and (ii) that the Japan Offer has not been withdrawn and is consummated. See “The U.S. Offer—Section 13. Conditions to the U.S. Offer—Japan Tender Withdrawal Conditions.”

What are the conditions to the Japan Offer?

Under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948) (as amended from time to time, the “FIEA”), once a tender offer has been launched in Japan, tender offerors can only withdraw such commenced Japanese tender offer prior to expiration in certain limited circumstances set forth in the FIEA (“Japan Tender Withdrawal Conditions”), including, among others:

(i)

if the target company or any of its subsidiaries (as defined in the Japan Companies Act) decide to conduct any of the following (subject to certain materiality thresholds): (a) any share exchange (kabushiki-kokan), (b) any share transfer (kabushiki-iten), (c) any company split (kaisha-no-bunkatsu), (d) any merger (gappei), (e) dissolution, (f) filing of a petition for the commencement of bankruptcy proceedings, (g) any reduction of capital, (h) any transfer, acquisition, suspension or abolition of all or part of its business, (i) an application for the de-listing to a stock exchange, (j) any share split, (k) any allocation of shares or share options without consideration, (l) any issuance of new shares or share options, (m) any disposal of treasury shares, (n) granting to outstanding class shares of veto rights or the rights to appoint directors or statutory auditors, (o) any disposal or assignment of material assets and (p) any borrowing of a large sum of money;

(ii)

if the target company becomes subject to any of the following (subject to certain materiality thresholds): (a) the filing of any petition seeking a preliminary injunction against the target company of its business operations or any other equivalent disposition by a person other than the tender offerors or their specially-related parties (as defined in the FIEA), (b) the revocation of any permits, suspension of business or any other disposition equivalent thereto by a governmental authority pursuant to applicable laws and regulations, (c) the filing of any petition for the commencement of bankruptcy proceedings, or the exercise of an enterprise mortgage, against the target company by a person other than the tender offerors or their specially-related parties, (d) the failure to honor any negotiable instrument or check due to the target company’s shortage of payment funds or a decision by a clearinghouse to suspend transactions, (e) the suspension of transactions with the target company by any supplier or customer who represents 10% or more of the total sales or purchases, as applicable, of the target company, other than the tender offerors or their specially-related parties, (f) the incurring of losses of 1% or more of the total assets of the target company as of the end of the most recent fiscal year due to a natural disaster, (g) any legal action brought against the target company by a person other than the tender offerors or their specially-related parties, (h) a de-listing from all stock exchanges on which the target company’s shares are listed and (i) any other event with effects equivalent to those set forth in (a) through (h); and

(iii)

if any tender offeror becomes subject to any of the following: (a) dissolution, (b) a decision to commence bankruptcy proceedings, (c) a filing of a petition for the commencement of bankruptcy proceedings against such tender offeror by a person other than any tender offeror or its specially-related parties and (d) a failure to honor a negotiable instrument or check issued by such tender offeror due to a shortage of payment funds or a decision by a clearinghouse to suspend transactions.

Under the terms of the Transaction Documents, after the commencement of the Japan Offer and prior to 2:30 a.m., New York City time, on the Expiration Date, which is also the expiration time of the Japan Offer, the Purchasers may withdraw the Japan Offer to the extent the Japan Tender Withdrawal Conditions are met, upon mutual consent and after prior discussion with both LINE and ZHD. See “The U.S. Offer—Section 13. Conditions to the U.S. Offer—Japan Tender Withdrawal Conditions.”

Is the U.S. Offer or Japan Offer subject to any financing condition?

No. The Offers are not subject to any financing condition. See “The U.S. Offer—Section 12. Source and Amount of Funds” and “The U.S. Offer—Section 13. Conditions to the U.S. Offer.”

Is the U.S. Offer or the Japan Offer contingent on the tender of a minimum number of Common Shares and ADSs?

No. The Offers are not contingent on the tender of a minimum number of Common Shares and ADSs. See “The U.S. Offer—Section 13. Conditions to the U.S. Offer.”

Do the Purchasers require any approvals from any governmental authorities in order to acquire the Common Shares or ADSs pursuant to the Offers?

No. Under the terms of the Transaction Documents, the commencement of the Offers were subject to the approval or filing under antitrust or competition laws in various jurisdictions, including under the Hart-Scott-

Rodino Antitrust Improvements Act of 1976 (as amended) and the Act concerning Prohibition of Private Monopoly and Maintenance of Fair Trade of Japan (Act No. 54 of 1947, as amended) (the “Antitrust Approvals”), as well as review and approval by relevant governmental authorities in various jurisdictions in connection with foreign investment restrictions in such jurisdictions, including the review or approval by the Ministry of Finance in Japan (the “Investment Restriction Approvals”). However, such Antitrust Approvals and Investment Restriction Approvals will have been obtained before the date of publication of the definitive U.S. Offer to Purchase. See “The U.S. Offer—Section 13. Conditions to the U.S. Offer” and “The U.S. Offer—Section 14. Required Regulatory Approvals; Certain Legal Matters.”

Please note that none of these regulators, the SEC or the Kanto Local Finance Bureau of the Financial Services Agency (the “FSA”) has expressed, or is expected to express, a view with respect to the fairness or merits of the Offers, nor have any of these regulators issued, or is expected to issue, a determination with respect to the accuracy or adequacy of the information contained in this document.

I am a holder of Common Shares. Can I tender my Common Shares into the U.S. Offer?

You may tender Common Shares into the U.S. Offer only if you are a U.S. Holder. Any holder of Common Shares who is not a U.S. Holder may only tender its Common Shares into the Japan Offer. See “The U.S. Offer—Section 1. Terms of the U.S. Offer.”

I am a U.S. Holder of Common Shares. Can I tender my Common Shares into the Japan Offer?

No. The Japan Offer is not open to U.S. Holders of Common Shares.

I am a U.S. Holder of Common Shares. How do I participate in the U.S. Offer?

If you are a U.S. Holder of Common Shares, and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you should (i) instruct your broker or other securities intermediary to instruct its affiliated Japanese standing proxy (jyounin dairi-nin) to deliver the Common Shares you wish to tender through JASDEC to an account with the Common Share Receiving and Paying Agent specified in the Common Share Acceptance Letter, an English translation of which is attached as Exhibit (a)(1)(ii) to the Schedule TO filed by the Purchasers and NAVER with the SEC and (ii) instruct your broker or other securities intermediary to (a) deliver to its affiliated Japanese standing proxy any additional documents required by such affiliated Japanese standing proxy and (b) instruct its affiliated Japanese standing proxy to deliver the Common Share Acceptance Letter (which will be provided in Japanese to the Japanese standing proxy by the Common Share Receiving and Paying Agent) to the Common Share Receiving and Paying Agent at the address of the Common Share Receiving and Paying Agent which will be provided to the Japanese standing proxies by the Common Share Receiving and Paying Agent, in each case of (i) and (ii), to be received prior to 2:30 a.m., New York City time, on the Expiration Date. If you hold Common Shares through a broker or other securities intermediary, you must contact such broker or other securities intermediary and instruct it to deliver the Common Shares you wish to tender on your behalf. Brokers and other securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 2:30 a.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you. See “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

Do NOT send the Common Share Acceptance Letter or any related documents to the Purchasers, NAVER, LINE, the Information Agent, the ADS Depositary or the ADS Tender Agent.

Instruct your broker or other securities intermediary to instruct its Japanese standing proxy to deliver the Common Share Acceptance Letter to the Common Share Receiving and Paying Agent—do NOT send the Common Share Acceptance Letter directly to the Common Share Receiving and Paying Agent.

I am a holder of ADSs. Can I tender my ADSs into the Japan Offer?

A holder of ADSs cannot tender ADSs into the Japan Offer.

For non-U.S. Holders, an alternative to tendering ADSs into the U.S. Offer is to surrender your ADSs to the ADS Depositary, withdraw the Common Shares from the ADS program in which they are deposited and participate directly in the Japan Offer as a holder of Common Shares. See “The U.S. Offer—Section 1. Terms of the U.S. Offer” and “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

I am a registered holder of ADRs evidencing ADSs. How do I participate in the U.S. Offer?

If you are a registered holder of ADRs evidencing ADSs and you intend to tender your ADRs in the U.S. Offer, you should timely send the ADRs, together with a properly completed and duly executed ADS Letter of Transmittal bearing your original signature and all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase. Your ADRs, ADS Letter of Transmittal and all other required documents must be received by the ADS Tender Agent before 2:30 a.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

The accompanying ADS Letter of Transmittal is also available from the Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. For more information about the procedure for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer” or contact the Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to the Purchasers, NAVER, LINE, the Information Agent, the ADS Depositary or the Common Share Receiving and Paying Agent.

I am a registered holder of uncertificated ADSs. How do I participate in the U.S. Offer?

If you hold uncertificated ADSs registered in your name on the books of the ADS Depositary, a properly completed and duly executed ADS Letter of Transmittal bearing your original signature and all other documents required by the ADS Letter of Transmittal must be received by the ADS Tender Agent before 2:30 a.m., New York City time, on the Expiration Date. In some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

The accompanying ADS Letter of Transmittal is also available from the Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. For more information about the procedure for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer” or contact the Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Do NOT send the ADS Letter of Transmittal or any related documents to the Purchasers, NAVER, LINE, the Information Agent, the ADS Depositary or the Common Share Receiving and Paying Agent.

I hold my ADSs through a broker or other securities intermediary. How do I participate in the U.S. Offer?

If you hold your ADSs through a broker or other securities intermediary, you must contact such broker or other securities intermediary and have the broker or other securities intermediary tender your ADSs on your behalf through DTC before 2:30 a.m., New York City time, on the Expiration Date. Further, before 2:30 a.m.,

New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender and (ii) an Agent’s Message (as defined below). DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 2:30 a.m., New York City time, on the Expiration Date to receive instructions to tender ADSs. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

The term “Agent’s Message” means a message transmitted to the ADS Tender Agent by DTC, received by the ADS Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

For more information about the procedures for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer” or contact the Information Agent at the telephone number and address set forth on the back cover of this U.S. Offer to Purchase.

Do the Purchasers have the financial resources to make payment?

Assuming that all outstanding Common Shares (including the Common Shares issuable upon the exercise of Options that are exercisable prior to the Expiration Date) and ADSs, in each case other than those held by NAVER or held in treasury by LINE, are tendered into the Offers, the aggregate purchase price payable by the Purchasers upon the consummation of the Offers would be approximately JPY 372 billion, or U.S. $3.46 billion (based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), excluding related transaction fees, costs and expenses. We do not anticipate that any Options that are currently not exercisable will become exercisable before the Expiration Date. We also do not anticipate that any Convertible Bonds will be converted into Common Shares or tendered into the Japan Offer. Each of the Purchasers will purchase the equivalent to 50% of the Common Shares and ADSs tendered into the Offers (subject to rounding as set forth in the Transaction Documents). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.” Therefore, assuming that all outstanding Common Shares (including the Common Shares issuable upon the exercise of Options that are exercisable prior to the Expiration Date) and ADSs, in each case other than those held by NAVER or held in treasury by LINE, are tendered into the Offers, the aggregate purchase price payable by each of NAVER Purchaser and SoftBank upon the consummation of the Offers would be approximately JPY 186 billion, or U.S. $1.73 billion (based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), excluding related transaction fees, costs and expenses.

NAVER Purchaser intends to finance the Offers with debt, cash on hand, or a combination thereof. In anticipation of the potential need for debt financing, NAVER has received “highly confident” letters from each of Mizuho Bank, Ltd. and Sumitomo Mitsui Banking Corporation on December 18, 2019 and December 19, 2019, respectively, indicating their high confidence of arranging debt financing for NAVER in connection with the Offers.

SoftBank intends to finance the Offers with cash on hand. As of March 31, 2020, SoftBank had cash and cash equivalents in an amount equal to JPY 1,144 billion.

The Offers are not subject to a financing condition. See “The U.S. Offer—Section 12. Source and Amount of Funds” and “The U.S. Offer—Section 13. Conditions to the U.S. Offer.”

Is the financial condition of the Purchasers relevant to my decision to tender into the U.S. Offer?

No. Our financial condition should not be relevant to your decision whether to tender Common Shares or ADSs into the U.S. Offer because:

•	you will receive payment solely in cash for any Common Shares or ADSs that you tender into the Offers;

•	the Offers are for 100% of the outstanding Common Shares and ADSs; and

•	the consummation of the Offers is not subject to any financing condition.

See “The U.S. Offer—Section 12. Source and Amount of Funds” and “The U.S. Offer—Section 13. Conditions to the U.S. Offer.”

What are the U.S. federal income tax consequences to a U.S. holder participating in the U.S. Offer?

A U.S. holder (as defined in “The U.S. Offer—Section 5. Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the U.S. Offer”) that tenders Common Shares or ADSs into the U.S. Offer generally will recognize gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the amount realized (generally the U.S. dollar value of the cash received, as further discussed in “The U.S. Offer—Section 5. Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the U.S. Offer—U.S. Tax Consequences for U.S. Holders Who Tender Common Shares or ADSs Pursuant to the U.S. Offer”) in the U.S. Offer and (ii) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. Gain or loss will be determined separately for each block of Common Shares or ADSs (that is, Common Shares or ADSs acquired at the same cost in a single transaction). Such gain or loss will generally be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one year. The tax consequences to you will depend on your individual situation. We urge you to consult your tax advisor to determine the particular tax consequences to you of the U.S. Offer, including the application and effect of any U.S. federal, state, or local or non-U.S. income and other tax laws. See “The U.S. Offer—Section 5. Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the U.S. Offer.”

What are the Japan tax consequences of participating in the U.S. Offer?

In general, no Japan withholding tax will be levied on the sale of Common Shares or ADSs pursuant to the U.S. Offer.

Upon the sale of Common Shares or ADSs pursuant to the U.S. Offer, any gain recognized by an individual who is not domiciled in or a resident of Japan for tax purposes or by any legal entity that is not incorporated under the laws of, and does not have a permanent establishment in, Japan (a “Non-Japan Holder”) will not be subject to Japan income tax. Upon the sale of ADSs pursuant to the U.S. Offer, any gain recognized by any person who is not a Non-Japan Holder (a “Japan Holder”) will be subject to Japan taxes.

The Japan tax consequences for Non-Japan Holders and Japan Holders who do not tender their Common Shares and/or ADSs pursuant to the U.S. Offer and are subject to the Share Consolidation are generally the same as described above. See “The U.S. Offer—Section 5. Income Tax Considerations—Certain Japan Income Tax Consequences of the U.S. Offer.”

Do the Transaction Documents govern the Offers in any way?

Yes. The Offers are being made pursuant to the Transaction Documents. Subject to the terms and conditions of the Transaction Documents, NAVER and SoftBank have agreed to commence and maintain the Offers, and

LINE has agreed to support the Offers when they are commenced, and recommend that the holders of Common Shares and ADSs tender their Common Shares and ADSs into the Offers.

The Transaction Documents determine, among other things, the scope of the Offers, the Common Share Offer Price and the ADS Offer Price to be offered in the Offers, and the conditions to commencing the Offers. See “Special Factors—Section 10. Summary of the Transaction Documents.” The Transaction Documents include other terms and conditions related to our purchase of Common Shares and ADSs and our plans for LINE after the consummation of the Offers. Except as described in this U.S. Offer to Purchase, those terms and conditions do not impact the Offers or the consideration you would receive if you decide to tender your Common Shares or ADSs. For your information, a copy of the Transaction Documents are publicly available, attached as Exhibit (d)(1) and Exhibit (d)(2) to the Schedule TO filed by the Purchasers and NAVER with the SEC.

See “Introduction,” “Special Factors—Section 2. Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions,” “Special Factors—Section 10. Summary of the Transaction Documents,” “The U.S. Offer—Section 1. Terms of the U.S. Offer” and “The U.S. Offer—Section 13. Conditions to the U.S. Offer.”

What are the views of LINE’s board of directors (the “LINE Board”) and the special committee of LINE (the “Special Committee”) regarding the U.S. Offer?

The Special Committee, which consists solely of the outside directors of LINE with no material conflicts of interest vis-a-vis the Purchasers, NAVER, ZHD or LINE in the sense of having an interest in the Business Integration that was different from, or in addition to, the interest of the minority shareholders of LINE, and who are deemed by LINE to have the experience and qualifications necessary to consider the Business Integration, unanimously concluded that:

(i)	the Business Integration, including the Offers, can be seen as contributing to an increase in LINE’s corporate value and their purpose can be seen as reasonable;

(ii)	the procedures for carrying out the Business Integration, including the Offers, can be seen as having secured fairness;

(iii)

the terms of the Offers and the series of transactions in order to take LINE private (the “Delisting Procedures”) (excluding the prices of the Options and Convertible Bonds in the Offers) can be seen as having secured appropriateness;

(iv)

taking (i) through (iii) together, an expression of support for, or a board resolution in favor of, the Business Integration (including the Delisting Procedures) can be considered not to be adverse to the interests of minority shareholders; and

(v)	it can be considered reasonable for the LINE Board to express support for the Offers, and recommend that holders of Common Shares and ADSs tender their Common Shares and ADSs in the Offers.

The LINE Board, taking into consideration the findings of the Special Committee, the financial analysis and opinion of LINE’s financial advisor, JPMorgan Securities Japan Co., Ltd. (“J.P. Morgan”), and certain other matters described in “Special Factors,” unanimously adopted resolutions expressing its support for the Offers and recommending that holders of Common Shares and ADSs tender their Common Shares and ADSs in the Offers.

See “Special Factors—Section 3. Recommendation by the Board of Directors and the Findings of the Special Committee of LINE.”

Are there any limitations on the number of Common Shares or ADSs that may be tendered by a holder of Common Shares or ADSs into the U.S. Offer?

No. There are no limitations on the number of Common Shares or ADSs that may be tendered into the U.S. Offer by a holder of Common Shares who is a U.S. Holder or by any ADS holder, wherever located.

Holders of Common Shares who are not U.S. Holders cannot tender their Common Shares into the U.S. Offer. However, such holders may tender their Common Shares into the Japan Offer.

Am I entitled to any appraisal, redemption or repurchase rights in connection with the Offers?

Holders of Common Shares or ADSs will not have appraisal rights in connection with the Offers. However, in connection with the Share Consolidation, holders of Common Shares are eligible to demand that LINE purchase Common Shares held by them that would become fractional shares upon the Share Consolidation at a “fair price” in accordance with Article 182-4 of the Japan Companies Act and other relevant laws and regulations. Holders of ADSs will only be entitled to exercise appraisal rights under Japanese law if they surrender their ADSs to the ADS Depositary and withdraw the Common Shares underlying the ADSs from the ADS program, become subject to the Share Consolidation as holders of Common Shares, and meet the requirements that holders of Common Shares exercising appraisal rights are required to meet under Japanese law. Holders of Common Shares or ADSs who do not tender into the Offers should consult with their Japanese counsel for further information on their rights in connection with the Share Consolidation. See “Special Factors—Section 12. Appraisal Rights; Rule 13e-3.”

Furthermore, limited repurchase rights are generally available to shareholders of LINE in certain situations, irrespective of the commencement of the Offers. The Japan Companies Act provides for a unit share system for Japanese corporations (kabushiki kaisha) whereby shares of Japanese corporations that do not comprise a unit are subject to certain restrictions, including restrictions on being sold on the Japanese stock exchanges, including the TSE. The number of shares that comprise a corporation’s unit of shares is set forth in its articles of incorporation, and in the case of LINE, 100 Common Shares constitute a unit (a “Tradeable Unit”). LINE is required by the Japan Companies Act to purchase, when requested by a holder, any Common Shares held by such holder that do not comprise a Tradeable Unit at a price equal to the closing price of shares on the relevant market or markets on the day when the request is served on LINE’s transfer agent (or, if such request is served on a day that is not a trading day, the price at which the next trade of the shares is executed on the relevant market or markets). See “Special Factors—Section 13. Transactions and Arrangements Concerning the Common Shares and Other Securities of LINE—Statutory Put.”

How long do I have to decide whether to tender into the U.S. Offer?

You have until 2:30 a.m., New York City time, on the Expiration Date to tender your Common Shares or ADSs, before which time the Common Share Receiving and Paying Agent (in the case of Common Shares) or the ADS Tender Agent (in the case of ADSs) must receive all documents necessary in accordance with the procedures set forth in this U.S. Offer to Purchase (and in the case of Common Shares, the Common Shares must be delivered through JASDEC to the account of the Common Share Receiving and Paying Agent). We will accept for payment all Common Shares and ADSs validly tendered, and not properly withdrawn, before 2:30 a.m., New York City time, on the Expiration Date, and will pay for such Common Shares and ADSs on the fifth Japan business day following the Expiration Date.

Subject to applicable law, the Offer Period may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. During any of such extensions of the Offer Period, all Common Shares and ADSs tendered in the U.S. Offer and not withdrawn will remain subject to withdrawal rights. All U.S. Holders of Common Shares or holders of ADSs who validly tendered, and did not withdraw, their Common Shares or ADSs into the U.S. Offer prior to 2:30 a.m., New York City time, on the Expiration Date will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Extension.”

Brokers and other securities intermediaries are likely to establish earlier cut-off times and dates to enable the timely tender of Common Shares or ADSs by them, on behalf of their clients, into the Offers. If you hold your Common Shares or ADSs through a broker or other securities intermediary, please check with your broker or other securities intermediary to determine the cut-off time and date that is applicable to you for receipt of your instruction to tender. See “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

Under what circumstances can or must the Purchasers extend the U.S. Offer?

Pursuant to the Transaction Documents, the Offers will run concurrently and will expire on the same day. We expect that the U.S. Offer and the Japan Offer will remain open for the same period of time. Under Japanese law, the offer period for the Japan Offer must not be more than 60 Japan business days, although such 60 Japan business day period may be extended in certain circumstances if the Purchasers amend the tender offer registration statement for the Japan Offer (the “Japan Offer Registration Statement”). The Japan Offer Registration Statement will be amended if there are any changes to the terms of the Offers or other important matters set forth in the Japan Offer Registration Statement, if important events have occurred that are required to be disclosed in the Japan Offer Registration Statement or if an amendment is ordered by the Director-General of the Kanto Local Finance Bureau of the FSA. The Japan Offer must remain open until the lapse of the tenth Japan business day after any such amendment is filed (counting from such filing date).

Under U.S. securities laws, we may extend the U.S. Offer at any time. We will extend the U.S. Offer to the extent required by applicable U.S. securities laws, including if we make a material change to the terms of the U.S. Offer, make a material change in the information concerning the U.S. Offer or waive a material condition of the U.S. Offer. Moreover, we will extend the U.S. Offer so that the Offer Period of the U.S. Offer matches that of the Japan Offer. See “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer—Extension of Offer Period and Amendments.”

How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will notify the ADS Tender Agent and the Common Share Receiving and Paying Agent by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement no later than                     , New York City time, on the Expiration Date as previously scheduled. At or prior to the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Extension.”

If the Purchasers extend the U.S. Offer, will there be changes to the terms of the U.S. Offer?

No, we do not currently plan to change the terms of the U.S. Offer if we extend the U.S. Offer.

If the U.S. Offer is extended, what impact will this have on the Japan Offer?

We expect to conduct the U.S. Offer and the Japan Offer simultaneously and therefore the U.S. Offer and the Japan Offer will expire on the same day. If the U.S. Offer is extended for any reason, we will extend the Japan Offer for the length of the extension of the U.S. Offer, subject to applicable law and regulation, and if the Japan Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Japan Offer. See “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer—Extension of Offer Period and Amendments.”

If the Japan Offer is extended, what impact will this have on the U.S. Offer?

We expect to conduct the U.S. Offer and the Japan Offer simultaneously and therefore the U.S. Offer and the Japan Offer will expire on the same day. If the U.S. Offer is extended for any reason, we will extend the Japan Offer for the length of the extension of the U.S. Offer, subject to applicable law and regulation, and if the Japan Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Japan Offer. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Extension.”

Will the Purchasers provide guaranteed delivery procedures?

No, the Purchasers will not provide guaranteed delivery procedures. You have until 2:30 a.m., New York City time, on the Expiration Date to tender your Common Shares or ADSs, before which time the Common Share Receiving and Paying Agent (in the case of Common Shares) or the ADS Tender Agent (in the case of ADSs) must receive all documents necessary in accordance with the procedures set forth in this U.S. Offer to Purchase (and in the case of Common Shares, the Common Shares must be delivered through JASDEC to the account of the Common Share Receiving and Paying Agent). We will accept for payment all Common Shares and ADSs validly tendered, and not properly withdrawn, before 2:30 a.m., New York City time, on the Expiration Date, and will pay for such Common Shares and ADSs on the fifth Japan business day following the Expiration Date.

Until what time can I withdraw Common Shares or ADSs tendered into the U.S. Offer?

You can withdraw some or all of the Common Shares or ADSs that you previously tendered into the U.S. Offer at any time before 2:30 a.m., New York City time, on the Expiration Date, after which time tenders of Common Shares or ADSs are irrevocable.

If you hold your Common Shares or ADSs through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish a cut-off time and date for receipt of instructions to withdraw previously tendered Common Shares or ADSs that is earlier than 2:30 a.m., New York City time, on the Expiration Date. You should consult your broker or other securities intermediary to determine the specific cut-off times and dates that apply to you. See “The U.S. Offer—Section 4. Withdrawal Rights.”

How do I withdraw tendered Common Shares or ADSs?

If you have tendered Common Shares, you must instruct your broker or other securities intermediary to, through its affiliated Japanese broker or other Japanese securities intermediary, make the withdrawal on your behalf by contacting the Common Share Receiving and Paying Agent or in accordance with the procedures of JASDEC, as applicable, and such notice of withdrawal must be received by the Common Share Receiving and Paying Agent before 2:30 a.m., New York City time, on the Expiration Date.

If you have tendered ADRs evidencing the ADSs, you must properly complete and duly execute a notice of withdrawal for such ADSs, and such notice must be received by the ADS Tender Agent before 2:30 a.m., New York City time, on the Expiration Date.

If you have tendered ADSs through your broker or other securities intermediary, you must instruct your broker or other securities intermediary to make the withdrawal on your behalf by contacting the ADS Tender Agent or in accordance with the procedures of DTC, as applicable, and such notice of withdrawal must be received by the ADS Tender Agent before 2:30 a.m., New York City time, on the Expiration Date.

If you hold Common Shares, or if you hold your ADSs through a broker or other securities intermediary, and if your broker or other securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 2:30 a.m., New York City time, on the Expiration Date, you must contact your broker or other securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures. Please check with your broker or other securities intermediary to determine the cut-off time and date that is applicable to you. See “The U.S. Offer—Section 4. Withdrawal Rights.”

If the Purchasers successfully complete the Offers and the Share Consolidation, what will happen to the LINE Board?

Pursuant to a joint venture agreement between NAVER and SoftBank dated December 23, 2019 (the “JV Agreement”), after the Purchasers successfully complete the Offers and the Share Consolidation, NAVER,

SoftBank, LINE and ZHD will implement the remaining Transactions. Once the Transactions are completed, LINE will become a private joint venture company owned equally by NAVER (directly and/or indirectly through NAVER Purchaser) and SoftBank (the “JV Company”). Pursuant to the terms of the JV Agreement:

•	the JV Company will have a board of directors consisting of five directors, of which three will be appointed by SoftBank and the other two will be appointed by NAVER;

•

effective immediately after the completion of the Transactions, SoftBank will appoint Ken Miyauchi, representative director and President & Chief Executive Officer of SoftBank, Kazuhiko Fujihara, director and Executive Vice President & Chief Financial Officer of SoftBank, and one additional director, and NAVER will appoint Hae Jin Lee, director and chairman of the LINE Board and co-founder and Global Investment Officer of NAVER, and In Joon Hwang, director and Chief Financial Officer of LINE, as directors of the JV Company;

•

effective immediately after the completion of the Transactions, the JV Company will have two representative directors: Ken Miyauchi will assume the position of representative director and President of the JV Company and Hae Jin Lee will assume the position of representative director and chairman of the JV Company’s board of directors; and

•	the JV Company will have two statutory auditors, with SoftBank and NAVER each appointing one.

See “Special Factors—Section 2. Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions.”

Will I have the opportunity to sell my Common Shares or ADSs to the Purchasers after the U.S. Offer is completed if I do not tender my Common Shares or ADSs in the Offers?

No assurance can be given that you will have an opportunity to sell your Common Shares or ADSs to us after the Offers are completed. Once the Offers are completed, the number of Common Shares and ADSs that are publicly held may be significantly reduced and there may no longer be an active trading market for Common Shares or ADSs or the liquidity of any such market may be significantly reduced. It is possible that Common Shares and/or ADSs may fail to meet the criteria for continued listing on the TSE or the NYSE, as applicable. If this were to happen, the Common Shares or ADSs could be de-listed from the TSE or the NYSE by action taken by the respective exchange, as applicable.

In the event that the Purchasers are unable to acquire all of the Common Shares and ADSs in the Offers, following the consummation of the Offers, any remaining holders of Common Shares or ADSs will be eliminated by the Share Consolidation (with the intended result that, following the Share Consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE). The Purchasers intend that any holder of Common Shares or ADSs subject to the Share Consolidation will receive the same amount per Common Share or per ADS, as applicable as the Common Share Offer Price or ADS Offer Price, respectively (but subject to, in the case of ADSs, a potentially different exchange rate from the exchange rate used for the settlement of the ADS Offer Price). Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate following the consummation of the Offers and prior to the completion of the Share Consolidation will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. See “Special Factors—Section 2. Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions” and “Special Factors—Section 10. Summary of the Transaction Documents.”

Will I have to pay any brokerage fees or commissions?

If you hold Common Shares, or if you hold your ADSs through a broker or other securities intermediary, and your broker or other securities intermediary tenders your Common Shares or ADSs, or completes any of the requirements set forth in “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer,” in each case, as instructed by you, your broker or other securities intermediary may charge you a transaction or service fee. You should consult your broker or other securities intermediary to determine whether any charges will apply. See “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

Where can I find more information about NAVER?

You can find more information about NAVER at NAVER’s website at www.navercorp.com/en/. The information on www.navercorp.com/en/ is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

You may also contact the Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

Where can I find more information about SoftBank?

You can find more information about SoftBank at SoftBank’s website at www.softbank.jp/en/corp/. The information on www.softbank.jp/en/corp/ is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

You may also contact the Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

Where can I find more information about LINE?

You can find more information about LINE in the SEC filings for “LINE Corporation” with the CIK#: 0001611820, publicly available through the SEC’s Edgar “Company Filings” search website at www.sec.gov/edgar/searchedgar/companysearch.html or in person at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of reports and other information concerning LINE are also available for inspection at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

You may also find additional information regarding LINE on the website of the TSE, the principal trading market for Common Shares, at www2.tse.or.jp/tseHpFront/JJK020010Action.do? Show=Show. Information about LINE is also publicly available on LINE’s website at linecorp.com/en/. The information on linecorp.com/en/ or www2.tse.or.jp/tseHpFront/JJK020010Action.do?Show=Show is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

Who can I talk to if I have questions about the U.S. Offer?

Please contact the Information Agent at the toll-free number for holders of securities at (833) 503-4127.

TO ALL HOLDERS OF COMMON SHARES WHO ARE U.S. HOLDERS AND

ALL HOLDERS OF AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

LINE CORPORATION:

INTRODUCTION

NAVER J. Hub Corporation, a Japanese corporation (kabushiki kaisha) (“NAVER Purchaser”) and a direct wholly owned subsidiary of NAVER Corporation, a Korean corporation (jusik hoesa) (“NAVER”) listed on the Korea Exchange, and SoftBank Corp., a Japanese corporation (kabushiki kaisha) (“SoftBank”, and together with NAVER Purchaser, the “Purchasers”) listed on the First Section of the Tokyo Stock Exchange (the “TSE”), are jointly offering to purchase (the “U.S. Offer”):

(i)

up to 100% of the outstanding shares of common stock, no par value (collectively, the “Common Shares” and each, a “Common Share”) of LINE Corporation, a Japanese corporation (kabushiki kaisha) (“LINE”) listed on the New York Stock Exchange (the “NYSE”) and the First Section of the TSE and a consolidated subsidiary of NAVER, that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such holders collectively, “U.S. Holders” and each, a “U.S. Holder”) and

(ii)

up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively, the “ADSs” and each, an “ADS”), each ADS representing one Common Share, from all holders, wherever located, at a purchase price of JPY 5,380 per Common Share and per ADS (which, solely for reference purposes, is equivalent to approximately U.S. $50.06 per ADS based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase (this “U.S. Offer to Purchase”) and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. All payments to tendering U.S. Holders of Common Shares pursuant to this U.S. Offer to Purchase will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. This is the same price per Common Share payable by the Purchasers to holders of Common Shares tendering into the Japan Offer (as defined below). All payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. We will not pay interest on the purchase price for Common Shares or ADSs. Each of the Purchasers will purchase the equivalent of 50% of the Common Shares and ADSs tendered into the U.S. Offer (subject to rounding as set forth in the Transaction Documents (as defined below)). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

Simultaneously with the U.S. Offer, the Purchasers are making an offer in Japan in accordance with the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948) (as amended from time to time, the “FIEA”) to purchase up to 100% of the outstanding Common Shares, options for the purchase of Common Shares (the “Options”) and zero-coupon convertible bonds due 2023 and 2025 issued by LINE (the “Convertible Bonds” and, together with the Common Shares, ADSs and Options, the “LINE Target Securities”), from all holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions (the “Japan Offer”, and together with the U.S. Offer, the “Offers”). The offer for Common Shares in the Japan Offer shall be for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.

The U.S. Offer is open to all holders of Common Shares who are U.S. Holders, and to all holders of ADSs, wherever located. A holder of ADSs may participate in the U.S. Offer by delivering its ADSs to Equiniti Trust Company (the “ADS Tender Agent”), and instructing the ADS Tender Agent to tender the ADSs in the U.S. Offer on its behalf. Holders of ADSs who are not U.S. Holders may, as an alternative to tendering ADSs into the U.S. Offer, surrender their ADSs to JPMorgan Chase Bank, N.A. (the “ADS Depositary”) by withdrawing the Common Shares underlying the ADSs from the ADS program and participating directly in the Japan Offer as a holder of Common Shares, in which case the holder needs to allow sufficient time to complete all required steps described in this U.S. Offer to Purchase. The Japan Offer is not open to U.S. Holders. Holders of Common Shares who are not U.S. Holders and holders of Options or Convertible Bonds, wherever located, may not participate in the U.S. Offer, but holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders may tender their respective Common Shares, Options or Convertible Bonds into the Japan Offer. See “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

The Offers do not extend to LINE Target Securities that the Purchasers or NAVER hold or may, in the future, hold, or to Common Shares or ADSs held in treasury by LINE.

The Purchasers will accept for payment Common Shares or ADSs that are validly tendered, and not properly withdrawn, before 2:30 a.m., New York City time, on                      (such deadline, as it may be extended from time to time, the “Expiration Date”).

Assuming that all outstanding Common Shares (including the Common Shares issuable upon the exercise of Options that are exercisable prior to the Expiration Date) and ADSs, in each case other than those held by NAVER or held in treasury by LINE, are tendered into the Offers, the aggregate purchase price payable by the Purchasers upon the consummation of the Offers would be approximately JPY 372 billion, or U.S. $3.46 billion (based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), excluding related transaction fees, costs and expenses. We do not anticipate that any Options that are currently not exercisable will become exercisable before the Expiration Date. We also do not anticipate that any Convertible Bonds will be converted into Common Shares or tendered into the Japan Offer. Each of the Purchasers will purchase the equivalent to 50% of the Common Shares and ADSs tendered into the Offers (subject to rounding as set forth in the Transaction Documents). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.” Therefore, assuming that all outstanding Common Shares (including the Common Shares issuable upon the exercise of Options that are exercisable prior to the Expiration Date) and ADSs, in each case other than those held by NAVER or held in treasury by LINE, are tendered into the Offers, the aggregate purchase price payable by each of NAVER Purchaser and SoftBank upon the consummation of the Offers would be approximately JPY 186 billion, or U.S. $1.73 billion (based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), excluding related transaction fees, costs and expenses.

NAVER Purchaser intends to finance the Offers with debt, cash on hand, or a combination thereof. In anticipation of the potential need for debt financing, NAVER has received “highly confident” letters from each of Mizuho Bank, Ltd. and Sumitomo Mitsui Banking Corporation on December 18, 2019 and December 19, 2019, respectively, indicating their high confidence of arranging debt financing for NAVER in connection with the Offers.

SoftBank intends to finance the Offers with cash on hand. As of March 31, 2020, SoftBank had cash and cash equivalents in an amount equal to JPY 1,144 billion.

The Offers are being made pursuant to the business integration agreement, dated as of December 23, 2019 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Business

Integration Agreement”), by and among NAVER, SoftBank, LINE and Z Holdings Corporation, a Japanese corporation (kabushiki kaisha) (“ZHD”) listed on the First Section of the TSE and a consolidated subsidiary of SoftBank, and the transaction agreement, dated as of December 23, 2019 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Transaction Agreement,” and together with the Business Integration Agreement, the “Transaction Documents”), by and between NAVER and SoftBank. Under the terms of the Transaction Documents, the commencement of the U.S. Offer is subject to the satisfaction or waiver of various conditions, including the receipt of certain regulatory approvals, which conditions will have been satisfied as of the date of publication of the definitive U.S. Offer to Purchase. The consummation of the U.S. Offer is not subject to any financing condition or any condition that a minimum amount of Common Shares and/or ADSs are tendered into the Offers, but is conditioned on the consummation of the Japan Offer. See “The U.S. Offer—Section 13. Conditions to the U.S. Offer” for a discussion of the conditions to the consummation of the U.S. Offer.

In the event that the Purchasers are unable to acquire all of the Common Shares and ADSs in the Offers, following the consummation of the Offers, any remaining holder of Common Shares or ADSs will be eliminated by a share consolidation of the Common Shares pursuant to the Business Integration Agreement and the Companies Act of Japan (the “Japan Companies Act”) or other available squeeze-out procedures (the “Share Consolidation”) (with the intended result that, following the Share Consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE), and the Common Shares are expected to be de-listed from the TSE two Japan business days prior to the closing of the Share Consolidation and the ADSs are expected to be de-listed from the NYSE shortly prior to the closing of the Share Consolidation. See “Special Factors—Section 2. Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions” and “The U.S. Offer—Section 8. Possible Effects of the Offers.”

THIS U.S. OFFER TO PURCHASE AND THE ACCOMPANYING COMMON SHARE ACCEPTANCE LETTER AND ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD CAREFULLY READ EACH OF THESE DOCUMENTS IN ITS ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE U.S. OFFER.

SPECIAL FACTORS

1.	Background of the Transactions

The following chronology summarizes key events and contacts that led to the signing of the Transaction Documents. It does not purport to catalogue every conversation among LINE, ZHD, NAVER and SoftBank (collectively, the “Business Integration Parties” and each, a “Business Integration Party”) and other parties with respect to the Offers and the business integration between LINE and ZHD (the “Business Integration”).

As part of the continuous evaluation of LINE’s businesses and plans, LINE’s board of directors (the “LINE Board”) and senior management regularly considered a variety of potential strategic options and transactions, all in a continued effort to enhance corporate value. Since LINE and its subsidiaries had entered into several business relationships with SoftBank in the past, such as LINE MOBILE Corporation, a joint venture now owned 40.0% by LINE and 60.0% by SoftBank that provides mobile virtual network operator services, and LINE and ZHD had marketed services on each other’s platforms, LINE had been aware of the cultures, capabilities and people of SoftBank and ZHD for a number of years. In connection with the relationship developed while marketing services on each other’s platforms, LINE and ZHD for several years have held meetings or dinners periodically for senior management to discuss potential business collaborations. However, they had not had substantive discussions regarding a transformative transaction prior to the discussions described below.

On March 12, 2019, Takeshi Idezawa (Chief Executive Officer and President of LINE), Jun Masuda (Chief Strategy and Marketing Officer of LINE) and Hideo Fujii (head of O2O and Commerce business of LINE) had a dinner meeting with Kentaro Kawabe (President and Representative Director of ZHD), Takao Ozawa (Director and Executive Vice President of ZHD) and Gen Miyazawa (Executive Vice President of ZHD). At the dinner, one of the topics discussed was the idea of a potential business collaboration between LINE and ZHD, although the attendees did not discuss the specific format of, or method to effect, any such potential business collaboration between LINE and ZHD. The parties expressed interest in having further discussions regarding ways in which LINE and ZHD might work together.

On May 27, 2019, In Joon Hwang (Chief Financial Officer of LINE) met with Kazuhiko Fujihara (Executive Vice President and Chief Financial Officer of SoftBank) as an introductory meeting to discuss, at the suggestion of LINE, a potential business collaboration between LINE and SoftBank group companies, including ZHD.

On June 17, 2019, Mr. Idezawa, Jungho Shin (Representative Director and Chief WOW Officer of LINE) and Mr. Hwang met with Mr. Kawabe, Ryosuke Sakaue (Executive Vice President and Chief Financial Officer of ZHD), Ken Miyauchi (President & Chief Executive Officer of SoftBank) and Mr. Fujihara to engage in preliminary discussions regarding the possibility of a potential business collaboration between LINE and ZHD, including preliminary discussions regarding the possibility of a potential business or strategic alliance.

On June 28, 2019, Mr. Idezawa had additional preliminary discussions with Mr. Kawabe, and during early July 2019, Mr. Idezawa and other members of LINE’s senior management had additional preliminary discussions with senior management at SoftBank and ZHD to discuss potential ways to work together, a timeline for continued conversations regarding a potential business collaboration between LINE and ZHD and the form that such potential business collaboration might take, including a potential joint venture or business integration.

On July 8, 2019, LINE appointed JPMorgan Securities Japan Co., Ltd. (“J.P. Morgan”) as its financial advisor, and Mr. Hwang held an initial meeting with J.P. Morgan on July 10, 2019 regarding potential transactions, including a potential joint venture or business integration with ZHD. In addition, on July 11, 2019, LINE appointed Anderson Mori & Tomotsune (“AMT”) as its Japanese legal advisor and held an information-sharing meeting with J.P. Morgan and AMT the following day.

Throughout the course of July and August 2019, representatives from LINE, along with J.P. Morgan, AMT, KPMG Tax Corporation (“KPMG”), LINE’s tax advisor (appointed by LINE on July 22, 2019), and Shearman & Sterling LLP, LINE’s U.S. legal advisor (“Shearman & Sterling”) (appointed by LINE on August 19, 2019), continued to engage in preliminary discussions with representatives from SoftBank and ZHD regarding various potential transaction structures and related items, including governance and regulatory matters in Japan and the United States and the applicability of regulatory regimes in other jurisdictions, such as the Republic of Korea (“Korea”).

On September 5, 2019, Mr. Idezawa, Mr. Shin, Mr. Hwang and Mr. Hae Jin Lee (in his capacity as Global Investment Officer of NAVER) met with senior management of SoftBank, Mr. Kawabe and other members of senior management of ZHD, as well as Masayoshi Son (Chairman and Chief Executive Officer of SoftBank Group Corp. (“SBG”)) to discuss the rationale for a potential business combination between LINE and ZHD. While acknowledging that there would be a number of structuring and other aspects to be resolved for any particular business transaction, the parties expressed interest in continuing discussions.

On September 11, 2019, representatives from LINE’s and SoftBank’s deal teams, LINE’s financial, legal and tax advisors, as well as SoftBank’s financial advisor, Mizuho Securities Co., Ltd. (“Mizuho”), its Japanese legal advisor, Nagashima Ohno & Tsunematsu (“NO&T”) and its tax advisor, PwC Tax Japan (“PwC”), met to discuss legal and other matters relating to the timing and structuring of a potential transaction. Details of the meeting were shared with the Chief Financial Officers of LINE, SoftBank and ZHD the following day, and representatives of LINE, SoftBank and ZHD discussed outstanding transaction topics, including the timing and structuring of a potential transaction.

On September 17, 2019, Mr. Hwang, representatives of LINE’s and NAVER’s deal teams, as well as LINE’s financial and Japanese legal advisors and NAVER’s financial advisor, Deutsche Securities Korea Co. (“Deutsche Bank”), and Japanese legal advisor, Nishimura & Asahi, had a meeting at which representatives of LINE summarized the preliminary discussions with ZHD and SoftBank to date, the potential transaction structures under discussion, and actions NAVER would need to take in order for the potential transaction to be executed under the contemplated structures.

On September 19, 2019, representatives of the Business Integration Parties’ deal teams, as well as J.P. Morgan, ZHD’s financial advisor, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Morgan Stanley”), Deutsche Bank, Mizuho, and ZHD’s Japanese legal advisor, Mori Hamada & Matsumoto, attended a meeting to align on the process and preparation required to pursue a potential transaction.

On September 20, 2019, representatives of LINE, NAVER and SoftBank, as well as their respective financial advisors, LINE’s legal advisors, NO&T and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), SoftBank’s U.S. legal advisor, met to discuss outstanding matters relating to the timing and structuring of the potential transaction and potential next steps. The attendees discussed a proposed series of transactions that would result in the integration of the businesses of LINE and ZHD under a single holding company, a controlling stake of which would be owned by a joint venture between NAVER and SoftBank. This proposed series of transactions would commence with a joint tender offer by NAVER and SoftBank to acquire all outstanding Common Shares and ADSs with the purpose of taking LINE private. Later that day, representatives of LINE’s deal team and J.P. Morgan met with representatives of ZHD’s deal team and Morgan Stanley to discuss the timeline for exchanging LINE’s and ZHD’s business projections.

On September 24, 2019, LINE’s management informed the independent members of the LINE Board that LINE’s management was preliminarily considering a potential business combination with ZHD.

On September 25, 2019, the LINE Board was formally notified by LINE’s management that it was in the process of evaluating a potential business combination with ZHD, and the LINE Board expressed its approval of management continuing discussions with the other Business Integration Parties.

On the same day, representatives of LINE, NAVER and SoftBank, as well as their respective financial and legal advisors, attended a conference call to discuss the structuring and timing of a potential transaction.

On September 27, 2019, the Chief Financial Officers of LINE, SoftBank and ZHD held a meeting to discuss the results of the LINE Board meeting and the structuring and timing discussions that transpired on September 25, 2019.

On October 3, 2019, the Chief Financial Officers of LINE and SoftBank, as well as representatives from LINE’s and SoftBank’s deal teams and their respective financial advisors, met and agreed to instruct their respective legal advisors to begin drafting a preliminary non-binding memorandum of understanding among the Business Integration Parties concerning the potential transaction (the “Business Integration MOU”). However, LINE and SoftBank acknowledged that there were still a number of pending matters that would need to be addressed before the parties would be prepared to submit the potential transaction to their respective boards for deliberation. In addition, NAVER and SoftBank each instructed their respective legal advisors to begin drafting a preliminary non-binding memorandum of understanding between NAVER and SoftBank concerning the potential transaction (the “Transaction MOU” and, together with the Business Integration MOU, the “MOUs”).

On October 4, 2019, representatives from LINE’s and SoftBank’s deal teams, their respective financial and legal advisors and PwC met to discuss the timeline for drafting the MOUs and further advancing discussions relating to the timing and structuring of the potential transaction.

On October 7, 2019, LINE and ZHD provided each other, NAVER, SoftBank and the Business Integration Parties’ advisors with virtual data room access for the purpose of conducting due diligence.

Beginning on the same day, and over the course of the following weeks, representatives of NAVER’s and SoftBank’s deal teams and their respective financial and legal advisors began a series of meetings to discuss the status of and preparation for the potential transaction, as well as pending action items.

Also beginning that day, and over the course of the following weeks, the Business Integration Parties and each of their respective advisors continued due diligence, with LINE and ZHD holding management presentations and interviews for the Business Integration Parties and their respective advisors.

On October 10, 2019, Mr. Hwang, representatives of LINE’s and NAVER’s deal teams and their respective financial advisors had a meeting to discuss progress on the evaluation of the potential transaction and the apportionment of ownership in the potential integrated company between NAVER and SoftBank. Later that day, representatives of the Business Integration Parties’ deal teams and their respective financial and legal advisors began a series of meetings to discuss the status of the Business Integration Parties’ evaluation of, and preparation for, the potential transaction, as well as pending action items.

On October 11, 2019, the Chief Financial Officers of LINE, ZHD and SoftBank, their respective financial advisors and representatives of the Business Integration Parties’ deal teams met to further discuss, among other things, potential transaction structures and potential antitrust approval requirements, as well as the progress of due diligence. Later that day, representatives of LINE’s and NAVER’s deal teams, as well as their respective financial advisors and Japanese legal advisors, met to discuss the scope of the preliminary term sheets.

On the same day, first drafts of the preliminary term sheets for the Business Integration were circulated among the parties. Each party and its advisors reviewed and negotiated the terms of the preliminary term sheets over the next four weeks.

On October 15, 2019, the LINE Board resolved to establish a special committee comprising LINE’s three outside directors, Tadashi Kunihiro, Koji Kotaka and Rehito Hatoyama (the “Special Committee”), having determined that each member of the Special Committee was independent of the Business Integration Parties and SBG, did not have an interest in the potential transaction that was different from, or in addition to, the interests of the minority shareholders of LINE and had the experience and qualifications necessary to consider the

Business Integration. The LINE Board so resolved because the successful execution of the transaction would require approval from NAVER, and thus there was a potential for conflicts of interest, as well as information asymmetries between NAVER and LINE’s minority shareholders. The LINE Board requested the Special Committee to consider: (i) whether engaging in the potential transaction had a rational purpose and would contribute to an increase in LINE’s corporate value, (ii) the fairness of the procedures for carrying out the potential transaction, (iii) whether the terms of the potential transaction were appropriate and (iv) whether the potential transaction would be adverse to the interests of LINE’s minority shareholders. The LINE Board authorized the Special Committee to, among other things, retain its own legal and financial advisors.

On October 16, 2019, representatives of LINE’s and ZHD’s deal teams, their respective financial advisors and Japanese legal advisors, and Shearman & Sterling met to discuss progress in the preparation of LINE’s and ZHD’s business projections, as well as structuring matters for the potential transaction. Later that day, Mr. Idezawa and Mr. Kawabe met, together with representatives of each company’s deal team, to discuss at a high level medium- to long-term investment plans for the potential combined company post-integration, as well as who might be made responsible for product innovation at the potential combined company.

On October 17, 2019, the Chief Financial Officers of LINE, SoftBank and ZHD, as well as representatives of the respective companies’ deal teams and their respective financial advisors, met to discuss, among other things, the progress of discussions between LINE and ZHD, as well as the status of the MOUs. That evening, representatives of the Business Integration Parties’ deal teams and their respective financial and Japanese legal advisors, as well as Shearman & Sterling, Simpson Thacher and NAVER’s U.S. legal advisor, Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), met to discuss progress on the preliminary term sheets and other steps in preparation for the potential transaction.

On October 18, 2019, ahead of seeking guidance about the potential transaction from various government entities, including the Kanto Local Finance Bureau, in November 2019, representatives of LINE’s, ZHD’s and SoftBank’s deal teams, as well as Morgan Stanley and Mizuho, met to discuss actions to be taken with respect to external communications in respect of a potential transaction.

Later that day, the Special Committee held its first meeting, attended by Mr. Kotaka and Mr. Hatoyama of the Special Committee, one of LINE’s corporate auditors, Mr. Hwang, representatives from LINE’s deal team, J.P. Morgan, AMT and Shearman & Sterling. The deal team and LINE’s advisors reviewed potential conflicts of interest in the potential transaction and steps that could be taken to mitigate such conflicts and secure fairness for the minority shareholders. Thereafter, the Special Committee members, representatives of LINE and LINE’s advisors engaged in a discussion regarding various matters, including the fairness opinion that LINE would obtain from J.P. Morgan, expected disclosures concerning the potential transaction, the actions that the Special Committee may engage in, including those that would be dependent on the structure of the potential transaction, and the potential valuation of the Common Shares at the time of the signing of the Business Integration Agreement. Representatives from LINE’s deal team and LINE’s advisors also provided the Special Committee with further information on the background of negotiations with respect to the potential transaction, possible structures of the potential transaction, the contemplated timeline for the potential transaction and the matters to be reviewed by the Special Committee.

On October 21, 2019, representatives of LINE’s, SoftBank’s and ZHD’s deal teams, along with their respective financial advisors, as well as representatives of Deutsche Bank and KPMG, met to discuss the business projections for LINE and ZHD and underlying assumptions.

On October 23, 2019, Mr. Hwang, representatives of LINE’s deal team, J.P. Morgan, AMT and Shearman & Sterling met with Mr. Kunihiro to provide him with a summary of the discussions with the Special Committee and to respond to his queries.

Later that day, LINE’s and ZHD’s deal teams, their respective financial and Japanese legal advisors and Shearman & Sterling met to discuss progress on due diligence, as well as to finalize plans to address external communications and to further discuss certain matters relating to the timing and structuring of the potential transaction. Following that meeting, representatives of the Business Integration Parties’ deal teams, their respective Japanese legal advisors, as well as Shearman & Sterling, held a meeting to discuss the preliminary term sheets for the Business Integration, including a preliminary term sheet for the Business Integration MOU. Drafting responsibility for various documents to be based on the preliminary term sheets, including the MOUs, was allocated to the respective Japanese legal advisors of each party. Beginning that day, and continuing over the course of the following weeks, the Business Integration MOU was drafted and negotiated among the Business Integration Parties and their respective Japanese legal advisors, and the Transaction MOU was drafted and negotiated among NAVER and SoftBank and their respective Japanese legal advisors.

On October 24, 2019, representatives of LINE’s and NAVER’s deal teams and their respective Japanese legal advisors had further discussions regarding the preliminary term sheets. Later that day, representatives of the Business Integration Parties’ deal teams and their respective financial and Japanese legal advisors, as well as Shearman & Sterling and Cleary Gottlieb, held a meeting to confirm the overall schedule and outstanding tasks ahead of potentially signing the Business Integration MOU and to begin preparations for drafting press releases regarding the potential transaction.

On October 25, 2019, the Chief Financial Officers of LINE and SoftBank, as well as representatives of LINE’s, SoftBank’s and NAVER’s deal teams and the financial advisors of NAVER and SoftBank, met to discuss updates to the potential transaction. Following this, representatives of LINE’s and ZHD’s deal teams, as well as their respective financial and Japanese legal advisors, met to continue negotiating the terms of the MOUs.

On October 28, 2019, the Special Committee met, with all Special Committee members, LINE’s three corporate auditors, Hitoshi Kurasawa, Noriyuki Uematsu and Yoichi Namekata, Mr. Idezawa, Mr. Hwang, representatives from LINE’s deal team and LINE’s financial and legal advisors attending. Representatives of LINE’s deal team distributed a five-year business plan (the “Five-Year Plan”) prepared by LINE’s management, and the parties discussed LINE’s business projections. LINE’s management summarized the outlook of LINE under the Five-Year Plan.

On October 29, 2019, representatives of LINE’s and ZHD’s deal teams, along with their respective financial and Japanese advisors, as well as Shearman & Sterling, discussed progress on due diligence.

On October 31, 2019, the Chief Financial Officers of LINE, ZHD and SoftBank, their respective deal teams, as well as representatives of NAVER’s deal team, and each Business Integration Party’s financial advisor, met to discuss the status and outstanding matters related to the potential transaction.

On November 6, 2019, representatives of LINE’s deal team, as well as the respective financial and legal advisors of LINE and NAVER held a meeting to discuss, on a preliminary basis, the steps that might need to be taken, and LINE’s and NAVER’s options, with respect to the Convertible Bonds in connection with the contemplated Business Integration.

Later that day, LINE and ZHD, their respective financial and Japanese legal advisors, as well as Shearman & Sterling, met to discuss progress with due diligence.

On November 7, 2019, the Chief Financial Officers of LINE, SoftBank and ZHD, representatives of their respective deal teams, a representative of NAVER’s deal team, as well as the Business Integration Parties’ respective financial advisors, met to discuss the preliminary term sheets regarding the potential transaction and the treatment of the Options in any potential transaction, among other matters.

On November 8, 2019, the Special Committee met, with all Special Committee members, a candidate potentially to be considered as financial advisor to the Special Committee (“Candidate A”), the Special

Committee’s Japanese legal advisor, Nakamura, Tsunoda & Matsumoto (“NTM”) (appointed by the Special Committee on November 8, 2019), White & Case Registered Foreign Lawyers’ Office (Gaikokuho Jimu-Bengoshi Jimusho) / White & Case (Gaikoku-Kyodo-Jigyo) (“White & Case”) (formally appointed as U.S. legal advisor to the Special Committee on November 12, 2019), Mr. Hwang, representatives of LINE’s deal team and LINE’s financial and legal advisors attending. The Special Committee and attendees discussed the review and decision-making process for the potential transaction, potential business efficiencies to be gained in LINE’s advertisement, commerce, AI, payment and O2O (Online-to-Offline)/OMO (Online Merges with Offline) businesses through the potential transaction, as well as the investments that would be required to realize such efficiencies and the status of discussions concerning the potential transaction.

During such discussion, it was explained that because Mr. Lee concurrently serves as the Global Investment Officer of NAVER and the Chairman of the LINE Board, he would not participate in the evaluation, negotiation or voting by the LINE Board with respect to the potential transaction in order to avoid any potential appearance of a conflict of interest. The attendees also discussed whether Mr. Shin should be included in the review and decision-making process with respect to the potential transaction since Mr. Shin served in several roles at NAVER from June 2005 to April 2013, including as head of Japan services, and was then serving in the role of Representative of the Search and Clova Company-in-Company (“CIC”) of NAVER. A member of the deal team explained that Mr. Shin had never been involved, nor was he in a position to participate, in NAVER’s investment decisions with respect to the potential transaction. It was further explained that Mr. Shin would deliver to LINE a letter confirming that he would not exchange any information with NAVER with respect to the Business Integration. A member of the deal team also explained that Mr. Shin’s involvement in reviewing the potential transaction was necessary given that he founded LINE, created the business model of the LINE messaging application, which is the core of LINE’s business, and was intimately involved in product development and that his non-involvement would likely be detrimental to LINE. Having taken such factors into consideration, all members of the Special Committee agreed that they had no objection to Mr. Shin’s involvement in LINE’s review and decision-making process with respect to the potential transaction. In addition, the Special Committee appointed Mr. Hatoyama as the chair of the Special Committee.

On November 11, 2019, the Chief Financial Officers of the Business Integration Parties, as well as their respective deal teams and financial advisors, met to discuss, among other things, the progress on drafting of the MOUs and treatment of the Convertible Bonds. Later that day, the respective investor relations and public relations teams of the Business Integration Parties, as well as their respective financial advisors, attended a meeting to discuss external communications concerning the potential transaction.

On November 12, 2019, SoftBank sent the first draft of the Business Integration MOU to LINE, ZHD and NAVER, and each party reviewed and provided comments to SoftBank over the following two days.

On November 13, 2019, the Special Committee met, with all Special Committee members, Candidate A, the Special Committee’s legal advisors, LINE’s corporate auditors, Mr. Hwang, representatives of LINE’s deal team and LINE’s financial and legal advisors attending. The Special Committee received an update on the progress of the discussions and timeline for, and remaining outstanding items relating to, the potential transaction. Subsequently, the Special Committee and other attendees discussed, and the Special Committee concluded, that the Special Committee should obtain independent financial analyses and an opinion from its own financial advisor. The Special Committee stated that it had been reviewing qualitative aspects of the potential synergies of the potential transaction, but that it also believed it prudent to take into account any negative impact caused by not proceeding with the potential transaction. After the above discussions, the Special Committee members, LINE’s deal team and NTM discussed the operation of the Special Committee meetings going forward and the approach to selecting a financial advisor to the Special Committee.

Subsequent to the Special Committee meeting, the Chief Financial Officers of the Business Integration Parties, as well as their respective deal teams and financial advisors, met to discuss major open items on the documentation for the potential transaction.

Later that day, news of the potential transaction was reported in various media outlets. That night, Mr. Idezawa, Mr. Masuda, LINE’s deal team and ZHD’s senior management and deal team had discussions regarding such media reports, and decided that each of LINE and ZHD would issue a separate press release the following day confirming that the parties were exploring a potential transaction, but that no agreement had yet been reached. They also agreed to accelerate negotiations of the documentation for the potential transaction. Members of senior management of the Business Integration Parties, including the Chief Executive Officer of LINE, the Chief Financial Officer of SoftBank and the Chief Executive Officer and Chief Financial Officer of ZHD, as well as representatives of the Business Integration Parties’ respective deal teams and investor relations and public relations teams, also met to discuss responses to market rumors.

On November 14, 2019, a revised draft of the Business Integration MOU was circulated among the parties. Each party and its advisors continued to review and negotiate the terms and conditions of the Business Integration MOU over the course of the following two days, and further revised drafts of the Business Integration MOU were sent to the Business Integration Parties on November 14 and 15, 2019.

On November 15, 2019, Sang-Jin Park (Chief Financial Officer of NAVER) and Mr. Fujihara agreed on proposing to LINE an offer price of JPY 5,200 per Common Share and per ADS, subject to approval of the respective boards of NAVER and SoftBank.

On the same day, the Business Integration Parties’ deal teams reached agreement on a final draft of the Business Integration MOU, pending approval of their respective boards. NAVER’s and SoftBank’s deal teams separately reached agreement on a final draft of the Transaction MOU, pending approval of their respective boards.

On November 17, 2019, an extraordinary meeting of the LINE Board was held. The LINE Board and representatives of LINE’s deal team met to discuss, among other things, the transaction structure, the results of due diligence, the governance of the potential combined company to result from the Business Integration, the draft Business Integration MOU and the status of negotiations among the parties.

On the same day, the respective boards of directors of NAVER and SoftBank held meetings to approve the joint submission of a non-binding letter of intent to LINE with a proposal to jointly acquire, directly or indirectly through one or more affiliates, all outstanding Common Shares and ADSs in a tender offer at an offer price of JPY 5,200 per Common Share and per ADS in order to effect the Business Integration, subject to negotiation and execution of definitive agreements for the potential transaction. The respective boards of NAVER and SoftBank also approved executing the MOUs.

In the morning of November 18, 2019, after receiving approval from their respective boards on November 17, 2019, NAVER and SoftBank jointly submitted to LINE the non-binding letter of intent and requested that LINE enter into the Business Integration MOU to, among other things, signal its intent to consummate the potential transaction, subject to agreement on open items, including the offer price.

An extraordinary meeting of the LINE Board was held the same day in order to consider the non-binding letter of intent. The LINE Board reviewed and discussed the non-binding letter of intent and the final draft of the Business Integration MOU, among other documents, and unanimously passed a resolution approving entry into, among other documents, the Business Integration MOU.

Following a review of the non-binding letter of intent and discussions with LINE’s management and the Special Committee members, the LINE Board further resolved to amend the matters about which to consult the Special Committee to the following: (i) whether engaging in the potential transaction had a rational purpose and would contribute to an increase in LINE’s corporate value, (ii) the fairness of the procedures for carrying out the potential transaction, (iii) whether the terms of the potential transaction were appropriate, (iv) whether the potential transaction would be adverse to the interests of LINE’s minority shareholders, and (v) whether it would be reasonable for the LINE Board to express support for the proposed tender offer and recommend that LINE’s shareholders tender their Common Shares and ADSs in such tender offer. The LINE Board also resolved on such date that, when making a decision with respect to the Business Integration, including the proposed tender offer, it would not express support for the Business Integration without findings in support of the matters noted above from the Special Committee.

Following the LINE Board meeting, the Business Integration Parties executed and announced entry into the Business Integration MOU and other non-binding documentation related to the proposed Business Integration. NAVER and SoftBank also executed and announced entry into the Transaction MOU.

On the same day, the Business Integration Parties’ Japanese legal advisors discussed and agreed on the allocation of drafting responsibility for the Transaction Documents and other agreements related to the proposed Business Integration and began drafting the Transaction Documents.

On November 19, 2019, the Special Committee met, with all Special Committee members, the Special Committee’s legal advisors, Mr. Hwang, representatives of LINE’s deal team and its financial and legal advisors attending. The Special Committee and other attendees discussed matters related to the proposed tender offer from NAVER and SoftBank set forth in the non-binding letter of intent, including the Special Committee’s determination to appoint, and obtain an opinion from, its own financial advisor. The Special Committee concluded that in general, LINE’s deal team should negotiate directly with NAVER and SoftBank, and that the Special Committee’s role would be to confirm LINE’s negotiation positions and strategy in advance, receive timely updates regarding the status of negotiations, and express its views and provide instructions and requests to LINE’s management as necessary. The Special Committee and other attendees also discussed the independence of the advisors to the Special Committee. The Special Committee confirmed with NTM and White & Case their respective relationships with the Business Integration Parties and certain of such parties’ affiliates and that such firms had not identified any material relationships that would impair their respective independence.

On November 21, 2019, the Special Committee met, with all Special Committee members, the Special Committee’s legal advisors, Mr. Hwang and representatives of LINE’s deal team attending. The Special Committee and other attendees discussed certain matters the Special Committee should confirm with LINE’s senior management, including the reasons for conducting the series of proposed transactions necessary to realize the proposed Business Integration, whether alternative transactions were considered, the structure of the Business Integration, the anticipated governance structure of the potential combined company resulting from the proposed Business Integration, and anticipated synergies of the proposed Business Integration. The Special Committee decided to request explanations from LINE on the matters mentioned above at the next Special Committee meeting as well as to conduct an interview with NAVER, SoftBank and ZHD to better understand their rationale for entering into the proposed Business Integration and how NAVER and SoftBank arrived at the proposed offer price. At the Special Committee’s request, White & Case explained certain U.S. disclosure requirements with respect to the proposed Business Integration. Subsequently, matters related to negotiations with NAVER and SoftBank were discussed. At the request of the Special Committee for comparison, although LINE is incorporated in Japan, White & Case explained the fiduciary duties and obligations of special committees of Delaware corporations in U.S. tender offers, and NTM explained a Japanese company’s fiduciary duties and obligations under Japanese law. The Special Committee confirmed its view that, as decided in the previous meeting, while LINE’s senior management would be in charge of negotiations, the Special Committee would consider and confirm LINE’s negotiation positions and strategy in advance, express its views, provide instructions and make requests of LINE’s management.

On the same day, representatives of the Business Integration Parties’ deal teams and their respective advisors attended a meeting at which they discussed the timeline for the proposed Business Integration and various related considerations, including those pertaining to LINE’s Convertible Bonds in the event the proposed Business Integration were to proceed.

On November 22, 2019, the Special Committee met, with all Special Committee members, another candidate potentially to be considered as financial advisor to the Special Committee, the Special Committee’s legal advisors, Mr. Hwang, other representatives of LINE’s senior management, representatives of LINE’s deal team and LINE’s financial and legal advisors attending. The Special Committee and other attendees discussed, among other things, the independence of LINE’s advisors and other outstanding items. In addition, the Special Committee confirmed with each of J.P. Morgan, AMT and Shearman & Sterling their respective relationships with the Business Integration Parties and certain of such parties’ affiliates and that such firms had not identified any material relationships that would impair their respective independence. In the meeting, the Special Committee and its advisors also conducted an interview of LINE’s senior management, inquiring about the financial aspects and structuring of the proposed Business Integration, the reasons for conducting the proposed Business Integration, the anticipated synergies, the impact on LINE’s existing business partners resulting from the proposed Business Integration and alternatives to the proposed transaction, including remaining a stand-alone listed company.

On November 25, 2019, the first draft of the Business Integration Agreement was circulated among the parties. Each party, with assistance from its respective advisors, reviewed and negotiated the terms and conditions of the agreement over the course of the following four weeks. On the same day, the first draft of the Transaction Agreement was circulated to NAVER and SoftBank. NAVER and SoftBank, with assistance from their respective advisors, reviewed and negotiated the terms and conditions of the Transaction Agreement over the course of the following four weeks.

On November 27, 2019, the Special Committee met, with all Special Committee members, Merrill Lynch Japan Securities Co., Ltd. (“BofA Securities”), the Special Committee’s legal advisors, LINE’s corporate auditors, Mr. Hwang and representatives of LINE’s deal team attending, to discuss the potential engagement of BofA Securities as financial advisor to the Special Committee. The Special Committee explained that it had interviewed several other financial advisor candidates to date, reviewing such candidates’ qualifications as well as their independence and potential conflicts of interest. The Special Committee then engaged in extensive discussions with BofA Securities regarding its potential engagement. Also at this meeting, the Special Committee and other attendees discussed the Special Committee’s negotiation position and strategy and the interviews to be held among the Special Committee and NAVER, SoftBank and ZHD on December 5, 2019, including the questions that the Special Committee would ask each party.

On the same day, the Business Integration Parties conducted additional due diligence regarding the representations in the Business Integration Agreement and related matters.

On November 28, 2019, the Chief Financial Officers of LINE, SoftBank and ZHD as well as representatives of the Business Integration Parties’ respective deal teams met to discuss the transaction timeline and outstanding items. Later that day, representatives of the Business Integration Parties and their respective advisors had another meeting to discuss the contemplated timeline for the targeted execution of the Business Integration Agreement and various matters, including those relating to LINE’s outstanding Convertible Bonds in the event the proposed Business Integration were to proceed.

On November 29, 2019, the Special Committee met, with all Special Committee members, BofA Securities, the Special Committee’s legal advisors, LINE’s corporate auditors, Mr. Hwang and representatives of LINE’s deal team attending. The Special Committee at this time reviewed information provided by BofA Securities at the request of the Special Committee regarding material relationships during the past two years between (i) BofA Securities and certain of its affiliates, on the one hand, and (ii) either LINE, NAVER, SBG, or ZHD, on the other hand. BofA Securities also advised the Special Committee regarding its internal policies regarding the engagement. The Special Committee and its advisors then further discussed this information. After consideration, the Special Committee unanimously selected BofA Securities as its financial advisor based on, among other reasons, the firm’s experience in evaluating companies in the communications and internet media sectors, its experience in advising special committees, its reputation in the investment community, the Special Committee’s assessment, based on the information provided, of BofA Securities’ ability to provide independent advice to the Special Committee and the Special Committee’s confidence in the capabilities of the members of the BofA

Securities team. The Special Committee and BofA Securities executed a formal engagement letter on December 13, 2019. Also at this meeting, the Special Committee and other attendees discussed the questions to ask NAVER, SoftBank and ZHD at the interviews to be held by the Special Committee on December 5, 2019, as well as LINE’s negotiation positions and strategy, and the contemplated timeline leading up to the targeted execution of the Business Integration Agreement. Later that same day, representatives of LINE’s and ZHD’s deal teams, as well as their respective Japanese legal advisors, had a meeting to discuss antitrust and other Japanese legal aspects of the proposed Business Integration.

On December 3, 2019, the Special Committee met, with all Special Committee members, the Special Committee’s financial and legal advisors, one of LINE’s corporate auditors, Mr. Hwang and representatives of LINE’s deal team attending. The Special Committee and the other attendees discussed BofA Securities’ engagement letter, items related to negotiations with NAVER and SoftBank, and the list of questions that the Special Committee planned to ask NAVER, SoftBank and ZHD at the interviews to be held by the Special Committee on December 5, 2019. Based on conversations between the attendees (other than BofA Securities, which, in light of its recent engagement, had not yet provided its preliminary financial perspectives), the Special Committee believed that it would likely ask that the offer price be increased in any case given the Special Committee’s responsibility to advocate for minority shareholders.

On December 5, 2019, the Special Committee met, with all Special Committee members in attendance, together with the Special Committee’s financial and legal advisors, Mr. Hwang, representatives of LINE’s deal team and its financial and legal advisors, in order to hold interviews with representatives of ZHD, NAVER and SoftBank. The Chief Executive Officer of ZHD, Chief Financial Officers of ZHD, NAVER and SoftBank, representatives of NAVER’s and SoftBank’s deal teams and financial advisors of ZHD, NAVER and SoftBank also attended portions of the Special Committee’s meeting. The Special Committee first met with the Chief Financial Officers and representatives of NAVER and SoftBank together, as well as their respective financial advisors, followed by SoftBank only, then NAVER only and lastly with ZHD only. During these meetings, the Special Committee asked for information regarding, among other matters, the reasons for proposing the tender offer price of JPY 5,200 per Common Share and per ADS, whether a majority-of-the-minority condition could be established, alternatives to the proposed Business Integration, proposed deal synergies and NAVER’s and SoftBank’s plans for LINE subsequent to a successful tender offer.

Later that day, the Chief Financial Officers of LINE, NAVER and SoftBank, as well as representatives of their respective deal teams, had a meeting at which Mr. Hwang requested an increase in the proposed tender offer price.

On December 6, 2019, the Special Committee met, with all Special Committee members, the Special Committee’s financial and legal advisors, one of LINE’s corporate auditors, Mr. Hwang and representatives of LINE’s deal team attending. The Special Committee and other attendees discussed, among other matters, the status of negotiations with NAVER and SoftBank and the Special Committee’s consideration of the aspects that the LINE Board requested it to consider. Also at this meeting, BofA Securities, at the Special Committee’s request, presented and discussed with the Special Committee an analysis of public M&A premium levels in Japan and the U.S. The Special Committee requested continued assistance from its advisors with respect to upcoming negotiations on an increase in the proposed tender offer price for Common Shares and ADSs.

On December 7, 2019, the second draft of the Business Integration Agreement and related agreements were circulated among the parties. Each party and its advisors reviewed and continued to negotiate the terms and conditions of such agreements.

On December 9, 2019, the Chief Financial Officers of NAVER and SoftBank agreed to maintain the proposed tender offer price at JPY 5,200 per Common Share and per ADS.

On December 10, 2019, a telephone conference was held among the Chief Financial Officers of LINE, NAVER and SoftBank, as well as representatives of their respective deal teams. The Chief Financial Officers of

NAVER and SoftBank informed Mr. Hwang that they did not intend to raise the proposed tender offer price for Common Shares and ADSs above JPY 5,200 per Common Share and per ADS, as they deemed it to be a fair price.

On December 11, 2019, the Special Committee met, with all Special Committee members, the Special Committee’s financial and legal advisors, LINE’s corporate auditors and representatives of LINE’s deal team attending. At the request of the Special Committee, BofA Securities presented and discussed with the Special Committee financial matters relating to the proposed offer, including its preliminary financial analyses, and the Special Committee asked BofA Securities questions regarding such presentation. After discussion, and taking into account, among other things, BofA Securities’ preliminary financial analyses, the Special Committee concluded that there was room for improvement in the proposed tender offer price and determined to again request an increase in the proposed tender offer price. Later that day, in a telephone conference among the financial advisors to LINE, NAVER and SoftBank, J.P. Morgan conveyed LINE’s request that the proposed tender offer price for the Common Shares and ADSs be increased.

On December 12, 2019, representatives of the Business Integration Parties’ deal teams and their respective financial and Japanese legal advisors, as well as Shearman & Sterling, attended a meeting at which the attendees discussed open items relating to the Business Integration.

Later that day, Mr. Hatoyama, Mr. Hwang and representatives of NAVER’s and SoftBank’s deal teams held a meeting at which Mr. Hatoyama conveyed that the Special Committee had considered, among other things, the preliminary financial analyses of its own financial advisor, and believed that there was room for improvement in the proposed tender offer price, and that LINE was requesting that NAVER and SoftBank increase the proposed tender offer price for the Common Shares and ADSs.

On December 13, 2019, the Chief Financial Officers of NAVER and SoftBank met to discuss whether to raise the proposed tender offer price.

On December 14, 2019, the Special Committee met, with all Special Committee members, the Special Committee’s financial and legal advisors, LINE’s corporate auditors and representatives of LINE’s deal team attending. At the meeting, the Special Committee and other attendees discussed the strategy and timeline for future negotiations.

On December 16, 2019, the Chief Financial Officers of the Business Integration Parties, as well as representatives of their respective deal teams, had a meeting to discuss outstanding matters regarding the Business Integration Agreement and the timeline to finalize the Business Integration Agreement and related agreements.

On December 17, 2019, the Special Committee met, with all Special Committee members, the Special Committee’s financial and legal advisors, LINE’s corporate auditors, representatives of LINE’s deal team and LINE’s financial and legal advisors attending. Representatives of LINE’s deal team and AMT provided the Special Committee with an update on the progress of the negotiation of the proposed Business Integration and the contemplated timeline for the proposed Business Integration in the event the parties reached agreement on the terms of the proposed Business Integration. Representatives of LINE’s deal team and its advisors explained, and the attendees discussed, among other things, the anticipated structure of the proposed Business Integration and a summary of the material terms and conditions in the current draft of the Business Integration Agreement, including the conditions precedent, an indemnification agreement between LINE and the members of the Special Committee, governance of the potential combined company, appointments to the product committee and the Chief Product Officer of the potential integrated company, potential mid- and long-term business investments, the proposed stock option incentive policy and the treatment of LINE’s ADSs in connection with the proposed transaction.

On the same day, the Chief Financial Officers of NAVER and SoftBank discussed and agreed to increase the proposed tender offer price to JPY 5,320 per Common Share and per ADS.

Also on the same day, the third draft of the Business Integration Agreement was circulated among the parties. Each party and its advisors reviewed and continued to negotiate the terms and conditions of the Business Integration Agreement. Over the next few days until the signing of the Business Integration Agreement, the parties and their respective advisors continued to review, revise and circulate drafts of the Business Integration Agreement.

On December 18, 2019, NAVER and SoftBank proposed a revised tender offer price of JPY 5,320 per Common Share and per ADS to LINE.

On December 19, 2019, the Special Committee met, with all the Special Committee members in attendance, together with the Special Committee’s financial and legal advisors, LINE’s corporate auditors, representatives of LINE’s deal team and LINE’s legal advisors. The Special Committee, LINE’s deal team, and other attendees evaluated the increased proposed tender offer price. Following those discussions, the Special Committee and LINE’s deal team decided to request that NAVER and SoftBank further increase the proposed tender offer price. Subsequently, the Special Committee and other attendees discussed a draft of the Special Committee’s findings regarding the matters the LINE Board asked the Special Committee to consider.

Following the Special Committee meeting, a telephone conference was held among Mr. Hatoyama and the Chief Financial Officers of LINE, NAVER and SoftBank, as well as representatives of their respective deal teams. Mr. Hatoyama conveyed LINE’s request for a further increase in the proposed tender offer price for Common Shares and ADSs.

On the same day, each party and its respective advisors reviewed and generally agreed on terms and conditions of the Business Integration Agreement.

On December 20, 2019, the Chief Financial Officers of NAVER and SoftBank agreed to increase the proposed tender offer price to JPY 5,380 per Common Share and per ADS, and later sent an email to Mr. Hwang with the increased proposed tender offer price, indicating that such price was their best and final offer.

On December 22, 2019, Deutsche Bank provided the board of directors of NAVER with a financial presentation. See “Special Factors—Section 8. Financial Analyses of Deutsche Bank.”

Also on December 22, 2019, the Special Committee met, with all Special Committee members, the Special Committee’s financial and legal advisors, LINE’s corporate auditors, representatives of LINE’s deal team and its legal advisors attending. The Special Committee and other attendees discussed the further increased proposed tender offer price and, based on these discussions, the Special Committee concluded that it could be considered reasonable for LINE to express support for the proposed tender offer and recommend that LINE’s shareholders tender their Common Shares and ADSs in such tender offer.

In the morning of December 23, 2019, a LINE Board meeting was held that was attended by the LINE Board, representatives of LINE’s deal team and its financial and legal advisors. LINE’s advisors provided the LINE Board with an explanation of the Business Integration Agreement and related agreements, the draft press releases announcing entry into such agreements, a draft of the findings of the Special Committee that it was expected to deliver to the LINE Board later that morning and the fairness opinion prepared by J.P. Morgan. The LINE Board discussed and examined whether the proposed tender offer would serve to improve the corporate value of LINE and whether the terms of the proposed tender offer were appropriate while giving full respect to the content of the Special Committee’s judgment in its draft findings.

Following the LINE Board meeting, the Special Committee met, with all Special Committee members, the Special Committee’s financial and legal advisors, LINE’s corporate auditors and representatives of LINE’s deal team attending. At this meeting, at the request of the Special Committee, BofA Securities reviewed with the Special Committee its financial analysis of the consideration to be received in the Offers by holders of Common Shares and ADSs (other than NAVER and NAVER Purchaser (together, the “NAVER Parties”) and their respective affiliates) and delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated December 23, 2019, to the effect that, as of the date and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received in the Offers by holders of Common Shares and ADSs (other than the NAVER Parties and their respective affiliates) was fair, from a financial point of view, to such holders. Also at this meeting, the Special Committee reviewed the final draft of the Special Committee’s findings to the LINE Board and unanimously approved its delivery to the LINE Board. The Special Committee submitted its findings, based on the information considered, among other things, that (i) the Business Integration, including the Offers, can be seen as contributing to an increase in LINE’s corporate value and its purpose can be seen as reasonable, (ii) the procedures for carrying out the Business Integration, including the Offers, can be seen as having secured fairness, (iii) the terms of the Offers and the series of transactions in order to take LINE private (the “Delisting Procedures”) (excluding the prices of the Options and Convertible Bonds in the Offers) can be seen as having secured appropriateness, (iv) taking (i) through (iii) together, the expression of support for, or a board resolution in favor of, the Business Integration (including the Delisting Procedures) can be considered as not adverse to the interests of LINE’s minority shareholders and (v) it can be considered reasonable for the LINE Board to express support for the Offers and recommend that LINE’s shareholders tender their Common Shares or ADSs in the Offers.

Also in the morning of December 23, 2019, the respective boards of directors of NAVER and SoftBank each held a meeting to approve entering into the Transaction Documents.

Later that day, the LINE Board, having taken into account the Special Committee’s findings, J.P. Morgan’s fairness opinion, explanations received from LINE’s management and the other factors considered, unanimously resolved that the proposed tender offer price of JPY 5,380 per Common Share and per ADS was an appropriate price that was fair to LINE’s minority shareholders, and further resolved to enter into the Business Integration Agreement and to express support for the Offers when implemented and to recommend that holders of Common Shares and ADSs tender their Common Shares and ADSs in the Offers.

Later on December 23, 2019, the Business Integration Parties executed the Business Integration Agreement and other agreements related to the proposed Business Integration, and NAVER and SoftBank executed the Transaction Agreement. NAVER and SoftBank issued joint press releases announcing the execution of the Transaction Documents for the proposed tender offer, and LINE issued a press release in support of the proposed tender offer. LINE and ZHD separately issued a joint press release announcing the execution of the Business Integration Agreement.

2.	Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions

Purpose of and Reasons for the Offers

The purpose of the Offers is for the Purchasers to acquire up to 100% of the Common Shares and ADSs of LINE not already owned by NAVER or held in treasury by LINE, while allowing holders of Common Shares and ADSs an opportunity to promptly receive the Common Share Offer Price per Common Share and the ADS Offer Price per ADS by tendering their Common Shares or ADSs, as applicable, pursuant to the Offers. The Common Shares so acquired (including the Common Shares represented by ADSs) will be retained by NAVER Purchaser and SoftBank, subject to the subsequent transactions described in “Special Factors—Section 10. Summary of the Transaction Documents—Transactions.” The Japan Offer also extends to all outstanding Options and Convertible Bonds from all holders of Options and Convertible Bonds who are not U.S. Holders. However, the Purchasers do not anticipate that such holders will tender their Options or Convertible Bonds in the Japan Offer.

If you tender all your Common Shares and ADSs in the Offers, you will cease to have any equity interest in LINE or any right to participate in any future earnings or growth of LINE or benefit from any increase in value of LINE. If you do not tender all your Common Shares or ADSs, but the Offers are consummated, pursuant to the procedures of the Share Consolidation described below under “—Plans for LINE after the Offers and the Transactions” and “Special Factors—Section 10. Summary of the Transaction Documents,” you may no longer have an equity interest in LINE or any right to participate in any future earnings or growth of LINE or benefit from any increase in the value of LINE. Similarly, you will not bear the risk of any losses generated by LINE’s operations or of any decrease in the value of LINE.

The Offers are the first step in a series of transactions contemplated by the Transaction Documents (the “Transactions”) with the purpose of consummating the Business Integration in a spirit of equal partnership. The Business Integration aims to combine the management and operational resources of LINE and ZHD and bring together their respective customer bases. The integrated company will strengthen and pursue synergies in the respective businesses currently operated by LINE and ZHD and make investments to expand into new business areas, such as artificial intelligence (“AI”), commerce, fintech, advertising and online-to-offline, with the aim of growing into a leading internet company in Japan and the rest of Asia.

The Business Integration Parties have discussed and examined the feasibility and methods for effecting the Business Integration, taking into account the various potential restrictions under applicable laws and regulations. See “Special Factors—Section 1. Background of the Transactions.” They have determined that the Transactions, including the Offers and the Share Consolidation (the Offers and the Share Consolidation together, the “Take-Private Transaction”), are the best method for implementing the Business Integration.

In structuring the Take-Private Transaction as a joint cash tender offer followed by a minority squeeze-out, NAVER and SoftBank considered, among other things, the following:

•

a cash tender offer followed by a squeeze-out is a transaction structure that is commonly used to effect an acquisition of the minority interests in a publicly traded company in Japan by a significant stockholder;

•

although a controlling shareholder such as NAVER might otherwise have undertaken a cash tender offer followed by a squeeze-out and then entered into a transaction with SoftBank, a joint cash tender offer transaction structure allows NAVER (directly or indirectly through NAVER Purchaser) and SoftBank, which each intends to hold 50% of the equity of LINE, to equally share the risk and costs associated with the Take-Private Transaction prior to the completion of the Share Consolidation; and

•

holders of Common Shares who do not tender their Common Shares pursuant to the Offers and who dissent from the Share Consolidation will have the right to demand appraisal of the “fair price” of their Common Shares as determined by a Japanese court, by following the procedures required by Articles 182-4 and 182-5 of the Japan Companies Act as well as other relevant Japanese laws and regulations. See “Special Factors—Section 12. Appraisal Rights; Rule 13e-3.”

Plans for LINE after the Offers and the Transactions

NAVER, NAVER Purchaser and SoftBank intend that, after the consummation of the Offers, LINE will implement the Share Consolidation such that NAVER and the Purchasers will become the only shareholders of LINE.

In connection with the Take-Private Transaction, LINE intends to take steps to de-list the Common Shares from the TSE and the ADSs from the NYSE and to deregister its Common Shares and ADSs. See “The U.S. Offer—Section 8. Possible Effects of the Offers.”

After the Take-Private Transaction is completed, the Business Integration Parties will implement the remaining Transactions. Once the Transactions are completed, LINE will become a private joint venture company (the “JV Company”) owned equally by NAVER (directly and indirectly through NAVER Purchaser) and SoftBank. The JV Company will hold a controlling stake in ZHD, which will become a holding company that owns all of the current business operations of LINE and ZHD and will remain listed on the First Section of the TSE. See “Special Factors—Section 10. Summary of the Transaction Documents.” NAVER and SoftBank have entered into a joint venture agreement (the “JV Agreement”) on December 23, 2019, pursuant to which:

•	the JV Company will have a board of directors consisting of five directors, of which three will be appointed by SoftBank and the other two will be appointed by NAVER;

•

effective immediately after the completion of the Transactions, SoftBank will appoint Ken Miyauchi, representative director and President & Chief Executive Officer of SoftBank, Kazuhiko Fujihara, director and Executive Vice President & Chief Financial Officer of SoftBank, and one additional director, and NAVER will appoint Hae Jin Lee, director and chairman of the LINE Board and co-founder and Global Investment Officer of NAVER, and In Joon Hwang, director and Chief Financial Officer of LINE, as directors of the JV Company;

•

effective immediately after the completion of the Transactions, the JV Company will have two representative directors: Ken Miyauchi will assume the position of representative director and President of the JV Company and Hae Jin Lee will assume the position of representative director and chairman of the JV Company’s board of directors;

•	the JV Company will have two statutory auditors, with SoftBank and NAVER each appointing one;

•

NAVER (directly and/or indirectly through NAVER Purchaser) and SoftBank will each have 50% voting rights in the JV Company, and NAVER agrees that the JV Company will be consolidated with SoftBank so long as SoftBank’s voting rights in the JV Company are 50% or greater on a fully diluted basis; and

•

each of NAVER and SoftBank is subject to certain restrictions on any transfer, assignment, provision of collateral or other disposal of its JV Company shares, and certain actions by ZHD will require prior written consent from both NAVER and SoftBank.

Except as described elsewhere in this U.S. Offer to Purchase, NAVER, NAVER Purchaser and SoftBank have no current plans, proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving LINE or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of LINE or any of its subsidiaries, (iii) any material change in LINE’s present dividend rate or policy, or indebtedness or capitalization, (iv) any material change in the management of LINE or in any material term of the employment contract of any executive officer or (v) any other material change in LINE’s corporate structure or business.

3.	Recommendation by the Board of Directors and the Findings of the Special Committee of LINE

The Special Committee has unanimously concluded that:

(i)	the Business Integration, including the Offers, can be seen as contributing to an increase in LINE’s corporate value and their purpose can be seen as reasonable;

(ii)	the procedures for carrying out the Business Integration, including the Offers, can be seen as having secured fairness;

(iii)	the terms of the Offers and the Delisting Procedures (excluding the prices of the Options and Convertible Bonds in the Offers) can be seen as having secured appropriateness;

(iv)

taking (i) through (iii) together, an expression of support for, or a board resolution in favor of, the Business Integration (including the Delisting Procedures) can be considered not to be adverse to the interests of minority shareholders; and

(v)	it can be considered reasonable for the LINE Board to express support for the Offers, and recommend that holders of Common Shares and ADSs tender their Common Shares and ADSs in the Offers.

The LINE Board, taking into consideration the findings of the Special Committee, the financial analysis and opinion of LINE’s financial advisor, J.P. Morgan, and certain other matters described in “Special Factors,” unanimously adopted resolutions expressing its support for the Offers and recommending that holders of Common Shares and ADSs tender their shares and ADSs in the Offers.

A more complete description of the Special Committee’s findings and the LINE Board’s reasons for approving the Offers are set forth in LINE’s Solicitation/Recommendation Statement on Schedule 14D-9 that LINE filed in connection with the Offers in accordance with the Exchange Act (the “Schedule 14D-9”), setting forth its recommendation and furnishing certain additional related information.

4.	Position of NAVER and NAVER Purchaser as to the Fairness of the Take-Private Transaction, including the Offers

The rules of the SEC require the NAVER Parties to express their belief as to the fairness of the Take-Private Transaction, including the Offers, to shareholders of LINE who are not affiliated with the NAVER Parties. Each of the NAVER Parties is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each of the NAVER Parties has interests in the Offers that are different from, and in addition to, those of the holders of Common Shares and ADSs, due to the controlling nature of NAVER’s ownership position in LINE, and the NAVER Parties’ position as to the fairness of the Take-Private Transaction, including the Offers, to shareholders of LINE who are not affiliated with the NAVER Parties should be viewed in light of these different interests.

The NAVER Parties believe that the consideration to be received by LINE’s shareholders that are unaffiliated with the NAVER Parties pursuant to the Offers and the Share Consolidation, respectively, is fair to such shareholders. The NAVER Parties base their belief on, among other things, the following factors, each of which, in their judgment, supports their views as to the fairness of the Take-Private Transaction, including the Offers:

•

The Common Share Offer Price, which is also the basis of the ADS Offer Price, represents a premium of approximately 17.34% over the closing price of the Common Shares on the First Section of the TSE of JPY 4,585 on November 13, 2019, the last full TSE trading day the Purchasers believe to be unaffected by speculation in the media regarding the Transactions, a premium of approximately 31.69% over the arithmetic average closing price of JPY 4,085 for the one-month period ending on November 13, 2019, a premium of approximately 36.75% over the arithmetic average closing price of JPY 3,934 for the three-month period ending on November 13, 2019, and a premium of approximately 50.68% over the arithmetic average closing price of JPY 3,570 for the six-month period ending on November 13, 2019.

•	The Take-Private Transaction, including the Offers, is not subject to any financing condition.

•

The Common Share Offer Price and the ADS Offer Price will be paid in cash, providing holders of Common Shares or ADSs the ability to immediately realize the value of their investment in LINE through the Take-Private Transaction, including the Offers.

•

The recommendation to LINE’s shareholders that are unaffiliated with the NAVER Parties by the LINE Board and the findings of the Special Committee with respect to the Business Integration, including the Offers, as described above in “Special Factors—Section 3. Recommendation by the Board of Directors and the Findings of the Special Committee of LINE.”

•	The financial analyses provided by Deutsche Bank to NAVER as described below under “Special Factors—Section 8. Financial Analyses of Deutsche Bank.”

•

The belief that no alternative bidder would likely be able to consummate an acquisition of LINE given NAVER’s position that it is unwilling to sell its controlling interest in LINE in connection with any other transaction that might involve the acquisition of LINE.

In addition, the NAVER Parties believe that the Offers are procedurally fair to LINE’s shareholders that are unaffiliated with the NAVER Parties, based on the following factors considered by the NAVER Parties:

•

The factors considered by, and the findings of, the LINE Board and the Special Committee with respect to the procedural fairness of the Take-Private Transaction, including the Offers, to LINE’s shareholders that are unaffiliated with the NAVER Parties as described above in “Special Factors—Section 3. Recommendation by the Board of Directors and the Findings of the Special Committee of LINE.”

•

The LINE Board, taking into consideration the findings of the Special Committee, J.P. Morgan’s financial analysis and opinion and certain other matters described in “Special Factors,” has recommended that the holders of the Common Shares and ADSs accept the Offers and tender their Common Shares or ADSs pursuant to the Offers.

•

Neither the NAVER Parties nor SoftBank participated in or had any influence on the deliberative process of, or the conclusions reached by, the LINE Board or the Special Committee or their negotiating positions.

•	The LINE Board and the Special Committee each retained its own legal and financial advisors to assist it in connection with the Take-Private Transaction, including the Offers.

•

The Special Committee, with the assistance of the Special Committee’s own financial and legal advisors, considered, among other things, the interest of the unaffiliated shareholders of LINE in the LINE Board’s negotiation of the terms and conditions of the Offers.

•

The Common Share Offer Price and the ADS Offer Price and the other terms and conditions of the Transaction Documents resulted from extensive negotiations involving the LINE Board and its advisors and the NAVER Parties, SoftBank and ZHD and their respective advisors.

•

The fact that the LINE Board received an opinion, dated December 23, 2019, from its financial advisor, J.P. Morgan, that the offer price to be received by the holders of Common Shares and ADSs pursuant to the Offers was fair, from a financial point of view, to such holders of Common Shares and ADSs. See “Special Factors—Section 6. Financial Analyses and Opinion of J.P. Morgan.”

•

The fact that the Special Committee received an opinion, dated December 23, 2019, from its financial advisor, BofA Securities, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Common Shares and ADSs (other than the NAVER Parties and their respective affiliates) of the consideration to be received by such holders in the Offers. See “Special Factors—Section 7. Financial Analyses and Opinion of BofA Securities.”

•	Unaffiliated shareholders will have sufficient time to make a decision whether or not to tender:

•

The Offers will remain open for 30 Japan business days, which is longer than the minimum offer period of 20 Japan business days required under the FIEA and the minimum offer period of 20 New York City business days required under the Exchange Act.

•

If the Purchasers amend the Offers to include any material additional information, they will extend the Offers to the extent required under applicable laws and regulations to allow shareholders sufficient time to consider the additional information. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Extension.”

•	Each of LINE’s shareholders that is unaffiliated with the NAVER Parties will be able to decide voluntarily whether or not to tender its Common Shares or ADSs.

•

If the Offers are consummated, holders of all remaining Common Shares (including the Common Shares represented by ADSs) will receive the equivalent cash price in the Share Consolidation (subject, in the case of ADSs, to exchange rate fluctuation).

•	Unaffiliated holders of Common Shares who do not tender their Common Shares in the Offers and dissent from the Share Consolidation may demand a judicial appraisal of the “fair price” of their

Common Shares as determined by a Japanese court, by following the procedures required by Articles 182-4 and 182-5 of the Japan Companies Act as well as other relevant Japanese laws and regulations. See “Special Factors—Section 12. Appraisal Rights; Rule 13e-3.”

•

Following the successful completion of the Take-Private Transaction, including the Offers, LINE’s shareholders that are unaffiliated with the NAVER Parties will not face the risk of any losses generated by LINE’s operations or any decrease in the value of LINE.

The NAVER Parties also considered the following factors, each of which the NAVER Parties considered negative in its considerations concerning the fairness of the terms of the Offers:

•

Any shareholder who tenders all of its Common Shares or ADSs in the Offers or receives cash for its Common Shares or ADSs in the Share Consolidation would cease to participate in any future earnings or growth of LINE or benefit from any increases in the value of LINE.

•

Certain directors and executive officers of LINE have actual or potential conflicts of interest in connection with the Take-Private Transaction, including the Offers. See “Special Factors—Section 15. Interests of Certain LINE Executive Officers in the Offers and the Transactions.”

•

The Offers are not contingent on the tender of a minimum number of Common Shares and ADSs. Since NAVER owns more than two-thirds of the outstanding Common Shares of LINE, it is possible to effect the Share Consolidation without the tender of any Common Shares or ADSs held by LINE’s shareholders that are unaffiliated with the NAVER Parties.

•

The Common Shares in the past have traded at levels that exceed the Common Share Offer Price, reaching an all-time high closing price of JPY 5,390 on January 14, 2020. This trading price history suggests that certain of LINE’s shareholders may have acquired Common Shares at prices higher than the Common Share Offer Price.

•

The factors considered negative in the deliberations of the LINE Board and the Special Committee concerning the fairness of the terms of the Take-Private Transaction, including the Offers, as described above in “Special Factors—Section 3. Recommendation by the Board of Directors and the Findings of the Special Committee of LINE.”

•

The receipt of cash for Common Shares or ADSs pursuant to the Offers or the Share Consolidation will be a taxable transaction for U.S. federal income tax purposes. See “The U.S. Offer—Section 5. Income Tax Considerations—Certain U.S. Federal Income Tax Consequences of the U.S. Offer.”

Neither NAVER Party found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Offers.

The NAVER Parties did not consider the liquidation value or net book value of LINE. The liquidation value was not considered because LINE is a viable going concern and NAVER has no plans to liquidate LINE. The net book value was not considered because the NAVER Parties believe that the net book value is not a material indicator of the value of LINE as a going concern because it does not take into account LINE’s future prospects, market conditions, trends in the relevant industries or the business risks inherent in competing with other companies in those industries. Therefore, the NAVER Parties believe that each of the liquidation value and the net book value of LINE is irrelevant to a determination as to whether the Offers are fair to LINE’s shareholders that are unaffiliated with the NAVER Parties.

Except as discussed above in “Special Factors—Section 1. Background of the Transactions,” the NAVER Parties are not aware of any firm offers made by any person, other than the NAVER Parties and SoftBank, during the two years preceding the date of this U.S. Offer to Purchase for (i) the merger or consolidation of LINE with or into another company, or vice versa; (ii) the sale or other transfer of all or any substantial part of the assets of LINE; or (iii) a purchase of LINE’s securities that would enable the holder of such securities to exercise control of LINE.

The foregoing discussion of the information and factors considered and given weight by the NAVER Parties is not intended to be exhaustive, but is believed to include the material factors considered by the NAVER Parties. The NAVER Parties’ views as to the fairness of the Offers to LINE’s shareholders that are unaffiliated with the NAVER Parties should not be construed as a recommendation to any shareholder as to whether that shareholder should tender its Common Shares or ADSs in the Offers.

5.	Certain Financial Projections

LINE historically has not made public projections of revenues, earnings or other prospective financial results given, among other reasons, the uncertainties in the businesses in which LINE operates. In the course of evaluating a potential transaction with NAVER, SoftBank and ZHD, however, LINE’s management prepared certain prospective financial information that was provided to the LINE Board and provided to and, at the direction of the LINE Board, discussed with J.P. Morgan, financial advisor to LINE, as well as the Special Committee and, at the direction of the Special Committee, BofA Securities, financial advisor to the Special Committee.

Set forth below is a summary of the prospective financial information that was provided to the LINE Board, the Special Committee, J.P. Morgan and BofA Securities in connection with their consideration of the Offers prior to the execution of the Business Integration Agreement on December 23, 2019. Such summary prospective financial information is included in this U.S. Offer to Purchase because this information was made available to the LINE Board, the Special Committee, J.P. Morgan and BofA Securities, and not to influence the decisions of U.S. Holders of Common Shares or holders of ADSs as to whether to tender their Common Shares or ADSs in the U.S. Offer. The prospective financial information provided was not prepared with a view toward public disclosure, and the summary disclosure of such information in this U.S. Offer to Purchase should not be regarded as an indication that LINE or any recipient of the prospective financial information considered, or now considers, it to be necessarily predictive of actual future results. No representation is made by LINE, the Special Committee, the Purchasers, NAVER nor any of their respective affiliates, directors, officers, advisors or other representatives, or any other person, to any holder of Common Shares or ADSs regarding the ultimate performance of LINE compared to the information included in the prospective financial information. LINE makes and has made no representation to the Purchasers or NAVER, in the Business Integration Agreement or otherwise, concerning any prospective financial information.

The prospective financial information was not prepared with a view toward complying with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”), SEC guidelines regarding projections or the guidelines established by the IASB, the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. Neither LINE’s independent registered public accounting firm, nor any other independent accountants, compiled, examined or performed any procedures with respect to the summary prospective financial information set forth below, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Certain of the summary projected financial information set forth below may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with generally accepted accounting principles, and non-GAAP financial measures as used by LINE may not be comparable to similarly titled amounts used by other companies. The summary prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding LINE in its public filings with the SEC.

The prospective financial information prepared by LINE management was based on a number of variables, assumptions and estimates made by LINE management at the time it was prepared with respect to LINE’s businesses, including the anticipated effects of the estimated future performance of LINE’s business, as well as general business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond the control of LINE. The prospective financial information was provided to the LINE Board, the Special Committee, J.P. Morgan and BofA Securities in connection with their consideration of the Offers based on LINE’s belief that the assumptions its management used in formulating its prospective financial information were reasonable at the time the prospective financial information was prepared and at the time such information was provided to the LINE Board, the Special Committee, J.P. Morgan and BofA Securities in connection with their consideration of the Offers prior to the execution of the Business Integration Agreement, taking into account the relevant information available to LINE management at the time. The prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in the prospective financial information, including, but not limited to, the risk and uncertainties described in LINE’s public filings with the SEC. See also the section captioned “Forward-Looking Statements” in this U.S. Offer to Purchase and “Item 8—Additional Information—Cautionary Statement Concerning Forward-Looking Statements” in the Schedule 14D-9 filed with the SEC.

The prospective financial information presented below was based on LINE’s continued operation as a stand-alone company and does not take into account the Offers or the Transactions, including the potential synergies that may be achieved by the combined company as a result of the Offers and the Transactions, the expenses incurred in connection with negotiating and completing the Offers and the Transactions, the effect of any business or strategic decision or action that has been or will be taken as a result of the Business Integration Agreement having been executed, or the effect of any business or strategic decision or action that would likely have been taken if the Business Integration Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Offers and the Transactions.

There can be no assurance that the results projected in the prospective financial information will be realized or that actual results will not materially vary from those projected. The prospective financial information does not reflect any revised prospects for LINE’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the prospective financial information was prepared, including but not limited to the effects of the outbreak of COVID-19. The prospective financial information also covers multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments can and do change quickly, which adds additional uncertainty as to whether the results portrayed in the prospective financial information can or will be achieved. The prospective financial information also will be affected by the ability of LINE to achieve its strategic goals, objectives and targets over the applicable periods. Additionally, the prospective financial information does not take into account the effect of a failure of the Offers and/or the Transactions to occur. Furthermore, some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts may have changed since the date the prospective financial information was prepared and the date such information was provided to the LINE Board, the Special Committee, J.P. Morgan and BofA Securities in connection with their consideration of the Offers.

In light of the foregoing factors, readers of this U.S. Offer to Purchase should not place undue, if any, reliance on the summary prospective financial information set forth below, including as part of any decision to tender or withhold from tendering Common Shares or ADSs in the U.S. Offer.

Except as may be required by law, LINE disclaims any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, even if any or all of the assumptions underlying such prospective financial information are no longer appropriate.

Summary Prospective Financial Information

The following table presents summary selected prospective financial information for LINE prepared by LINE management for the following fiscal years in connection with their consideration of the Offers prior to the execution of the Business Integration Agreement on December 23, 2019.

	For the fiscal year ending December 31,
	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	(in millions of Japanese yen)
Revenues
Core segment	194,799	212,229	230,434	246,606	258,994	267,706	275,713	282,932	289,285	294,703	299,123
Strategic segment	32,555	45,370	83,770	126,207	170,679	199,479	227,006	251,351	270,578	282,957	287,201
Profit from operating activities
Core segment	34,034	45,403	56,939	65,394	72,321	75,821	79,491	81,941	84,157	86,117	87,798
Strategic segment	(69,455)	(61,684)	(46,780)	(25,994)	852	15,310	25,440	35,281	45,635	55,730	64,692
Non-cash employee stock-based compensation expenses(1)
Core segment	(729)	(3,734)	(3,909)	(4,489)	(3,888)	(2,563)	—	—	—	—	—
Strategic segment	(122)	(798)	(1,421)	(2,297)	(2,562)	(1,910)	—	—	—	—	—
Depreciation and amortization expenses
Core segment	(4,051)	(8,253)	(9,047)	(9,723)	(10,227)	(10,832)	(9,753)	(9,640)	(9,480)	(9,274)	(9,024)
Strategic segment	(2,172)	(4,551)	(6,205)	(7,005)	(7,676)	(8,297)	(7,402)	(7,702)	(7,760)	(7,559)	(7,108)
Tax expense
Core segment	(10,421)	(13,903)	(17,435)	(20,024)	(22,145)	(23,216)	(24,340)	(25,090)	(25,769)	(26,369)	(26,884)
Strategic segment	—	—	—	—	(261)	(4,688)	(7,790)	(10,803)	(13,974)	(17,064)	(19,809)
Capital expenditure
Core segment	—	(10,000)	(12,000)	(12,000)	(10,800)	(9,000)	(8,402)	(8,622)	(8,815)	(8,980)	(9,115)
Strategic segment	—	(10,000)	(8,000)	(8,000)	(7,200)	(6,000)	(5,675)	(6,284)	(6,764)	(7,074)	(7,180)
Change in net working capital(2)
Core segment	—	(722)	(151)	181	127	346	255	172	101	43	—
Strategic segment	—	897	(4,178)	(4,438)	(6,544)	(3,403)	(2,602)	(1,726)	(909)	(293)	—

(1)	For the purposes of these projections, such expenses were allocated between segments proportionate to the projected revenues for the segments.
(2)

Net working capital reflects the sum of accounts receivable, inventory and other current assets, minus the sum of accounts payable and other current liabilities. Change in net working capital reflects the changes in net working capital from one fiscal year end (i.e., December 31) to the next, and is a non-GAAP financial measure and should not be considered as an alternative to financial measures prepared in accordance with IFRS as issued by the IASB as a measure of operating performance or as a measure of liquidity.

6.	Financial Analyses and Opinion of J.P. Morgan

Pursuant to an engagement letter between LINE and J.P. Morgan, LINE retained J.P. Morgan as its financial advisor in connection with the proposed Offers and the Business Integration and to deliver a fairness opinion in connection with the proposed Offers.

At the meeting of the LINE Board on December 23, 2019, J.P. Morgan rendered its opinion to the LINE Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to LINE’s common shareholders in the proposed Offers was fair, from a financial point of view, to such shareholders.

The full text of the opinion of J.P. Morgan dated December 23, 2019, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit (c)(1) to the Transaction Statement on Schedule 13E-3 filed with the SEC by the NAVER Parties and LINE and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth herein is qualified in its entirety by reference to the full text of such opinion. LINE’s shareholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the LINE Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Offers, was directed only to the consideration to be paid in the proposed Offers and did not address any other aspect of the proposed Offers. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of LINE or as to the underlying decision by LINE to engage in the proposed Offers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth herein is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of LINE as to whether such shareholder should tender its shares into the Offers or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a final draft dated December 23, 2019 of the Business Integration Agreement (“Definitive Agreement Final Draft”);

•	reviewed certain publicly available business and financial information concerning LINE and the industries in which it operates;

•

compared the proposed financial terms of the Offers with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of LINE with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Common Shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of LINE relating to its business; and

•	performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, J.P. Morgan held discussions with certain members of the management of LINE with respect to certain aspects of the Offers and the Share Consolidation, and the past and current business operations of LINE, the financial condition and future prospects and operations of LINE, and certain other matters J.P. Morgan believed necessary or appropriate to J.P. Morgan’s inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by LINE or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with LINE, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of LINE, NAVER or the Purchasers under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of LINE to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Offers, the Share Consolidation and the other transactions contemplated by the Definitive Agreement Final Draft (including any other subsequent transactions contemplated in the Definitive Agreement Final Draft) will be consummated as described in the Definitive Agreement Final Draft, that the Japan Offer and the U.S. Offer shall be consummated on the substantively same terms and conditions in all material aspects and that there are no other agreements, tender offer circular or any other transaction documents that are used to effectuate the Offers and the Share

Consolidation other than those included in the Definitive Agreement Final Draft and the definitive agreement, the tender offer circular or any other transaction documents executed and/or used for effectuating the Offers and the Share Consolidation will not differ in any material respects from the Definitive Agreement Final Draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by LINE, NAVER and the other parties in the Definitive Agreement Final Draft are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to LINE with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Offers and the Share Consolidation will be obtained without any adverse effect on the Purchasers and LINE or on the contemplated benefits of the Offers and the Share Consolidation. J.P. Morgan does not offer any view and J.P. Morgan’s opinion does not assure as to whether a court or any other governmental body would conclude that the consideration is a fair price in a judicial or administrative procedure such as, among others, the price evaluation process pursuant to Article 179-8 of the Japan Companies Act or the share appraisal process pursuant to Article 182-4 of the Japan Companies Act or any other similar procedure in any jurisdiction, for purposes of the relevant procedure and it is possible that a court or any other governmental body would determine a price that is different from the consideration be a fair price partly or solely due to legal, accounting, tax or any reasons other than financial considerations for purposes of the relevant procedure.

The projections furnished to J.P. Morgan were prepared by the management of LINE. LINE does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Offers, and such projections were not prepared with a view toward public disclosure. These projections were based on certain variables and assumptions that are inherently uncertain and may be beyond the control of LINE’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to “Item 8—Additional Information—Cautionary Statement Concerning Forward-Looking Statements” in the Schedule 14D-9 filed with the SEC.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Common Shares in the proposed Offers and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Offers and the Share Consolidation to the holders of any other class of securities (including the consideration to be paid to the holders of the other LINE Target Securities), creditors or other constituencies of LINE or as to the underlying decision by LINE to engage in the Offers, the Share Consolidation or the subsequent transactions (including issuance of its opinion with respect to the Offers). J.P. Morgan expressed no opinion as to whether the consideration was fair for the subsequent transactions or shall be used as or shall be the basis of any consideration payable in the subsequent transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Offers and the Share Consolidation or the subsequent transactions, or any class of such persons relative to the consideration to be paid to the holders of Common Shares in the Offers, the Share Consolidation or the subsequent transactions or with respect to the fairness of any such compensation. J.P. Morgan’s opinion is limited to the consideration payable in Japanese yen and is not made to the U.S. dollar amount to be paid to the holders of Common Shares by applying the applicable exchange rate.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the LINE Board on December 23, 2019 and contained in the presentation delivered to the LINE Board on such date in connection with the rendering of such opinion and the following does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses. For additional information regarding such analyses, see “Opinion of J.P. Morgan to LINE’s Board of Directors” filed as Exhibit (c)(1) to the Transaction Statement on Schedule 13E-3 filed with the SEC by the NAVER Parties and LINE.

Market Share Price Analysis. J.P. Morgan reviewed the price performance of the Common Shares during various periods. J.P. Morgan also noted that the per share consideration of JPY 5,380 in cash to be paid to the holders of Common Shares in the Offers constitutes:

•	a premium of 17.34% over the JPY 4,585 closing price per share on November 13, 2019, which is regarded as not being influenced by speculative reports about the Business Integration by the media;

•	a premium of 31.69% over the simple average closing price per share of JPY 4,085 for the one month prior to November 13, 2019; and

•	a premium of 36.75% over the simple average closing price per share of JPY 3,934 for the three months prior to November 13, 2019; and

•	a premium of 50.68% over the simple average closing price per share of JPY 3,570 for the six months prior to November 13, 2019.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Common Shares based on the business plan and financial projections of LINE for the fiscal year ending December 31, 2019 through the fiscal year ending December 31, 2029 (J.P. Morgan received financial projections from the Company for the full fiscal year ending December 31, 2019, but conducted the discounted cash flow analysis based on the second half of the year ending December 31, 2019 through December 31, 2029), earnings projections and investment plans as set forth in the business plans of LINE, the results of due diligence on and interviews with LINE, and other publicly available information and factors approved by LINE to be used by J.P. Morgan. In calculating the fully diluted equity value per share for Common Shares, a range of discount rates of either 6.0%~7.0% or 10.5%~12.5% (selected by J.P. Morgan based on considerations that J.P. Morgan deemed relevant in its professional judgment and experience, and J.P. Morgan’s analysis of the weighted average cost of capital for the Company derived using the capital asset pricing model) depending on the business segment of LINE were applied to the free cash flows projected to be produced by each business segment of LINE for the periods after the fiscal year ending December 2021, while a range of perpetuity growth rates of 1.0%~2.0% (selected by J.P. Morgan based on considerations that J.P. Morgan deemed relevant in its professional judgment and experience, and a combination of macro-economic factors such as inflation rates) were used to calculate the perpetuity growth value. Based on the foregoing, the discounted cash flow analysis indicated a range of equity values of between approximately JPY 4,371 and JPY 6,414 per Common Share.

Miscellaneous. The foregoing summary of the fairness opinion and certain material financial analyses does not purport to be a complete description of the analyses or data referenced or presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of such analyses as a whole, could create an incomplete view of J.P. Morgan’s analyses and the processes underlying such analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of LINE. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan considered each analysis and factor in a comprehensive and holistic manner, did not attribute any particular weight to any analyses or factors considered by it and did not form a view as to whether or how any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support J.P. Morgan’s fairness opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise LINE with respect to the proposed Offers and the Business Integration and to deliver a fairness opinion in connection with the proposed Offers, on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with LINE and the industries in which it operates.

For services rendered in connection with the proposed Offers, the Share Consolidation and the Business Integration, and the delivery of its opinion, LINE has agreed to pay J.P. Morgan a transaction fee of U.S. $8 million, which shall be payable upon the closing of the Transactions. In addition, LINE has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s fairness opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with LINE and SoftBank, for which J.P. Morgan and its affiliates have received customary compensation. Such services by J.P. Morgan and/or its affiliates during such period have included J.P. Morgan and/or its affiliates’ acting as a joint active bookrunner for LINE’s offering of Convertible Bonds in September 2018, as a lead arranger and lender for SoftBank’s loan agreement in August 2018, and as a joint global coordinator for SoftBank’s global initial public offering in December 2018. During the two year period preceding delivery of its opinion ending on December 23, 2019, the aggregate fees received by J.P. Morgan from LINE and SoftBank were U.S. $4 million and U.S. $8 million, respectively. In addition, J.P. Morgan and its affiliates own less than 1% of the outstanding common shares of LINE, ZHD, NAVER and SoftBank in their own accounts. In the ordinary course of businesses of J.P. Morgan and its affiliates, they may actively trade the debt and equity securities of LINE, ZHD, NAVER or SoftBank for their own accounts or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities.

7.	Financial Analyses and Opinion of BofA Securities

The Special Committee retained BofA Securities to act as the Special Committee’s financial advisor in connection with the Business Integration. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected BofA Securities to act as the Special Committee’s financial advisor in connection with the Business Integration, comprehensively considering, among other factors, the firm’s experience in evaluating companies in the communications and internet media sectors, its experience in advising special committees, its reputation in the investment community and, based on the information provided, its ability to provide independent advice to the Special Committee in connection with the Business Integration.

On December 23, 2019, BofA Securities rendered its opinion to the Special Committee that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received in the Offers by holders of Common Shares and ADSs (other than the NAVER Parties and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Exhibit (c)(5) to the Transaction Statement on Schedule 13E-3 filed with the SEC by the NAVER Parties and LINE and is incorporated herein by reference. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the consideration to be received in the Offers by holders of Common Shares and ADSs (other than the NAVER Parties and their respective affiliates) from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Business Integration and no opinion or view was expressed as to the relative merits of the Business Integration in comparison to other strategies or transactions that might be available to LINE or in which LINE might engage or as to the underlying business decision of LINE to proceed with or effect the Business Integration. BofA Securities’ opinion does not address any other aspect of the Business Integration and does not constitute a recommendation to any shareholder as to whether any Common Share or ADS holder should tender their Common Shares or ADSs in the Offers or as to how to vote or act in connection with the Business Integration or any related matter.

In connection with rendering its opinion, BofA Securities, among other things:

(i)	reviewed certain publicly available business and financial information relating to LINE;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of LINE furnished to or discussed with BofA Securities by the management of LINE, including certain financial forecasts relating to LINE prepared by the management of LINE as further described above under “Special Factors—Section 5. Certain Financial Projections—Summary Prospective Financial Information” (such forecasts, “LINE Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of LINE with members of management of LINE;

(iv)	reviewed the trading history for Common Shares at the First Section of the TSE and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

(v)	compared certain financial and stock market information of LINE with similar information of other companies BofA Securities deemed relevant;

(vi)	compared certain financial terms of the Business Integration to financial terms, to the extent publicly available, of other transactions it deemed relevant;

(vii)	reviewed a draft, dated December 20, 2019, of the Business Integration Agreement (the “Draft Business Integration Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of LINE that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the LINE Forecasts, BofA Securities was advised by LINE, and assumed, at the direction of the Special Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of LINE as to the future financial performance of LINE. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LINE, nor did it make any physical inspection of the properties or assets of LINE. BofA Securities did not evaluate the solvency or fair value of LINE under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the Special Committee, that the Business Integration would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Business Integration, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on LINE or the contemplated benefits of the Business Integration. In addition, BofA Securities assumed, at the direction of the Special Committee, that the final executed Business Integration Agreement and related agreements would not differ in any material respect from the Draft Business Integration Agreement and other draft agreements reviewed by it.

BofA Securities expressed no view or opinion as to any terms or other aspects of the Business Integration (other than the consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Business Integration. BofA Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of LINE. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the consideration to be received by holders of Common Shares and ADSs (other than the NAVER Parties and their respective affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the Business Integration by the holders of any class of securities, creditors or other constituencies of any party. No opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Business Integration, or class of such persons, relative to the consideration. In addition, no opinion or view was expressed with respect to the effect of foreign exchange rates in connection with the Offers, and BofA Securities’ opinion was based solely on the consideration as expressed in Japanese yen. Furthermore, no opinion or view was expressed as to the relative merits of the Business Integration in comparison to other strategies or transactions that might be available to LINE or in which LINE might engage or as to the underlying business decision of LINE to proceed with or effect the Business Integration. In addition, BofA Securities expressed no opinion or recommendation as to whether any shareholder should tender their Common Shares and ADSs in the Offers, or as to how any shareholder should vote or act in connection with the Business Integration or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise, or reaffirm its opinion. Except as described in this summary, the Special Committee imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The following represents a brief summary of the material financial analyses presented by BofA Securities to the Special Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Material Financial Analyses of LINE

Market Share Price Analysis. BofA Securities reviewed the price performance of the Common Shares during various periods. BofA Securities used November 13, 2019 as the valuation reference date (the “Reference Date”) because media speculation regarding the Business Integration appeared in the press after the end of the trading day of the TSE on November 13, 2019. The per share value of the Common Shares was valued at a range of JPY 3,570 to JPY 4,585, based on the closing price on the Reference Date (JPY 4,585) and the average closing price of the Common Shares on the First Section of the TSE for one month from the Reference Date, three months from the Reference Date and six months from the Reference Date (JPY 4,085, JPY 3,934 and JPY 3,570, respectively).

Discounted Cash Flow Analysis. The discounted cash flow analysis was conducted based on the LINE Forecasts and business and investment plans made by LINE and other publicly available information and various other factors provided to BofA Securities by LINE (however, as stated, BofA Securities has not independently verified the accuracy of or completeness of these materials and is not obliged to do so). In this analysis, the per share value of the Common Shares was calculated by discounting the free cash flow that each of LINE’s businesses is expected to generate to present value (as of December 31, 2019) at discount rates ranging from either 5.75%-6.75% or 9.50%-10.50%, depending on the business segment of LINE. The discount rate was calculated based on the CAPM (capital asset pricing model) theory that is generally used in the practice of such analysis. A range of perpetuity growth rates of 1.25%~1.75% was used at the direction of LINE to calculate the perpetuity growth value. The ranges of per share value of the Common Shares evaluated in the analysis are as follows:

Range of the Per Share Value of the LINE Common Shares	Consideration

JPY 4,701 – JPY 6,293	JPY 5,380

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including among other things, the following:

•	BofA Securities reviewed the trading range for the Common Shares for the 52-week period ended November 13, 2019, which was JPY 2,925 to JPY 4,585 per share.

•

BofA Securities reviewed certain publicly available research analyst price targets for the Common Shares available as of November 13, 2019, and noted that the range of such price targets was JPY 1,950 to JPY 5,200 per share.

•

BofA Securities applied selected ranges of fiscal year 2020 and 2021 enterprise value to sales ratios derived from the comparable companies to LINE of 3.50x-5.50x and 3.00x-5.00x, respectively, and applied these multiples to the LINE Forecasts. BofA Securities noted that this analysis indicated approximate implied equity value per share ranges for the Common Shares ranging from JPY 3,784 to JPY 5,887 (based on fiscal year 2020 data) and JPY 3,951 to JPY 6,517 (based on fiscal year 2021 data).

Miscellaneous

As noted above, the discussion set forth above under “—Material Financial Analyses of LINE” is a summary of the material financial analyses presented by BofA Securities to the Special Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of LINE and the NAVER Parties.

The estimates of the future performance of LINE in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of Common Shares and ADSs (other than the NAVER Parties and their respective affiliates) of the consideration to be received by such holders in the Offers, and were provided to the Special Committee in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual value of LINE or NAVER.

The type and amount of consideration payable in the Offers was determined through negotiations between LINE (with input from the Special Committee), on the one hand, and NAVER and SoftBank, on the other hand, rather than by any financial advisor, and was approved by the LINE Board. The decision to recommend the Offers was solely that of the LINE Board, taking into consideration, among other things, the findings of the Special Committee. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the proposed Offers and should not be viewed as determinative of the views of the Special Committee, the LINE Board or management with respect to the Offers or the consideration.

LINE has agreed to pay BofA Securities for its services in connection with the Business Integration an aggregate fee of U.S. $1,500,000, U.S. $250,000 of which was payable upon delivery of its opinion and U.S. $1,250,000 of which is contingent upon the completion of the Offers and the Share Consolidation, provided, however, that if the Share Consolidation is not completed by the end of December 2020 after completion of the Offers, such U.S. $1,250,000 amount shall be payable on January 1, 2021. LINE also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of LINE, ZHD, the NAVER Parties, SoftBank and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to LINE, ZHD, NAVER, SoftBank and their respective affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted as (i) the Dealer Manager and Consent Solicitation Agent of an exchange offer and consent solicitation for SBG’s 2015 Notes in March 2018, (ii) the Joint Global Coordinator of a U.S. $3.3 billion bond offering for SBG in April 2018, and (iii) International Active Joint Bookrunner for the initial public offering of SoftBank which listed and priced in December 2018. From December 1, 2017 through November 30, 2019, BofA Securities and its affiliates received aggregate revenues from SBG, SoftBank and their respective affiliates of approximately U.S. $250 million for investment and corporate banking services.

8.	Financial Analyses of Deutsche Bank

Deutsche Bank acted as exclusive financial advisor to NAVER in connection with the Transactions.

On December 22, 2019, representatives of Deutsche Bank provided the board of directors of NAVER with a financial analysis of the Common Shares (the “Deutsche Bank Materials”). Deutsche Bank conducted its financial analysis of the Common Shares using a historical trading analysis based on average share prices, taking into account the fact that the Common Shares are listed on the TSE, and a discounted cash flow analysis using financial forecasts and other information and data related to LINE provided by the management of NAVER.

Deutsche Bank has not acted as a financial advisor to LINE, the LINE Board or the Special Committee. Deutsche Bank was not requested to, and did not, render an opinion with respect to the fairness of the Transactions or any consideration to be paid in the Transactions, including the Common Share Offer Price and ADS Offer Price, or as to valuation or otherwise. The materials prepared by Deutsche Bank and furnished to the board of directors of NAVER, are not an opinion as to the fairness to the NAVER Parties, LINE, SoftBank, ZHD or their respective shareholders of the Transactions or the consideration to be paid in the Transactions, do not constitute a recommendation to LINE or its shareholders as to the Transaction, or as to whether LINE shareholders should tender their Common Shares or ADSs in the Offers or as to how to vote or act with respect to any other matter, and should not be relied on as the basis for any investment decision.

A copy of the Deutsche Bank Materials is attached as Exhibit (c)(7) to the Transaction Statement on Schedule 13E-3 filed with the SEC by the NAVER Parties and LINE and the Deutsche Bank Materials are incorporated herein by reference. The description of the Deutsche Bank Materials set forth in this U.S. Offer to Purchase is qualified in its entirety by reference to the full text of the Deutsche Bank Materials, which may be obtained from the SEC in the manner described under “The U.S. Offer—Section 10. Certain Information Concerning NAVER and NAVER Purchaser” and may be inspected and copied at NAVER’s headquarters at 6, Buljeong-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea, during regular business hours, by any interested shareholder of LINE or his or her representative who has been so designated in writing.

Deutsche Bank has not made any representation or warranty, express or implied, to any person regarding the accuracy or completeness of any of the information contained in the Deutsche Bank Materials and any liability therefor to third parties (including in respect of direct, indirect or consequential loss or damages) is expressly disclaimed. Any valuations, estimates or projections contained in the Deutsche Bank Materials were derived from public sources or information provided by management of NAVER, which may or may not be correct.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or provided to it, concerning LINE, including, without limitation, any financial information, forecasts or projections, used in the Deutsche Bank Materials. Accordingly, for purposes of preparing such materials, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of LINE or any of its subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of any of the Purchasers, LINE, SoftBank, ZHD or any of their respective subsidiaries (or the impact of the Transactions thereon) under any law relating to bankruptcy, insolvency or similar matters.

The Deutsche Bank Materials were necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Deutsche Bank Materials. Deutsche Bank expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Deutsche Bank Materials of which it becomes aware after any such date.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in a presentation that was provided by Deutsche Bank to the board of directors of NAVER on December 22, 2019.

The following is a summary of the material information and analyses contained in the Deutsche Bank Materials. The following summary, however, does not purport to be a complete description of the information and analyses contained in the Deutsche Bank Materials. Some of the summaries of the financial analyses in the Deutsche Bank Materials include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 20, 2019, and is not necessarily indicative of current market conditions.

Historical Trading Analysis

Deutsche Bank reviewed the historical trading prices of the Common Shares on the TSE and chose November 13, 2019 as the “record date” in order to avoid any impact on the share value due to speculative news regarding the Transactions that was reported after market close on such date. Deutsche Bank noted (rounding each average to the nearest whole number) that:

•	the closing price of the Common Shares on the TSE was JPY 4,585 on the record date,

•	the simple average of the closing prices of the Common Shares on the TSE for the most recent one-month period up to the record date was JPY 4,085,

•	the simple average of the closing prices of the Common Shares on the TSE for the most recent three-month period up to the record date was JPY 3,934,

•	the simple average of the closing prices of the Common Shares on the TSE for the most recent six-month period up to the record date was JPY 3,570,

•	the simple average of the closing prices of the Common Shares on the TSE for the most recent fifty-two week period up to the record date was JPY 3,700, and

•	the simple average of the closing prices of the Common Shares on the TSE since July 15, 2016, the date of LINE’s initial public offering, and up to the record date was JPY 4,098.

Based upon the foregoing, Deutsche Bank derived a range of implied value per LINE Common Share of JPY 3,570 (reflecting the simple average of the closing price per Common Share in the six-month period up to the record date) to JPY 4,585 (reflecting the closing price per Common Share as of the record date).

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of LINE using financial forecasts and other information and data provided by NAVER management to calculate a range of implied values of the Common Shares as of September 30, 2019. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 7.25% to 8.25% to (i) unlevered free cash flows expected to be generated by LINE during calendar years 2019 through 2024 using the mid-year convention and (ii) estimated terminal values calculated using a range of perpetuity growth rates of 1.0% to 2.0%. Deutsche Bank did not take into account the synergies or tax impacts anticipated by the management of NAVER to result from the Transaction, and assumed that there were no off-balance sheet liabilities.

This analysis resulted in a range of implied estimated equity value of JPY 3,819 to JPY 5,497 per Common Share.

Broker Consensus Estimates

Deutsche Bank also reviewed publicly available one-year forward stock price targets for the Common Shares published by fourteen Wall Street research analysts as of November 13, 2019, which ranged from a low of JPY 1,950 to a high of JPY 5,200, with a mean of JPY 3,629.

Additional Information

Deutsche Bank observed certain additional information for informational purposes, including the following:

•

Control Premia. Deutsche Bank reviewed the implied premiums to stock price in 26 take private tender offer transactions by an offeror holding an initial pre-transaction stake of more than 40% of the outstanding target equity and involving publicly-traded companies with equity values in excess of JPY 50 billion announced since January 1, 2010 (but excluding share buybacks and corporate restructurings) based on the average closing stock prices of the target companies involved in such transactions, one-day, one-month, three-months, six-months and one-year prior to announcement of the relevant transaction. Deutsche Bank noted that the mean one-day, one-month, three-month, six-month and one-year premiums were 37.2%, 40.0%, 43.1%, 44.1% and 44.5%, respectively and that the median one-day, one-month, three-month, six-month and one-year premiums were 35.4%, 38.0%, 42.0%, 42.1% and 43.5% respectively. Deutsche Bank also noted that of those precedent transactions in which the pre-transaction stake of the offeror exceeded 66.7% of the outstanding target equity, the mean one-day, one-month, three-month, six-month and one-year premiums were 32.9%, 35.0%, 38.8%, 38.3% and 41.2%, respectively and that the median one-day, one-month, three-month, six-month and one-year premiums were 28.7%, 31.6%, 36.3%, 38.1% and 35.2% respectively.

Miscellaneous

In preparing the Deutsche Bank Materials, Deutsche Bank reviewed certain publicly available financial and other information concerning LINE, certain internal analyses, financial forecasts and other information relating to LINE prepared by the management of LINE, and certain internal analyses, financial forecasts and other information relating to LINE prepared by the management of NAVER. Deutsche Bank did not assume any responsibility for independently verifying, nor did it independently verify, any of the information of LINE, including any financial information or financial forecasts that were analyzed (regardless of whether such information was publicly available, or provided by NAVER or LINE). Accordingly, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not verified any assets or liabilities of any of the Purchasers, ZHD, NAVER or LINE, nor has it independently appraised or valued any assets or liabilities of any of the Purchasers, ZHD, NAVER or LINE. In relying on the financial forecasts that were provided by NAVER or LINE Deutsche Bank assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of NAVER or LINE, as applicable. In preparing the Deutsche Bank Materials, Deutsche Bank did not express any view as to such analyses or forecasts or the reasonableness of the assumptions on which they were based. The Deutsche Bank Materials were based on financial, market and other conditions in effect as of December 22, 2019, as well as information that Deutsche Bank received by such date. Events that occur after the date of the Deutsche Bank Materials may affect the valuation results contained in the Deutsche Bank Materials, however Deutsche Bank does not have any obligation to revise, modify or reaffirm the contents of the Deutsche Bank Materials.

In respect of the Deutsche Bank Materials, Deutsche Bank has assumed that the Purchasers and LINE will each take appropriate actions to comply with the restrictions and agreed terms necessary for the consummation of the Offers, and that all conditions and obligations to which the Purchasers and LINE are subject in respect of the Offers will be completed or satisfied without being waived. Deutsche Bank has further assumed that all material consents and approvals by government, regulatory authority or other parties (the “Authorities”) necessary for the consummation of the Offers will be obtained, and that neither the obtaining of such consents, approvals or orders by the Authorities nor any revisions, modifications or waiver of any contracts to which the Purchasers or LINE is a party will have any adverse effect on the Purchasers or LINE, nor will they impose any restrictions, regulations or conditions that may reduce the profits resulting from the Offers for the Purchasers or LINE.

Deutsche Bank does not provide legal, tax or regulatory advice. With respect to such matters, NAVER relied on the advice of specialists who are experts in such fields.

The Deutsche Bank Materials was provided solely for the information of the board of directors of NAVER and to assist the board of directors of NAVER in connection with its consideration of the offer price. Deutsche Bank has not recommended any specific purchase price to NAVER or its board of directors, shareholders, creditors or other relevant parties, and does not recommend or guarantee that any specific purchase price is the only appropriate purchase price. The Deutsche Bank Materials do not constitute a recommendation as to whether or not NAVER should consummate the Offers, whether any holder of Common Shares or ADSs should tender shares or ADSs into the Offers, or as to how any holder of Common Shares, ADSs or any other securities should vote or act with respect to any matter. By submitting the Deutsche Bank Materials to the board of directors of NAVER, Deutsche Bank did not guarantee the business plans or financial forecasts as provided by LINE or NAVER, nor did it guarantee that the earnings projections and investment plans as contained therein will be realized or implemented.

Deutsche Bank did not have the authority to solicit, and did not solicit, investments in securities or other financial products issued by LINE. Deutsche Bank will not provide any opinion in respect of the values of LINE’s shares after the announcement or commencement of the Offers.

NAVER selected Deutsche Bank as its financial advisor in connection with the Transactions based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between NAVER and Deutsche Bank, dated September 17, 2019, NAVER agreed to pay Deutsche Bank a fee of U.S. $7,000,000. NAVER has also agreed to reimburse Deutsche Bank for all reasonable fees, expenses and disbursements of Deutsche Bank’s outside counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Transactions or otherwise arising out of the retention of Deutsche Bank, in each case on the terms set forth in the engagement letter. NAVER has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities arising out of its engagement or the Transactions.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) or other financial services to SoftBank or its affiliates for which they have received, and in the future may receive, compensation. Based on a review of its internal management information system as of May 21, 2020, the DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to LINE or the NAVER Parties since January 1, 2018. The DB Group may also provide investment and commercial banking services to LINE, ZHD, the NAVER Parties, SoftBank and their respective affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of LINE, ZHD, NAVER, SoftBank and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments, and obligations.

9.	Effects of the Offers

In the event that the Offers are completed and not all of the Common Shares and ADSs are acquired in Offers, in accordance with the terms of the Transaction Documents, the Share Consolidation will be undertaken to take LINE private and keep NAVER and the Purchasers as the only shareholders of LINE.

The Share Consolidation will be implemented based on a share consolidation ratio to be determined separately by NAVER and SoftBank, pursuant to which the number of Common Shares held by shareholders other than NAVER and the Purchasers would become a fraction of less than one share. LINE will hold an extraordinary general meeting of shareholders to approve the Share Consolidation, and NAVER and the Purchasers have agreed to vote in favor of the Share Consolidation. Any holder of Common Shares or ADSs subject to the Share Consolidation will receive the same amount per Common Share or per ADS, as applicable, as the Common Share Offer Price or ADS Offer Price, respectively (but subject to, in the case of ADSs, a potentially different exchange rate from the exchange rate used for the settlement of the ADS Offer Price). Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate following the consummation of the Offers and prior to the completion of the Share Consolidation will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly.

After the Share Consolidation, LINE will sell to the Purchasers the number of Common Shares equivalent to the total sum of the fractions of Common Shares (rounded down to the nearest whole number, the “Total Fractional Shares”) at a price equal to such total multiplied by the share consolidation ratio of the Share Consolidation multiplied by the Common Share Offer Price, subject to the permission of a Japanese court regarding such sale in accordance with the procedures stipulated in Article 235 of the Japan Companies Act and other relevant laws and regulations. LINE will deliver the proceeds from the sale to the holders of Common Shares and ADSs other than NAVER and the Purchasers in proportion to their respective fractional shares. See “Special Factors—Section 10. Summary of the Transaction Documents—Transactions.”

If the Share Consolidation is consummated, any shareholders who dissented from the Share Consolidation will have the right to receive the “fair price” as determined by a Japanese court, by following the procedures required by Articles 182-4 and 182-5 of the Japan Companies Act as well as other relevant Japanese laws and regulations. See “Special Factors—Section 12. Appraisal Rights; Rule 13e-3.”

If the Offers are not consummated for any reason, NAVER will review its options. These include (i) not taking any further action, (ii) making a new tender offer, (iii) seeking to negotiate a merger or other business combination involving LINE or (iv) a combination of the foregoing. If NAVER were to pursue any of these alternatives, it might take considerably longer for the unaffiliated shareholders of LINE to receive any consideration for their Common Shares or ADSs (other than through sales in the open market or otherwise) than if they had tendered their Common Shares or ADSs in the Offers. No assurance can be given as to the price per Common Share or ADS that may be paid in any such future acquisition of Common Shares or ADSs, and such price may be higher or lower than or the same as the Common Share Offer Price and the ADS Offer Price, and no assurance can be given as to whether any alternative transaction would be pursued or implemented.

If the Offers are not consummated for any reason, subject to the terms of the Transaction Documents, SoftBank reserves the right to formulate other plans or make other proposals, including to acquire Common Shares or ADSs through private purchases, market transactions, tender or exchange offers or otherwise, on terms and at prices that may be more or less favorable than those of the Offers, although no assurance can be given as to whether any alternative transaction would be pursued or implemented.

According to information provided by LINE and LINE’s annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on March 27, 2020 (the “2019 Annual Report”), LINE’s net book value as of December 31, 2019 was JPY 174,663 million and it had a net loss of approximately JPY 51,416 million for the fiscal year ended December 31, 2019. As of December 31, 2019, NAVER’s direct and indirect interest in LINE’s net book value and net loss would have been 72.6% (or JPY 126,805 million in net book value and JPY 39,179 million in net loss). As a result of the Offers, NAVER’s direct and indirect interest in LINE’s net book value and net loss will increase to the extent of the number of Common Shares and ADSs acquired by NAVER Purchaser under the Offers as percentage of the outstanding Common Shares and ADSs. If the Offers are completed, following the consummation of the Take-Private Transaction, NAVER’s direct and indirect interest in such items will increase to approximately 86.3% (or JPY 150,734 million in net book value and JPY 44,372 million in net loss). NAVER and its subsidiaries will be entitled to all benefits resulting from that interest, including income generated by LINE’s operations and any future increase in LINE’s value as a result of improvements to LINE’s operations, synergies that may accrue from the Business Integration, acquisitions of other businesses and the benefits of operating LINE within ZHD. Similarly, NAVER will also bear the risk of losses generated by LINE’s operations and any decrease in the value of LINE after the Take-Private Transaction. Former shareholders will not have the opportunity to participate in any future earnings or growth of LINE or any increase in the value of LINE after the Take-Private Transaction and will not have any right to vote on corporate matters. Similarly, former shareholders will not bear the risk of any losses generated by LINE’s operations or of any decrease in the value of LINE after the Take-Private Transaction.

The Common Shares are currently listed on the First Section of the TSE under the securities identification code “3938.” The ADSs are currently registered under the Exchange Act and listed on NYSE under the symbol “LN.” If the Offers are completed, as a result of the consummation of the Take-Private Transaction following the Offers, there will be no public market for the Common Shares or ADSs. After the Take-Private Transaction, the Common Shares will cease to be listed on the First Section of the TSE or any other national securities exchange and the ADSs will cease to be listed on NYSE or any other national securities exchange, and prices with respect to sales of Common Shares or ADSs in the public market will no longer be available. In addition, after the Take-Private Transaction, any obligation of LINE to file reports under Section 15(d) of the Exchange Act will be suspended and registration of the Common Shares and ADSs under the Exchange Act will be terminated. See “The U.S. Offer—Section 8. Possible Effects of the Offers.”

10.	Summary of the Transaction Documents

The following summary of certain material provisions of the Transaction Documents does not purport to describe all of the terms of the Transaction Documents. In addition to the provisions summarized below, among other things, the Transaction Documents include certain terms and conditions that do not impact the Offers or the consideration you would receive if you decide to tender your Common Shares and/or ADSs. The following summary is qualified in its entirety by reference to the complete texts of the Business Integration Agreement and the Transaction Agreement, copies of which are included as Exhibit (d)(1) and Exhibit (d)(2), respectively, to the Schedule TO filed by the Purchasers and NAVER with the SEC and incorporated herein by reference.

Transactions

Pursuant to the terms of the Transaction Documents, the Business Integration Parties will implement the following Transactions:

•

NAVER (directly or indirectly through NAVER Purchaser or another wholly owned subsidiary to be newly established for the purpose of holding shares of the JV Company) and SoftBank will jointly implement the Offers to acquire all outstanding LINE Target Securities. See “—The Offers” below.

•

In the event that the Offers are completed and not all of the Common Shares and ADSs are acquired in Offers, the Share Consolidation will be undertaken to take LINE private and keep NAVER and the Purchasers as the only shareholders of LINE.

•

The Share Consolidation will be implemented through a share consolidation of the Common Shares pursuant to the Business Integration Agreement and the Japan Companies Act, or if not feasible, other squeeze-out procedures to be negotiated by the Business Integration Parties in good faith.

•

LINE will hold an extraordinary general meeting of shareholders on a date to be separately agreed upon by NAVER and SoftBank to propose the approval of the Share Consolidation pursuant to the Japan Companies Act and amendments to LINE’s articles of incorporation to abolish its unit share system. The NAVER Parties and SoftBank will vote in favor of such proposals.

•

Subject to the effectuation of the Share Consolidation, LINE will, as soon as practicable, sell to NAVER Purchaser and SoftBank the number of Common Shares equivalent to the Total Fractional Shares at a price equal to such total sum of the fractions multiplied by the share consolidation ratio of the Share Consolidation multiplied by the Common Share Offer Price. LINE will apply for the permission of a Japanese court regarding such sale in accordance with the procedures stipulated in Article 235 of the Japan Companies Act and other relevant laws and regulations, and immediately after obtaining such permission, NAVER Purchaser and SoftBank will each purchase half of the Total Fractional Shares. LINE will deliver the proceeds from such sale to the shareholders other than the NAVER Parties and SoftBank in proportion to their respective fractional shares.

•

LINE will take necessary steps to de-list the ADSs from NYSE and apply to the Kanto Local Finance Bureau of the Financial Services Agency (the “FSA”) for the suspension of its obligations to submit annual securities reports.

•

LINE will thereafter effect a share split of Common Shares based on a share split rate equal to the share consolidation rate for the Share Consolidation, unless otherwise agreed between NAVER and SoftBank.

•

LINE will implement a cash tender offer for all outstanding common shares of ZHD (the “ZHD TOB”) and Shiodome ZHD Co., Ltd., a wholly owned subsidiary of SoftBank to which it has transferred all of its 2,125,366,950 ZHD common shares as of December 18, 2019 (the “SoftBank SPC”), will tender all such ZHD common shares, thereby transferring SoftBank’s ZHD common shares to LINE (the “ZHD Share Transfer”).

•

The offer price will be JPY 348 per common share; provided, however, that if the 5% discounted price of the lower of (i) the closing price of ZHD common shares on the First Section of the TSE as of the last business day before the commencement date of the ZHD TOB and (ii) the simple average of the closing price for the preceding one-month period ending on such date is an amount less than JPY 348, such amount will be the offer price.

•

LINE will purchase the tendered shares only if the total number of tendered shares is 2,125,366,950 shares or greater. If the total number of tendered shares exceeds 2,125,366,950 shares, LINE will only purchase 2,125,366,950 shares in accordance with the pro rata method specified in Article 27-13, Paragraph 5 of the FIEA and Article 32 of the Cabinet Office Order on Disclosure Required for Tender Offer for Share Certificates by Persons Other Than Issuers.

•

Subject to the satisfaction or waiver of certain conditions as provided in the Business Integration Agreement, the offer will commence on a date to be separately agreed among all Business Integration Parties such that the ZHD Share Transfer and the LINE Business Transfer (as defined below) are effected simultaneously. The settlement for the ZHD TOB will occur on the same date as, or as close as possible to, the day before the effective date of the Share Exchange (as defined below).

•

Subject to the completion of the ZHD TOB, LINE will issue bonds with a one year term to maturity to SoftBank two Japan business days prior to the settlement of the ZHD TOB in the aggregate principal amount equal to the total purchase price for the ZHD TOB in order to finance the ZHD TOB. LINE will redeem all of the bonds as soon as practically possible after the SoftBank SPC-LINE Merger (as defined below). The interest rate on such bonds will be separately agreed between NAVER and SoftBank.

•	SoftBank SPC will merge with and into LINE in an absorption-type merger (the “SoftBank SPC-LINE Merger”) with LINE as the surviving entity.

•	LINE will issue and allot new Common Shares to SoftBank as consideration for the SoftBank SPC-LINE Merger. Based on the total number of outstanding shares of LINE and ZHD as of

September 30, 2019, the number of such new Common Shares to be issued is 180,882,293 Common Shares, which may be adjusted by agreement between NAVER and SoftBank to reflect the effect of the Share Consolidation and other events which reasonably require adjustments.

•

By the day before the date of commencement of settlement for the ZHD TOB, the NAVER Parties and SoftBank will undertake a shareholding adjustment transaction in order to make the ratio of voting rights in LINE held by the NAVER Parties and SoftBank 50:50 immediately after the SoftBank SPC-LINE Merger becomes effective (the “Shareholding Adjustment”).

•	The Shareholding Adjustment will be effected through a purchase by NAVER Purchaser at an aggregate purchase price of JPY 9.8 billion of the corresponding number of Common Shares from SoftBank.

•	After the SoftBank SPC-LINE Merger and the Shareholding Adjustment are complete, LINE will become a consolidated subsidiary of SoftBank.

•	LINE will transfer all of its business operations to an entity under ZHD (the “LINE Business Transfer”).

•

Simultaneously with the SoftBank SPC-LINE Merger, LINE will transfer all of its business operations (except for its ZHD common shares and its rights and obligations under the agreements entered into by it in connection with the Business Integration) to LINE Demerger Preparatory Company, a wholly owned subsidiary (“LINE Successor”), in an absorption-type corporate demerger (the “Corporate Demerger”).

•

After the Corporate Demerger becomes effective, and assuming that the total number of outstanding common shares of LINE Successor (excluding its treasury shares) is 240,960,343, ZHD will allot and deliver 11.75 ZHD common shares per one LINE Successor common share to LINE in exchange for all of the outstanding common shares of LINE Successor (such ratio, the “Integration Ratio”), whereby LINE Successor will become a wholly owned subsidiary of ZHD (the “Share Exchange”).

The Offers

NAVER (through NAVER Purchaser) and SoftBank will jointly implement the Offers in accordance with applicable laws and regulations and the terms of the Transaction Documents. The Offers will commence immediately after the satisfaction or waiver of all of the conditions set forth below, on a date to be agreed upon separately by NAVER and SoftBank (the “Offer Commencement Date”). The Offers will be open for a period of between 30 and 60 Japan business days to be agreed upon separately by NAVER and SoftBank.

For each class of the securities tendered in the Offers, NAVER Purchaser and SoftBank will each purchase 50% of the total number of the tendered securities of such class; provided, however, that if the total number of a class of securities that are tendered in the Offers is an odd number, SoftBank will purchase one more unit of such class of securities than NAVER Purchaser. There is no minimum or maximum acceptance condition for the Offers.

NAVER Purchaser and SoftBank may, upon mutual consent of NAVER and SoftBank and to the extent permitted by applicable laws and regulations and with prior discussion with LINE and ZHD, withdraw the Offers or modify the terms and conditions thereof.

NAVER agreed not to exercise its right to convert the Convertible Bonds held by it as of the date of the Business Integration Agreement into Common Shares.

The commencement of the Offers is subject to the satisfaction or waiver of all of the following conditions:

•	the LINE Board, by unanimous resolution of all non-interested directors, has expressed the LINE Board Support (as defined below), and the LINE Board Support has not been amended or withdrawn;

•

the Special Committee has submitted its findings to the LINE Board that it can be considered reasonable for the LINE Board to issue the LINE Board Support, and such findings have not been amended or withdrawn;

•

ZHD’s special committee established in connection with the Business Integration has submitted its opinion to the board of directors of ZHD that the Business Integration is not disadvantageous to ZHD’s minority shareholders, and such opinion has not been amended or withdrawn;

•	all of the representations and warranties made by each Business Integration Party are in material respects true and correct;

•

all of the obligations under the Business Integration Agreement that each Business Integration Party must comply with or perform prior to the Offer Commencement Date have been complied with or fulfilled in material respects;

•

the share exchange agreement between ZHD and LINE Successor and other matters which require the approval of the general meeting of shareholders of ZHD with respect to the Business Integration (excluding the appointment of directors of ZHD in accordance with the provisions of the capital alliance agreement, dated as of December 23, 2019 (the “Capital Alliance Agreement”), by and between LINE and ZHD) have been approved by resolution of the general shareholders’ meeting of ZHD, and such resolution remains in effect;

•

if an annual general meeting of shareholders of ZHD is held prior to the Offer Commencement Date, the resolution for the appointment of directors of ZHD in accordance with the provisions of the Capital Alliance Agreement is approved at such annual general meeting of shareholders, and such resolution remains in force;

•	implementation of the Transactions does not constitute and is not reasonably expected to constitute a violation of applicable laws and regulations;

•	all Clearance Procedures (as defined below) required to implement the Offers and the Share Consolidation are completed;

•	there exist no governmental body decisions restricting or prohibiting the Transactions;

•	no material adverse change has occurred or been identified;

•

there is no Material Fact Pertaining to Business (as defined in Article 166, Paragraph 2 of the FIEA) of LINE which has not been Publicized (as defined in Article 166, Paragraph 4 of the FIEA) by LINE, and LINE has delivered a document evidencing such absence to both NAVER and SoftBank; and

•	all definitive agreements entered into in connection with the Transactions, including the Transaction Documents (collectively, the “Definitive Agreements”), remain in full force and effect.

Regulatory Approval

Subject to the terms and conditions of the Business Integration Agreement, the Business Integration Parties have agreed to make an effort to the extent reasonable and necessary to complete all procedures required under the Act concerning Prohibition of Private Monopoly and Maintenance of Fair Trade of Japan (Act No. 54 of 1947, as amended) (the “Japan Anti-monopoly Law”), the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended), and any comparable laws and regulations relating to competition or investment restriction in Japan, Korea, the Republic of China and the United States, including obtaining any governmental approvals or the passage of required waiting and/or review periods (collectively, the “Clearance Procedures”), as soon as practically possible.

Each Business Integration Party will:

•

cooperate with each other to the extent reasonable and necessary in order to complete the Clearance Procedures as soon as practicably possible, including by delivering or providing necessary documents or information directly to the relevant governmental body or an agent appointed by agreement among all Business Integration Parties for the Clearance Procedures;

•	provide information with respect to the status of the Clearance Procedures to each other to the extent necessary;

•

in the event that it is found that, as a result of the Clearance Procedures, changes in the steps, structure or schedule of the Transactions or other actions are required to implement the Business Integration, negotiate in good faith with respect to the necessary actions;

•	determine the settlement of expenses necessary for the Clearance Procedures and any other matters related to the Clearance Procedures after due consultation in good faith; and

•

in the event that it is required to obtain any government approval other than the Clearance Procedures, make an effort and cooperate with each other to the extent reasonably possible and necessary in order to obtain such government approvals as soon as practicably possible.

Support by the LINE Board

On the date of the Business Integration Agreement, the LINE Board, by unanimous resolution of all non-interested directors, resolved to express support for the Offers when implemented and to recommend that the holders of Common Shares and ADSs tender their Common Shares or ADSs in the Offers (the “LINE Board Support”). In addition, the Special Committee submitted its findings to the LINE Board that it can be considered reasonable for the LINE Board to issue the LINE Board Support, and LINE has issued the LINE Board Support and submitted a statement setting forth the content of the LINE Board Support in accordance with applicable laws and regulations.

LINE has agreed to maintain the LINE Board Support and not to amend or withdraw such LINE Board Support from the date of the Business Integration Agreement until the expiration of the Offer Period, although LINE may amend or withdraw the LINE Board Support if a third party makes a competing tender offer prior to the expiration of the Offer Period and the LINE Board reasonably determines that the maintenance of the LINE Board Support would likely constitute a violation of the duty of due care of a prudent manager by the directors of LINE.

Cooperation for the Implementation of the Transactions

Each Business Integration Party has agreed to:

•	not take any action, directly or indirectly, to prevent the implementation of the Transactions;

•

cooperate with each other to the extent reasonably feasible and necessary for the smooth and expeditious implementation of the Transactions (including the execution of certain contracts, implementation of procedures, provision of information and, in the case of the NAVER Parties and SoftBank, the exercise of their voting rights in LINE or ZHD); and

•

consult with the other Business Integration Parties in good faith with respect to any necessary actions when any changes to the steps or structure of the Transactions are required in light of applicable laws and regulations and matters that require coordination with third parties (including governmental bodies).

Trading Restrictions

During the period from the date of the Business Integration Agreement to the effective date of the Share Exchange (the “Interim Period”), the Business Integration Parties will not acquire or dispose of any Common

Shares or ZHD common shares except as provided in the Definitive Agreements; provided, however, that the foregoing will not apply to acquisitions pursuant to the Statutory Put (as defined below) or dispositions of treasury shares after such acquisitions.

Conduct of Business Pending the Completion of the Transactions

During the Interim Period, NAVER and SoftBank have each agreed not to interfere with LINE or ZHD, as their respective parent companies, from conducting its respective business in compliance with applicable laws and regulations, with the due care of prudent manager and within the ordinary course of business.

During the Interim Period, LINE and ZHD have each agreed to conduct its business in compliance with applicable laws and regulations, with the due care of prudent manager and within the ordinary course of business. LINE and ZHD have each agreed that it will not, and will cause each of its subsidiaries not to, implement the following actions without the prior consent of the other Business Integration Parties, except as provided by the Definitive Agreements and subject to certain exceptions:

•	amend the articles of incorporation or other organization documents;

•	acquire treasury shares (other than acquisitions pursuant to the Statutory Put);

•	issue shares, share options or bonds, including convertible bonds (subject to certain exceptions);

•	split or consolidate shares or allot shares or share options without contribution;

•	determine or change the total amount of remuneration for directors (subject to certain exceptions);

•	conduct any merger, share exchange, share transfer, company split, transfer or receipt of all or a substantial part of business or other equivalent acts (subject to certain exceptions);

•	transfer or acquire a subsidiary’s shares or conduct any other act involving a change in a subsidiary (subject to certain exceptions);

•

reduce the amount of stated capital or reserve, increase the amount of stated capital as stipulated in Article 450(1) of the Japan Companies Act, increase the amount of reserve as stipulated in Article 451(1) of the Japan Companies Act, or appropriate surplus as stipulated in Article 452 of the Japan Companies Act;

•	declare dividends of surplus with a record date earlier than the effective date of the Share Exchange;

•

repay any or all debts owed to current or past shareholders, holders of share options, holders of convertible bonds and other potential shareholders, etc. arising out of or in connection with the Transactions; or

•

conduct any other act outside the scope of ordinary course of business which may have a material impact on the implementation of the Transactions or the rationality of the Integration Ratio or make it extremely difficult to achieve the purpose of the Transactions.

Representations and Warranties

The Business Integration Agreement contains representations and warranties made by each Business Integration Party to the other Business Integration Parties. The statements embodied in those representations and warranties were made for purposes of the Business Integration Agreement and are subject to qualifications and limitations agreed to by the Business Integration Parties in connection with negotiating the terms of the Business Integration Agreement and have been used for the purpose of allocating risk between the Business Integration Parties to the Business Integration Agreement rather than establishing matters as facts. In addition, some of such representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from that generally applicable to shareholders.

The representations and warranties made by LINE relate to, among other things, the following:

•	due and valid organization and existence and corporate power and authority to operate its business;

•	corporate power and authority to execute and perform the Business Integration Agreement;

•	enforceability of the Business Integration Agreement;

•	acquisition and implementation of necessary approvals from relevant governmental bodies;

•	absence of conflicts with, or violations of, applicable laws and regulations, organizational documents or governmental body decisions;

•	capitalization;

•	subsidiaries and affiliates;

•	compliance with laws and regulations and effectiveness of approvals;

•	financial statements and accuracy of public filings;

•	absence of material adverse changes on or after January 1, 2019;

•	material contracts, assets, intellectual property rights, information system, labor, tax and litigation matters;

•	absence of involvement in or association with anti-social forces; and

•	absence of material non-public information.

The representations and warranties made by each of NAVER and SoftBank relate to, among other things, due and valid organization and existence and corporate power and authority to operate its respective business; corporate power and authority to execute and perform the Business Integration Agreement; enforceability of the Business Integration Agreement; absence of conflicts with, or violations of, applicable laws and regulations, organizational documents or governmental body decisions; absence of events of default with respect to certain material contracts; absence of involvement in or association with anti-social forces; and share ownership in LINE and ZHD, respectively.

NAVER and SoftBank have also made similar representations and warranties under the Transaction Agreement.

Termination

The Business Integration Agreement may be terminated by mutual written consent of all Business Integration Parties or if the Offers have not commenced on or prior to June 23, 2021, which date may be extended by agreement by all Business Integration Parties, without any breach of obligations by any Business Integration Party.

Prior to the commencement of the Offers, each Business Integration Party may also terminate the Business Integration Agreement by giving written notice to the other Business Integration Parties upon the occurrence of any of the following events:

•

another Business Integration Party has materially breached any of its obligations under the Business Integration Agreement and, despite of written notice, such breach is not remedied within ten Japan business days (which for purposes of the termination provisions, means any day (other than Saturdays and Sundays) on which banks are open in Japan and the Republic of Korea), of such written notice;

•	another Business Integration Party has materially breached any of its representations or warranties under the Business Integration Agreement;

•	another Business Integration Party is unable to pay its debts or suspends making payments on any of its debts;

•	another Business Integration Party is subject to suspension of bank transactions; or

•

an insolvency, rehabilitation, reorganization, special liquidation or other comparable legal bankruptcy procedure has been commenced in relation to another Business Integration Party or a petition has been filed for the commencement thereof (other than any petition filed by a third party without reasonable grounds).

The Transaction Agreement may be terminated by mutual written consent of NAVER and SoftBank or upon termination of the Business Integration Agreement. Prior to the commencement of the Offers, each party may also terminate the Transaction Agreement by giving written notice to the other party if the other party has materially breached of any of its representations and warranties or obligations set forth in the Transaction Agreement.

Cost and Expenses

Each party will bear its own costs incurred in connection with the execution and performance of the Transaction Documents, except as otherwise expressly provided in the Transaction Documents.

Assignment

Each party’s contractual status or all or part of its rights and obligations under each of the Transaction Documents may not be transferred, assigned or provided as security to any third party without the prior written consent of the other parties.

Governing Law and Dispute Resolution

Each of the Transaction Documents will be governed by and construed in accordance with the laws of Japan.

Any and all disputes arising between the relevant parties in connection with the Transaction Documents will be submitted to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

11.	Provisions for Unaffiliated Shareholders

LINE and the Purchasers have made no arrangements in connection with the U.S. Offer or the Transactions to provide holders of Common Shares or ADSs access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see “Special Factors—Section 12. Appraisal Rights; Rule 13e-3.”

12.	Appraisal Rights; Rule 13e-3

Appraisal Rights

Holders of Common Shares or ADSs will not have appraisal rights in connection with the Offers. However, in connection with the Share Consolidation, holders of Common Shares are eligible to demand that LINE purchase Common Shares held by them that would become fractional shares upon the Share Consolidation at a “fair price” in accordance with Article 182-4 of the Japan Companies Act and other relevant laws and regulations (a “Demand”). Holders of ADSs will only be entitled to exercise appraisal rights under Japanese law if they surrender their ADSs to the ADS Depositary and withdraw the Common Shares underlying the ADSs from the ADS program, become subject to the Share Consolidation as holders of Common Shares, and meet the requirements that holders of Common Shares exercising appraisal rights are required to meet under Japanese law.

Shareholders who tender their Common Shares in the Offers will not be entitled to exercise appraisal rights with respect thereto, but rather will receive the Common Share Offer Price, subject to the terms and conditions of the Offers. Further, failure to follow the steps required by Japanese law may result in the loss of appraisal rights.

The following outline of the requirements to exercise appraisal rights under Japanese law is not a recommendation that shareholders exercise appraisal rights under Japanese law, does not constitute legal or other advice, is not a complete statement of the law pertaining to appraisal rights under the Japan Companies Act and is qualified in its entirety by the full text of Articles 180 through 182-6 of the Japan Companies Act, an English translation of which is attached as Exhibit (f) to the Transaction Statement on Schedule 13E-3 filed with the SEC by the NAVER Parties and LINE. All references in Articles 180 through 182-6 of the Japan Companies Act and in this summary to a “stockholder,” “shareholder” or “holder” are to the record holder of Common Shares immediately prior to the effective day of the Share Consolidation, unless the context requires otherwise. Shareholders should carefully review the full text of Articles 180 through 182-6 of the Japan Companies Act as well as the information discussed below.

The Share Consolidation will be carried out for the shareholders of LINE on the register of shareholders immediately prior to the effective day of the Share Consolidation. Therefore, a person who is not listed in the register of shareholders in his or her own name may not exercise appraisal rights.

After the Share Consolidation, LINE will sell to SoftBank and NAVER or NAVER Purchaser the Total Fractional Shares at a price equal to the total sum of fractions of Common Shares created in the Share Consolidation multiplied by the share consolidation ratio of the Share Consolidation multiplied by the Common Share Offer Price, subject to the permission of a Japanese court regarding such sale in accordance with the procedures stipulated in Article 235 of the Japan Companies Act. Any holder of Common Shares or ADSs subject to the Share Consolidation will receive, in cash, the same amount per Common Share or per ADS, as applicable, as the Common Share Offer Price or ADS Offer Price, respectively (but subject to, in the case of ADSs, a potentially different exchange rate from the exchange rate used for the settlement of the ADS Offer Price).

In the interest of protecting the rights of minority shareholders, Article 182-4, Paragraphs 1 and 2 of the Japan Companies Act provide that holders of Common Shares whose Common Shares shall become fractions of a share as a result of the Share Consolidation, and who (i) have notified LINE of their intention to dissent from the Share Consolidation before the general meeting of shareholders in which the Share Consolidation is to be approved, as well as voted against the Share Consolidation at such general meeting or (ii) are not entitled to vote at such general meeting (“Dissenting Shareholders”), will be entitled to make a Demand. If a holder of Common Shares votes against the Share Consolidation via the Internet or by submitting a mail-in voting card, such vote will satisfy all requirements mentioned in (i) above. The failure of a shareholder of LINE who is entitled to vote at the general meeting of shareholders approving the Share Consolidation to provide the notice prior to the said general meeting or to vote against the Share Consolidation at the said meeting will in effect constitute a waiver of such shareholder’s appraisal rights.

A Dissenting Shareholder must exercise its appraisal rights during the period between 20 calendar days prior to the effective day of the Share Consolidation and the day immediately prior to such effective day, stating the number of Common Shares subject to such exercise (Article 182-4, Paragraph 4 of the Japan Companies Act). A Dissenting Shareholder must continuously hold of record such Common Shares through the effective day of the Share Consolidation, because any appraisal rights with respect to such Common Shares will be lost if the Common Shares are transferred prior to such effective day.

The Japan Companies Act does not require any statement in the Demand other than the number of Common Shares subject to the Demand. Accordingly, the Demand is legally valid regardless of whether the Demand includes a Dissenting Shareholder’s estimate of the fair value of its shares. A Dissenting Shareholder must also request (i) a transfer of Common Shares subject to the Demand to a purchase account designated by LINE and (ii) an individual shareholder notification through its standing proxy in Japan from the Japan Securities Depository Center, Inc. (“JASDEC”), and submit a receipt of the individual shareholder notification and other documents, such as identity verification documents, to LINE.

If the value of such Common Shares is agreed upon between a Dissenting Shareholder and LINE, then LINE is required to make payment to such Dissenting Shareholder of the agreed value within 60 calendar days of the effective day of the Share Consolidation. If a Dissenting Shareholder and LINE do not agree on the value of such Common Shares within 30 calendar days from the effective day of the Share Consolidation, the Dissenting Shareholder or LINE may, within 30 calendar days after the expiration of such period, file a petition with the Tokyo District Court. LINE is also required to make payment of statutory interest on the value of such shares, as determined by the court, accruing from the expiration of the 60-day period referred to above, but LINE may prepay the amount that it considers to be fair even before the court determines the “fair price,” in which case any interest on the paid amount will not accrue after such prepayment. The transfer of Common Shares from Dissenting Shareholders to LINE is effective as of the effective day of the Share Consolidation.

There is no statutory timeframe for a court to determine the “fair price.”

Stockholders considering appraisal should be aware that the “fair price” of the Common Shares will be in Japanese yen and could be more than, the same as or less than the offer price for Common Shares in the Japan Offer and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offers, is not an opinion as to, and does not otherwise address, “fair price” under Article 182-4, Paragraph 1 of the Japan Companies Act. Although LINE believes that the tender offer price of JPY 5,380 is appropriate, and that LINE’s minority shareholders are being provided with a reasonable opportunity to sell their Common Shares at an appropriate premium, no representation is made as to the outcome of the appraisal of “fair price” as determined by a court. LINE does not anticipate offering more for the Common Shares than the price offered by the Purchasers in the Japan Offer to any shareholder exercising appraisal rights, and LINE reserves the right to assert, in any appraisal proceeding, that the “fair price” of a Common Share is less than the Common Share Offer Price.

The allocation of costs for petitioning a court for determination of “fair price” (which do not include attorneys’ fees or the fees and expenses of experts) will be determined by the court and borne by shareholders or LINE or both.

Shareholders who have exercised appraisal rights may withdraw such request only if the approval of LINE is obtained (Article 182-4, Paragraph 6 of the Japan Companies Act), unless the petition for the determination of the “fair price” is not filed with the Tokyo District Court within 60 calendar days after the effective day of the Share Consolidation, as stated in Article 182-5, Paragraph 2 of the Japan Companies Act, in which case such shareholders may withdraw such request at any time (Article 182-5, Paragraph 3 of the Japan Companies Act).

The foregoing summary of the appraisal rights under the Japan Companies Act does not purport to be a complete statement of the procedures to be followed by the holders of ADSs or Common Shares of LINE desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Articles 180 through 182-6 of the Japan Companies Act. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the Japan Companies Act and other relevant laws and regulations. An English translation of Articles 180 through 182-6 of the Japan Companies Act is included as Exhibit (f) to the Transaction Statement on Schedule 13E-3 filed with the SEC by the NAVER Parties and LINE.

Rule 13e-3

Because the NAVER Parties may be deemed affiliates of LINE, the Take-Private Transaction may constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning LINE and certain information relating to the fairness of the Take-Private Transaction, including the Offers, and the consideration offered to shareholders unaffiliated with the NAVER Parties be filed with the SEC and disclosed to such unaffiliated shareholders. The NAVER Parties have provided such information in this U.S. Offer to Purchase and a Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC by the NAVER Parties and LINE pursuant to Rule 13e-3 under the Exchange Act.

13.	Transactions and Arrangements Concerning the Common Shares and Other Securities of LINE

Intent to Tender in the Offers

To the knowledge of LINE and the NAVER Parties, as applicable, after making reasonable inquiry, (i) each of LINE’s directors and executive officers, to the extent such person holds Common Shares or ADSs, currently intends to tender into the Offers the Common Shares or ADSs held of record or beneficially owned by such person for the reasons set forth in “Item 4—The Solicitation or Recommendation—Findings of the Special Committee” and “Item 4—The Solicitation or Recommendation—Recommendation of the LINE Board” of the Schedule 14D-9 filed with the SEC, (ii) each of the persons listed in Schedules B and C, in each case to the extent such person holds Common Shares or ADSs, currently intends to tender into the Offers the Common Shares or ADSs held of record or beneficially owned by such person and (iii) none of LINE’s directors or executive officers, to the extent such person holds Options, currently intend to tender into the Japan Offer any Options, in light of the nominal offer price for the Options. No affiliates of LINE, other than NAVER, or subsidiaries of LINE hold Common Shares or ADSs.

Recommendations with Respect to the Offers

Except as set forth in the Schedule 14D-9 filed by LINE with the SEC, neither LINE nor, to the knowledge of LINE and the NAVER Parties, any of LINE’s directors, executive officers or affiliates or any of the persons listed in Schedules A, B and C has made a recommendation either in support of or opposed to the Offers.

Agreements Involving Securities of LINE

Except as set forth in “Special Factors—Section 14. Certain Agreements between LINE or its Affiliates and NAVER, NAVER Purchaser and/or SoftBank” and “Special Factors—Section 15. Interests of Certain LINE Executive Officers in the Offers and the Transactions,” none of LINE, the NAVER Parties or any of the persons listed in Schedules A, B or C has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of LINE (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Ownership of Common Shares and ADSs by Directors and Executive Officers of LINE

The following table sets forth the ownership of Common Shares as of March 31, 2020 by each person identified in Schedule A to this U.S. Offer to Purchase:

Person	Common Shares Owned	Common Shares Underlying Options Exercisable Within 60 Days	Total Common Shares Beneficially Owned	Percentage(1)
Takeshi Idezawa	40,000	164,200	204,200	*
Jungho Shin	4,760,500	300,500	5,061,000	2.1%
Jun Masuda	63,000	151,700	214,700	*
In Joon Hwang	—	60,100	60,100	*
Hae Jin Lee	4,594,000	—	4,594,000	1.9%
Tadashi Kunihiro	2,562	—	2,562	*
Koji Kotaka	2,500	—	2,500	*
Rehito Hatoyama	631	—	631	*

*	Less than 1%.
(1)	Based on 241,359,953 outstanding Common Shares (including Common Shares underlying ADSs, but excluding Common Shares held in treasury by LINE) as of March 31, 2020.

Except as set forth above, none of LINE or any majority-owned subsidiary of LINE or, to the best knowledge of LINE, any of the persons listed in Schedule A to this U.S. Offer to Purchase, any associate or majority-owned subsidiary of any of the persons so listed or any associate of LINE, (i) beneficially owns or has a right to acquire any Common Shares or ADSs or (ii) has effected any transaction in Common Shares or ADSs during the past 60 days.

Ownership of Common Shares and ADSs by the NAVER Parties and Directors and Executive Officers of the NAVER Parties

The following table sets forth the ownership of Common Shares as of March 31, 2020 by NAVER and certain persons listed in Schedule B or Schedule C to this U.S. Offer to Purchase:

Person	Common Shares Owned	Common Shares into which Convertible Bonds are Convertible Within 60 Days	Total Common Shares Beneficially Owned	Percentage(1)
NAVER Corporation	174,992,000	9,764,543	184,756,543	73.6%
Hae Jin Lee	4,594,000	—	4,594,000	1.9%

(1)	Based on 241,359,953 outstanding Common Shares (including Common Shares underlying ADSs, but excluding Common Shares held in treasury by LINE) as of March 31, 2020.

Except as set forth above, none of the NAVER Parties, or, to the best knowledge of the NAVER Parties, any of the persons listed in Schedule B or Schedule C to this U.S. Offer to Purchase or any associate or majority-owned subsidiary of any NAVER Party or any of the persons so listed (i) beneficially owns or has a right to acquire any Common Shares or ADSs or (ii) has effected any transaction in Common Shares or ADSs during the past 60 days.

Ownership of Common Shares and ADSs by SoftBank, its Controlling Persons, or its or their Directors and Executive Officers

The following table sets forth the ownership of Common Shares as of March 31, 2020 by SoftBank, SBG, SoftBank Group Japan Corporation (“SBG Japan”) and certain persons listed in Schedules D, E or F to this U.S. Offer to Purchase:

Person	Beneficial Ownership	Percentage(1)
Jun Shimba	200	*

*	Less than 1%.
(1)	Based on 241,359,953 outstanding Common Shares (including Common Shares underlying ADSs, but excluding Common Shares held in treasury by LINE) as of March 31, 2020.

Except as set forth above, none of SoftBank, or to the best knowledge of SoftBank, SBG, SBG Japan or any of the persons listed in Schedules D, E or F to this U.S. Offer to Purchase or any associate or majority-owned subsidiary of SoftBank, SBG, SBG Japan or any of the persons so listed, (i) beneficially owns or has a right to acquire any Common Shares or ADSs or (ii) has effected any transaction in Common Shares or ADSs during the past 60 days.

Statutory Put

The Japan Companies Act provides for a unit share system for Japanese corporations (kabushiki kaisha) whereby shares of Japanese corporations that do not comprise a unit are subject to certain restrictions, including restrictions on being sold on the Japanese stock exchanges, including the TSE. The number of shares that comprise a corporation’s unit of shares is set forth in its articles of incorporation, and in the case of LINE, 100 Common Shares constitute a unit (a “Tradeable Unit”). LINE is required by the Japan Companies Act to purchase, when requested by a holder, any Common Shares held by such holder that do not comprise a Tradeable Unit at a price equal to the closing price of shares on the relevant market or markets on the day when the request is served on LINE’s transfer agent (or, if such request is received on a day that is not a trading day, the price at which the next trade of the shares is executed on the relevant market or markets) (a holder’s right to request such purchase, the “Statutory Put”).

Between the public announcement of the Offers on November 18, 2019 to May 27, 2020, the most recent date for which information on the exercise of the Statutory Put has been made available to LINE, LINE has purchased a total of 4,022 Common Shares as a result of its holders’ exercise of the Statutory Put. Such purchases during the past 60 days are as follows:

Date of Purchase	Number of Common Shares Purchased	Price per Common Share
March 30, 2020	20	JPY 5,070
April 8, 2020	86	JPY 5,180
April 9, 2020	2	JPY 5,160
April 10, 2020	33	JPY 5,200
April 16, 2020	26	JPY 5,260
April 21, 2020	7	JPY 5,240
April 23, 2020	89	JPY 5,270
April 24, 2020	20	JPY 5,240
April 28, 2020	35	JPY 5,250
May 1, 2020	50	JPY 5,270
May 7, 2020	175	JPY 5,280
May 8, 2020	286	JPY 5,290
May 11, 2020	115	JPY 5,270
May 12, 2020	11	JPY 5,280
May 13, 2020	76	JPY 5,290
May 14, 2020	172	JPY 5,300
May 15, 2020	264	JPY 5,310
May 18, 2020	111	JPY 5,340
May 19, 2020	95	JPY 5,340
May 20, 2020	60	JPY 5,320
May 21, 2020	143	JPY 5,330
May 22, 2020	49	JPY 5,330
May 25, 2020	20	JPY 5,330
May 26, 2020	74	JPY 5,340
May 27, 2020	94	JPY 5,350

In the past two years through and including May 27, 2020, LINE purchased 5,497 Common Shares as a result of its holders’ exercise of the Statutory Put. Based on information that has been made available to LINE to date, details of such purchases on a quarterly basis are as follows:

Period	Total Number of Common Shares Purchased	Range of Prices Paid	Average Weighted Purchase Price*
April 1 to June 30, 2018	573	JPY 3,920 - 4,750	JPY 4,071
July 1 to September 30, 2018	311	JPY 4,525 - 5,090	JPY 4,970
October 1 to December 31, 2018	69	JPY 3,630 - 3,670	JPY 3,644
January 1 to March 31, 2019	—	—	—
April 1 to June 30, 2019	68	JPY 3,785	JPY 3,785
July 1 to September 30, 2019	278	JPY 3,150 - 4,075	JPY 3,708
October 1 to December 31, 2019	1,393	JPY 3,955 - 5,200	JPY 4,775
January 1 to March 31, 2020	997	JPY 5,010 - 5,390	JPY 5,287
April 1 to June 30, 2020 (through May 27, 2020)	2,093	JPY 5,160 - 5,350	JPY 5,297

*	Rounded to the nearest yen.

LINE may be required to purchase additional Common Shares until the Expiration Date if any holder of Common Shares that do not constitute a Tradeable Unit exercises its Statutory Put. U.S. Holders of Common

Shares that intend to request that LINE repurchase any Common Shares that do not comprise a Tradeable Unit should instruct their broker or other securities intermediary to deliver notice to LINE’s transfer agent requesting such repurchase.

14.	Certain Agreements between LINE or its Affiliates and NAVER, NAVER Purchaser and/or SoftBank

LINE MOBILE Corporation

On March 20, 2018, SoftBank, LINE and a consolidated subsidiary of LINE, LINE MOBILE Corporation (“LINE MOBILE”), entered into a capital alliance agreement to further grow LINE MOBILE’s mobile virtual network operator business operated by LINE MOBILE. SoftBank underwrote a third-party allocation of new shares to increase LINE MOBILE’s capital, and after such capital increase, SoftBank came to own 51%, and LINE came to own 49%, of LINE MOBILE shares of common stock. On April 2, 2019, SoftBank and LINE acquired an additional 308,720 and 102,000 new shares, respectively, of LINE MOBILE through a third-party allocation, causing SoftBank to thereafter own 60%, and LINE to own 40%, of LINE MOBILE’s shares of common stock. Messrs. Kenichi Takashima, Taku Oketani, and Keiichi Makizono, who are senior vice presidents of SoftBank, also serve as directors on the board of directors of LINE MOBILE.

Convertible Bonds

On September 20, 2018, LINE issued Convertible Bonds in the aggregate principal amount of approximately JPY 73.2 billion to NAVER pursuant to a subscription agreement dated September 2, 2018 by and among LINE, NAVER and Morgan Stanley & Co. International plc Seoul Branch, as settlement agent. Such Convertible Bonds are convertible into Common Shares at an initial conversion price per share of JPY 7,467 for the Convertible Bonds due 2023 and JPY 7,518 for the Convertible Bonds due 2025.

Stock Loan Facility

On September 4, 2018, NAVER, as lender, and Morgan Stanley MUFG Securities Co., Ltd., as borrower, entered into a securities lending agreement, pursuant to which NAVER agreed to provide Morgan Stanley MUFG Securities Co., Ltd. with a stock loan facility of up to 6,000,000 Common Shares (the “Stock Loan Facility”).

In the Business Integration Agreement, NAVER has agreed, by the day before the effective date of the Share Consolidation, to terminate the Stock Loan Facility and receive all of the Common Shares loaned pursuant to the Stock Loan Facility, if any, back from the borrower.

Advertising Services

On January 1, 2014, LINE Plus Corporation, a wholly owned subsidiary of LINE, entered into a service partnership agreement with NAVER to provide NAVER with advertising services via the LINE platform and the right to use certain animated characters owned by LINE in NAVER’s advertising activities in exchange for advertising services to be provided to LINE Plus Corporation via NAVER’s portal website, “NAVER.” LINE recognized net revenue receivable from NAVER of JPY 694 million and JPY 663 million in 2019 and 2018, respectively, and recorded JPY 192 million and JPY 184 million of outstanding receivables balance from NAVER as of December 31, 2019 and 2018, respectively.

Joint Development of LINE Clova

On July 6, 2017, LINE and NAVER entered into a business cooperation agreement to establish the terms and conditions of the joint development and operation of the LINE Clova AI platform as well as the distribution, marketing and promotion of related products. Pursuant to this agreement, LINE and NAVER hold joint and equal ownership over all intellectual property jointly developed relating to the LINE Clova AI platform and bear an equal amount of costs incurred during such development. In the event that revenues and expenses arise from the distribution and sale of the products and services jointly developed by LINE and NAVER, each party recognizes its own revenues and expenses arising from such activities.

Data Hosting Services

On April 1, 2013, LINE entered into an information technology service agreement with NAVER Business Platform Corporation, a wholly owned subsidiary of NAVER, pursuant to which NAVER Business Platform Corporation provides data hosting services to LINE. For such services, LINE recognized expenses payable to NAVER Business Platform Corporation of JPY 8,940 million and JPY 8,566 million in 2019 and 2018, respectively, and recorded JPY 937 million and JPY 883 million of outstanding expenses payable balance to NAVER Business Platform Corporation as of December 31, 2019 and 2018, respectively.

Except as set forth elsewhere in this U.S. Offer to Purchase, during the past two years, (i) there have been no transactions between SoftBank, or to the best knowledge of SoftBank, SBG, SBG Japan or any of the persons listed in Schedules D, E or F to this U.S. Offer to Purchase, on the one hand, and LINE or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations applicable to this U.S. Offer to Purchase and (ii) none of SoftBank, or to the best knowledge of SoftBank, SBG, SBG Japan or its subsidiaries, or any of the persons listed on Schedules D, E or F to this U.S. Offer to Purchase has engaged in any negotiations, transactions or material contacts with LINE or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

15.	Interests of Certain LINE Executive Officers in the Offers and the Transactions

Pursuant to the JV Agreement, after the Purchasers successfully complete the Offers and the Share Consolidation, the Business Integration Parties will implement the remaining Transactions. Once the Transactions are completed, LINE will become the JV Company, which will have a board of directors consisting of five directors, of which three will be appointed by SoftBank and the other two will be appointed by NAVER. Effective immediately after the completion of the Transactions, NAVER will appoint Hae Jin Lee, director and chairman of the LINE Board and co-founder and Global Investment Officer of NAVER, and In Joon Hwang, director and Chief Financial Officer of LINE, as directors of the JV Company. Hae Jin Lee will assume the position of representative director and chairman of the JV Company’s board of directors. See “Special Factors—Section 2. Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions.”

No decision has been made regarding the executive officers of the JV Company following the successful completion of the Offers and the Transactions.

THE U.S. OFFER

1.	Terms of the U.S. Offer

Transaction Background

The Offers are being made pursuant to the Business Integration Agreement among NAVER, SoftBank, LINE and ZHD and the Transaction Agreement between NAVER and SoftBank. Under the terms of the Transaction Documents, subject to the satisfaction or waiver of certain conditions, among other things, NAVER and SoftBank agreed to launch, directly or indirectly through one or more affiliates, a public tender offer for all Common Shares and ADSs of LINE on the terms and subject to the conditions described therein.

For a summary of the principal terms, conditions and covenants of the U.S. Offer, see “Special Factors—Section 10. Summary of the Transaction Documents.” Please also see “Special Factors—Section 1. Background of the Transactions” for further information.

Japan Offer and the Dual Offer Structure

Japanese law requires that we commence a tender offer in Japan for the purchase of up to 100% of the outstanding LINE Target Securities in connection with the Purchasers’ acquisition of LINE. In accordance with Rule 14d-1 of the Exchange Act, the Purchasers must permit U.S. Holders of Common Shares and ADSs to participate in the transaction on terms at least as favorable as those offered in Japan. After calculating U.S. ownership of Common Shares and ADSs as of September 30, 2019 (within 60 calendar days prior to the announcement of the Offers on November 18, 2019), the Purchasers determined that U.S. Holders held at such time more than 10% but less than 40% of the then outstanding Common Shares (including those held in the form of ADSs). Therefore, the U.S. Offer is eligible for certain Tier II exemptions under Rule 14d-1(d) of the Exchange Act, including (i) the commencement of a separate tender offer in the U.S. for U.S. Holders of Common Shares and all holders of ADSs and (ii) satisfaction of the prompt payment requirements under the Exchange Act by making payment for the tendered Common Shares and ADSs in accordance with the requirements of Japanese law or practice.

To facilitate the participation of all holders of Common Shares, including U.S. Holders, and all holders of ADS, wherever located, we are commencing two tender offers: (i) the U.S. Offer, which is open to all U.S. Holders of Common Shares and all holders of ADSs, wherever located, and (ii) the Japan Offer, which is open to all holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders, subject to certain restrictions.

Holders of Common Shares who are not U.S. Holders and holders of Options or Convertible Bonds, wherever located, may not tender their Common Shares, Options or Convertible Bonds into the U.S. Offer but holders of Common Shares, Options or Convertible Bonds who are not U.S. Holders may tender their respective Common Shares, Options or Convertible Bonds into the Japan Offer. The Offers do not extend to LINE Target Securities that the Purchasers or NAVER hold or may, in the future, hold, or to Common Shares or ADSs held in treasury by LINE. The Japan Offer is not open to U.S. Holders. For additional information on how to tender into the U.S. Offer, please contact Equiniti Trust Company (the “Information Agent”) at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase.

The price per Common Share payable by the Purchasers to holders of Common Shares tendering their Common Shares into the Japan Offer is the same as the Common Share Offer Price payable by the Purchasers to U.S. Holders of Common Shares tendering their Common Shares into the U.S. Offer. However, all payments to tendering U.S. Holders of Common Shares will be in Japanese yen, whether the tender is made into the U.S. Offer or the Japan Offer, while payments to tendering holders of ADSs will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly.

Under the FIEA, the offer period for the Japan Offer must not be more than 60 Japan business days, unless the Purchasers file an amendment to the tender offer registration statement for the Japan Offer (the “Japan Offer Registration Statement”) (other than for minor editorial errors) within ten Japan business days of the scheduled expiration of the Japan Offer, in which case the Japan Offer is subject to a mandatory extension until the end of the tenth Japan business day from and including the date of such amendment. The Japan Offer Registration Statement will be amended if there are any changes to the terms of the Offers or other important events set forth in the Japan Offer Registration Statement, if important matters that should be set forth in the Japan Offer Registration Statement have occurred or if an amendment is ordered by the Director-General of the Kanto Local Finance Bureau of the FSA. Once the Offer Period has lapsed, no subsequent offer period will be available. On the Japan business day immediately following the Expiration Date, the Purchasers will publish the results of the Offers in a joint press release and file a tender offer results report with the FSA, and Nomura Securities Co., Ltd., as the tender agent for purposes of the Japan Offer (the “Japan Tender Agent”), will, on behalf of the Purchasers, send a notice to each holder that tendered LINE Target Securities into the Japan Offer to report the results of the Offers and confirm the LINE Target Securities tendered by such holder which have been accepted by the Purchasers. Pursuant to Japanese law and regulation, the settlement of the Japan Offer will occur on the fifth Japan business day following the Expiration Date. On the same day, each Purchaser will file with the FSA a block-holding report for holders of 5% or greater of any class of outstanding shares of LINE (or an amendment to a previously filed block-holding report, if applicable).

Under the FIEA and the terms of the Transaction Documents, the Purchasers may withdraw the Japan Offer in certain circumstances, which are described below in “The U.S. Offer—Section 13. Conditions to the U.S. Offer—Japan Tender Withdrawal Conditions.”

Material Terms

Consideration and Payment

We are offering to pay JPY 5,380 per Common Share and per ADS (which, solely for reference purposes, is equivalent to approximately U.S. $50.06 per ADS based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. All payments to tendering U.S. Holders of Common Shares in the U.S. Offer will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. This is the same price per Common Share payable by the Purchasers to holders of Common Shares tendering into the Japan Offer. All payments to tendering holders of ADSs in the U.S. Offer will be in U.S. dollars, with the dollar amount thereof calculated by converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that the actual amount of U.S. dollars received by an ADS holder tendering into the U.S. Offer will vary compared with the price per ADS translated into U.S. dollars as of the date of this U.S. Offer to Purchase or as of the date you decide to tender your ADSs and, therefore, fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. We will not pay interest on the purchase price for Common Shares or ADSs. Each of the Purchasers will purchase the equivalent of 50% of the Common Shares and ADSs tendered into the U.S. Offer (provided, that, should the number of Common Shares or ADSs to be purchased by each of the Purchasers include a fraction of a Common Share or ADS, then the number thereof to be purchased by SoftBank shall be rounded up, and the number thereof to be purchased by NAVER Purchaser be rounded down, to the nearest whole number, respectively).

Offer Period

The U.S. Offer will commence on                      and will expire at 2:30 a.m., New York City time, on                     , which deadline, as it may be extended, is referred to as the Expiration Date in this U.S. Offer to Purchase. We refer to such period from the commencement of the U.S. Offer to (and including) the Expiration Date as the “Offer Period.” We will accept for payment any Common Shares or ADSs that are validly tendered, and not properly withdrawn, before 2:30 a.m., New York City time, on the Expiration Date. If you hold Common Shares, or hold your ADSs through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish its own cut-off time and date, which is likely to be earlier than the deadline set forth above, for receipt of instructions to tender (or to withdraw, as applicable). U.S. Holders of Common Shares or holders of ADSs are responsible for determining and complying with any applicable cut-off times and dates.

Extension

Subject to applicable law, the Offer Period of the U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. The Purchasers will extend the U.S. Offer, to the extent required by applicable U.S. federal securities laws, if we make a material change to the terms of the U.S. Offer, make a material change in the information concerning the U.S. Offer or waive a material condition of the U.S. Offer.

Pursuant to the Transaction Documents, the Offers will run concurrently and will expire on the same day. We expect that the U.S. Offer and the Japan Offer will remain open for the same period of time. If the U.S. Offer is extended for any reason, we will extend the Japan Offer for the length of the extension of the U.S. Offer, subject to applicable law and regulation. If the Japan Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Japan Offer. Under Japanese law, the offer period for the Japan Offer must not be more than 60 Japan business days, although such 60 Japan business day period may be extended in certain circumstances if the Purchasers amend the Japan Offer Registration Statement. The Japan Offer Registration Statement will be amended if there are any changes to the terms of the Offers or other important matters set forth in the Japan Offer Registration Statement, if important events have occurred that are required to be disclosed in the Japan Offer Registration Statement or if an amendment is ordered by the Director-General of the Kanto Local Finance Bureau of the FSA. The Japan Offer must remain open until the lapse of the tenth Japan business day after any such amendment is filed (counting from such filing date).

During any of such extensions of the Offer Period, all Common Shares and ADSs tendered in the U.S. Offer and not withdrawn will remain subject to withdrawal rights. All U.S. Holders of Common Shares or holders of ADSs who validly tendered, and did not withdraw, their Common Shares or ADSs into the U.S. Offer prior to 2:30 a.m., New York City time, on the Expiration Date will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.

If we extend the U.S. Offer, we will notify the ADS Tender Agent and the Common Share Receiving and Paying Agent by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement no later than ________________, New York City time, on the Expiration Date as previously scheduled. At or prior to the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer.

Subsequent Offer Period

Once the Offer Period has lapsed, no subsequent offer period will be available.

Withdrawal Rights

The U.S. Offer provides for withdrawal rights as required by U.S. securities laws. Therefore, you will be able to withdraw any tendered Common Shares or ADSs, in accordance with the procedures set forth in “The U.S. Offer—Section 4. Withdrawal Rights” before 2:30 a.m., New York City time, on the Expiration Date. Withdrawals of tendered Common Shares or ADSs may not be rescinded. Any Common Shares or ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of Common Shares or ADSs may re-tender those Common Shares or ADSs at any time before 2:30 a.m., New York City time, on the Expiration Date.

If you hold Common Shares, or hold your ADSs through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish a cut-off time and date for receipt of instructions to withdraw previously tendered Common Shares or ADSs that is earlier than 2:30 a.m., New York City time, on the Expiration Date. You should consult your broker or other securities intermediary to determine the specific cut-off times and dates that apply to you.

Conditions to the U.S. Offer

The U.S. Offer is not subject to any financing condition or any condition that a minimum amount of Common Shares and/or ADSs are tendered into the Offers. Furthermore, the U.S. Offer will not be subject to the receipt of any approvals from regulatory authorities as all applicable regulatory approvals will have been obtained (or the relevant waiting periods will have expired or been terminated and no orders will have been issued prohibiting the Transactions, including the Offers) prior to the date of publication of the definitive U.S. Offer to Purchase.

However, the U.S. Offer will be subject to the satisfaction of the conditions described in “The U.S. Offer—Section 13. Conditions to the U.S. Offer,” including the consummation of the Japan Offer.

2.	Acceptance for Payment and Payment

The Purchasers are offering to pay a purchase price of JPY 5,380 per Common Share and per ADS (which, solely for reference purposes, is equivalent to approximately U.S. $50.06 per ADS based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), in each case, in cash, without interest, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable. All payments to tendering U.S. Holders of Common Shares pursuant to this U.S. Offer to Purchase will be in Japanese yen, less the amount of any fees, expenses and withholding taxes that may be applicable. All payments to tendering holders of ADSs pursuant to this U.S. Offer to Purchase will be in U.S. dollars, with the dollar amount thereof calculated converting JPY 5,380 to U.S. dollars based on the spot U.S. dollar/Japanese yen exchange rate reported by Bloomberg L.P. at 10:00 a.m., Japan Standard Time, on the first Japan business day following the Expiration Date and rounded to the nearest whole cent, less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. Each of the Purchasers will purchase the equivalent of 50% of the Common Shares and ADSs tendered into the U.S. Offer (provided, that, should the number of Common Shares or ADSs to be purchased by each of the Purchasers include a fraction of a Common Share or ADS, then the number thereof to be purchased by SoftBank shall be rounded up, and the same by NAVER Purchaser be rounded down, to the nearest whole number, respectively). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

Under no circumstances will any interest be paid by us on the purchase price for Common Shares or ADSs tendered into the U.S. Offer, regardless of any delay in making such payments.

Upon the satisfaction, or, to the extent permitted, waiver, of the conditions set forth in “The U.S. Offer—Section 13. Conditions to the U.S. Offer” and the accompanying Common Share Acceptance Letter and ADS Letter of Transmittal, the Purchasers will accept for payment all Common Shares and ADSs validly tendered, and not properly withdrawn, before 2:30 a.m., New York City time, on the Expiration Date, and will pay for such Common Shares and ADSs on the fifth Japan business day following the Expiration Date, in accordance with the requirements of Japanese law and regulation and as permitted under Rule 14d-1(d)(2)(iv) of the Exchange Act. In all cases, payment for Common Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the Common Share Receiving and Paying Agent (in the case of Common Shares) or the ADS Tender Agent (in the case of ADSs) and in the case of Common Shares, timely receipt of the tendered Common Shares through JASDEC by the account of the Common Share Receiving and Paying Agent, in each case, in accordance with the procedures set forth in “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

With respect to Common Shares tendered and accepted for payment pursuant to the U.S. Offer, the Common Share Receiving and Paying Agent will act as your agent for the purposes of (i) receiving payments from us for your tendered Common Shares and (ii) transmitting (directly or through your broker or other securities intermediary) such payments to you. The Common Share Receiving and Paying Agent will credit JASDEC, for allocation by JASDEC to your broker or other securities intermediary, with an amount equal to the aggregate purchase price of your tendered Common Shares that we have accepted for payment, less the amount of any fees, expenses and withholding taxes that may be applicable. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

With respect to ADSs tendered and accepted for payment pursuant to the U.S. Offer, the ADS Tender Agent will act as your agent for the purposes of (i) receiving payments from us for your tendered ADSs and (ii) transmitting (directly or through your broker or other securities intermediary) such payments to you. If you are a registered holder of ADSs, you will receive a check from the ADS Tender Agent for an amount equal to the aggregate purchase price of your tendered ADSs that we have accepted for payment. If you hold ADSs through a broker or other securities intermediary, the ADS Tender Agent will credit The Depository Trust Company (“DTC”), for allocation by DTC to your broker or other securities intermediary, with an amount equal to the aggregate ADS Offer Price of your tendered ADSs that we have accepted for payment. Such payments will be less the amount of any fees (including any currency conversion fees), expenses and withholding taxes that may be applicable, including a fee of up to U.S. $5.00 for each 100 tendered ADSs (or portion thereof) cancelled. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.”

Note that the Common Share Receiving and Paying Agent will act as agent for all U.S. Holders of Common Shares, and the ADS Tender Agent will act as agent for all holders of ADSs, in each case for the purpose of receiving payment from the Purchasers and transmitting (directly or through your broker or other securities intermediary) payment to such holders that tender in the U.S. Offer. Accordingly, upon our deposit of the aggregate purchase price for the Common Shares in Japanese yen with the Common Share Receiving and Paying Agent, and our deposit of the aggregate purchase price for the ADSs in U.S. dollars with the ADS Tender Agent, our obligation to make payment for the Common Shares and ADSs will be satisfied, and holders that tendered Common Shares and ADSs in the U.S. Offer must thereafter look solely to the Common Share Receiving and Paying Agent and/or the ADS Tender Agent, respectively, for payment of net amounts owed to them by reason of the acceptance of Common Shares and ADSs pursuant to the U.S. Offer.

If, for any reason, any Common Shares or ADSs tendered by holders are not purchased in the U.S. Offer, or if any American Depositary Receipts (“ADRs”) evidencing ADSs are submitted for more ADSs than the holder intended to tender, the Common Shares and ADSs that are not tendered or purchased will be returned. If, for any reason, any Common Shares or ADSs tendered by book-entry transfer are not purchased in the U.S. Offer, such Common Shares or ADSs will be credited to the account of the tendering party with JASDEC or DTC, as applicable, without expense to the tendering holder of Common Shares or ADSs, as promptly as practicable following the termination of the U.S. Offer.

3.	Procedure for Tendering into the U.S. Offer

Tender of ADSs

Any ADS holder, wherever located, that intends to accept the U.S. Offer for all or any portion of such holder’s ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.

Registered Holders of ADRs Evidencing ADSs

If you are a registered holder of ADRs evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to the ADS Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the ADS Tender Agent receives these documents before 2:30 a.m., New York City time, on the Expiration Date.

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents to the Purchasers, NAVER, LINE, the Information Agent, the ADS Depositary or the Common Share Receiving and Paying Agent.

Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).

Registered Holders of Uncertificated ADSs

If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, which is also available from the Information Agent, and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the ADS Tender Agent at the address set forth on the back cover of this U.S. Offer to Purchase, such that the ADS Tender Agent receives these documents before 2:30 a.m., New York City time, on the Expiration Date.

Do NOT send the ADS Letter of Transmittal or any related documents to the Purchasers, NAVER, LINE, the Information Agent, the ADS Depositary or the Common Share Receiving and Paying Agent.

Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

ADSs Held through a Broker or Other Securities Intermediary in the Depository Trust Company System

If you hold ADSs through a broker or other securities intermediary in the DTC system, you should promptly contact your broker or other securities intermediary and request that the broker or other securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, the ADSs must be tendered by your broker or other securities intermediary before

2:30 a.m., New York City time, on the Expiration Date. Further, before 2:30 a.m., New York City time, on the Expiration Date, the ADS Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.

The term “Agent’s Message” means a message transmitted to the ADS Tender Agent by DTC, received by the ADS Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this U.S. Offer to Purchase and the ADS Letter of Transmittal and that the Purchasers may enforce such agreement against such participant.

DTC, participants in DTC and brokers or other securities intermediaries are likely to establish cut-off times and dates that are earlier than 2:30 a.m., New York City time, on the Expiration Date to receive instructions to tender ADS. Note that if your ADSs are held through a broker or other securities intermediary and your broker or other securities intermediary tenders your ADSs as instructed by you, your broker or other securities intermediary may charge you a transaction or service fee. You should consult your broker or other securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

DO NOT DELIVER ANY DOCUMENTS TO THE PURCHASERS, NAVER, LINE, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE COMMON SHARE RECEIVING AND PAYING AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO THE PURCHASERS, NAVER, LINE, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE COMMON SHARE RECEIVING AND PAYING AGENT DOES NOT CONSTITUTE A VALID TENDER.

Surrendering ADSs for Common Shares in order to Tender Common Shares into the Japan Offer

For non-U.S. Holders, an alternative to tendering ADSs into the U.S. Offer is to surrender your ADSs to the ADS Depositary, withdraw the Common Shares from the ADS program in which they are deposited and participate directly in the Japan Offer as a holder of Common Shares.

Non-U.S. Holder of ADSs wishing to surrender their ADSs to the ADS Depositary, withdraw the Common Shares from the ADS program and participate directly in the Japan Offer as a holder of Common Shares should follow the instructions for such withdrawal set forth in the deposit agreement, dated as of July 14, 2016 (the “ADS Deposit Agreement”), by and among LINE, the ADS Depositary and all holders of ADSs from time to time, and otherwise comply with the terms and conditions thereof, including the payment of a fee to the ADS Depositary in an amount of up to U.S. $5.00 per 100 ADSs (or portion thereof) for the surrender of those ADSs and the payment of any taxes or governmental charges or cable fees or other charges payable in connection with such surrender and withdrawal. These procedures will take a significant amount of time, possibly weeks, to complete and holders should allow ample time for these procedures to be completed prior to 2:30 a.m., New York City time, on the Expiration Date, which is also the expiration time of the Japan Offer.

There are risks to undertaking this process insufficiently in advance of the expiration of the Japan Offer. A holder must allow sufficient time for its broker or other securities intermediary to tender its Common Shares on its behalf before the expiration time of the Japan Offer, in the manner described in the Japan Offer Registration Statement. In addition, there are other risks to participating in the Japan Offer as compared to the U.S. Offer, including those resulting from the differences between the U.S. Offer and the Japan Offer (see “Questions and Answers about the Offers—What are the principal differences between the U.S. Offer and the Japan Offer?”). Holders of ADSs who are not U.S. Holders that intend to surrender their ADSs to the ADS Depositary, withdraw the Common Shares from the ADS program and participate directly in the Japan Offer as a holder of Common

Shares should contact the broker or other securities intermediary with which your ADSs are deposited and review a copy of the Japan Offer Registration Statement and related Japan Offer documents (as filed with the FSA in Japan).

Tender of Common Shares

If you are a U.S. Holder of Common Shares, and if you intend to tender all or any portion of such Common Shares into the U.S. Offer, you should (i) instruct your broker or other securities intermediary to instruct its affiliated Japanese standing proxy (jyounin dairi-nin) to deliver the Common Shares you wish to tender through JASDEC to an account with the Common Share Receiving and Paying Agent specified in the Common Share Acceptance Letter, an English translation of which is attached as Exhibit (a)(1)(ii) to the Schedule TO filed by the Purchasers and NAVER with the SEC and (ii) instruct your broker or other securities intermediary to (a) deliver to its affiliated Japanese standing proxy any additional documents required by such affiliated Japanese standing proxy and (b) instruct its affiliated Japanese standing proxy to deliver the Common Share Acceptance Letter (which will be provided in Japanese to the Japanese standing proxy by the Common Share Receiving and Paying Agent) to the Common Share Receiving and Paying Agent at the address of the Common Share Receiving and Paying Agent which will be provided to the Japanese standing proxies by the Common Share Receiving and Paying Agent, in each case of (i) and (ii), to be received prior to 2:30 a.m., New York City time, on the Expiration Date. If you hold Common Shares through a broker or other securities intermediary, you must contact such broker or other securities intermediary and instruct it to deliver the Common Shares you wish to tender on your behalf. Brokers and other securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 2:30 a.m., New York City time, on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

DO NOT SEND THE COMMON SHARE ACCEPTANCE LETTER OR ANY RELATED DOCUMENTS TO THE PURCHASERS, NAVER, LINE, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE ADS TENDER AGENT. DELIVERY OF THE COMMON SHARE ACCEPTANCE LETTER OR ANY OTHER REQUIRED DOCUMENTS TO THE PURCHASERS, NAVER, LINE, THE INFORMATION AGENT, THE ADS DEPOSITARY OR THE ADS TENDER AGENT DOES NOT CONSTITUTE A VALID TENDER.

INSTRUCT YOUR BROKER OR OTHER SECURITIES INTERMEDIARY TO INSTRUCT ITS JAPANESE STANDING PROXY TO DELIVER THE COMMON SHARE ACCEPTANCE LETTER TO THE COMMON SHARE RECEIVING AND PAYING AGENT—DO NOT SEND THE COMMON SHARE ACCEPTANCE LETTER DIRECTLY TO THE COMMON SHARE RECEIVING AND PAYING AGENT.

Signature Guarantees

Signatures on an ADS Letter of Transmittal must be guaranteed unless you either:

•	are the registered holder of the ADSs and have not completed the box entitled “Special Transfer Instructions” or “Special Mailing Instructions” on the ADS Letter of Transmittal; or

•	are tendering ADSs for the account of an eligible institution.

If you are not the registered holder of the ADSs you are tendering, the ADRs you deliver must be endorsed for transfer by the registered holder or a proper separate instrument of transfer signed by the registered holder must be provided, and the signature of the registered holder on the endorsement or instrument of transfer must be guaranteed by a Medallion Guarantee.

Tender Constitutes an Agreement

The tender of Common Shares or ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the terms and conditions of the U.S. Offer. Tender will also constitute such holder’s representation and warranty that such security holder has the full power and authority to tender and assign such Common Shares or ADSs, as specified in the Common Share Acceptance Letter or the ADS Letter of Transmittal, as applicable. Tender will further constitute each tendering security holder’s representation and warranty that when the Purchasers accept for payment the Common Shares or ADSs tendered by such holder, the Purchasers will acquire good and unencumbered title to the Common Shares or ADSs, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Purchasers’ acceptance for payment of Common Shares or ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the Purchasers and the tendering security holder, upon the terms and subject to the conditions of the U.S. Offer.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares or ADSs, including questions as to the proper completion or execution of any ADS Letter of Transmittal, Common Share Acceptance Letter, notice of withdrawal or other relevant documents and as to the proper form for transfer of any Common Shares or ADSs, will be determined by us, in our sole discretion, subject to applicable law, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in any tender of Common Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Common Shares or ADSs. No tender of Common Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. We also reserve the absolute right to reject any or all tenders of Common Shares and ADSs determined by us not to be in proper form or for which acceptance for payment or payment may be unlawful. None of the Purchasers, NAVER, the Common Share Receiving and Paying Agent, the ADS Tender Agent, the ADS Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including any ADS Letter of Transmittal, Common Share Acceptance Letter, notice of withdrawal or other relevant documents and as to the proper form for transfer of any Common Shares or ADSs) will be final and binding to the full extent permitted by law.

THE METHOD OF DELIVERY OF COMMON SHARES AND ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH JASDEC OR DTC, IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF SUCH COMMON SHARES AND ADSs, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMMON SHARE RECEIVING AND PAYING AGENT OR THE ADS TENDER AGENT, AS APPLICABLE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED OR OVERNIGHT COURIER, PROPERLY INSURED, IS RECOMMENDED FOR ADRs EVIDENCING ADSs SENT BY MAIL.

If you are in any doubt about the procedure for tendering Common Shares or ADSs into the U.S. Offer, please contact the Information Agent at its telephone number, as it appears on the back cover of this U.S. Offer to Purchase.

Extension of Offer Period and Amendments

Subject to applicable law, the Offer Period of the U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. All U.S. Holders of Common Shares or holders of ADSs who validly tendered, and did not withdraw, their Common Shares or ADSs into the U.S. Offer prior to 2:30 a.m., New York City time, on the Expiration Date will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.

If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of Common Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Common Shares or ADSs sought, a minimum period of ten U.S. business days is generally required to allow for adequate dissemination to holders and investor response.

Pursuant to the Transaction Documents, the U.S. Offer and the Japan Offer will run concurrently and will expire on the same day. We expect that the U.S. Offer and the Japan Offer will remain open for the same period of time. If the U.S. Offer is extended for any reason, we will extend the Japan Offer for the length of the extension of the U.S. Offer, subject to applicable law and regulation. If the Japan Offer is extended for any reason, we will extend the U.S. Offer for the length of the extension of the Japan Offer. Under Japanese law, the offer period for the Japan Offer must not be more than 60 Japan business days, although such 60 Japan business day period may be extended in certain circumstances if the Purchasers amend the Japan Offer Registration Statement. The Japan Offer Registration Statement will be amended if there are any changes to the terms of the Offers or other important matters set forth in the Japan Offer Registration Statement, if important events have occurred that are required to be disclosed in the Japan Offer Registration Statement or if an amendment is ordered by the Director-General of the Kanto Local Finance Bureau of the FSA. The Japan Offer must remain open until the lapse of the tenth Japan business day after any such amendment is filed (counting from such filing date).

If we extend the U.S. Offer, we will notify the ADS Tender Agent and the Common Share Receiving and Paying Agent by written notice or oral notice confirmed in writing and we will make a public announcement of the extension in the U.S. by press release or other public announcement, no later than                     , New York City time, on the Expiration Date as previously scheduled. At or prior to the start of any extension period, we will file with the SEC an amendment to this U.S. Offer to Purchase, setting forth the new expiration date of the U.S. Offer.

Representations and Agreements With Respect to Tenders

Each holder of Common Shares and ADSs, by tendering its securities in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

(i)	that it is a U.S. Holder if tendering Common Shares;

(ii)

that it has the full power and authority to tender and assign the Common Shares or ADSs tendered, and that our acceptance for payment of Common Shares or ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement containing the terms and conditions of the U.S. Offer, as between us and the tendering security holder;

(iii)

that the tendering of its Common Shares or ADSs, and the execution of the Common Share Acceptance Letter or the ADS Letter of Transmittal, as applicable, shall constitute: (a) an acceptance of the U.S. Offer in respect of the number of Common Shares or ADSs identified therein, (b) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Common Shares or ADSs and (c) that each such holder’s acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn such acceptance;

(iv)

that the Common Shares or ADSs in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights attaching thereto, including voting rights and the right to all dividends or other distributions having a record date after such Common Shares and ADSs have been accepted for purchase in accordance herewith;

(v)

that the tendering of its Common Shares, if tendering Common Shares, and the execution of the Common Share Acceptance Letter constitutes the irrevocable appointment of the Common Share Receiving and Paying Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and other document(s) as may be necessary or required, at the discretion of the attorney-in-fact, in order to transfer those Common Shares validly tendered and not withdrawn, in our name or in the name of such other person(s) as the Purchasers may direct, and to deliver such form(s) of transfer and other document(s) as may be required, together with other document(s) of title relating to such Common Shares, to transfer the tendered Common Shares in the JASDEC system or to request a registration of transfer of the Common Shares on the books of LINE’s transfer agent, in each case to or as instructed by us, and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer, and to vest title to the Common Shares in us or our nominees as aforesaid;

(vi)

that the tendering of its Common Shares, if tendering Common Shares, and the execution of the Common Share Acceptance Letter constitutes, subject to the tendering holder of Common Shares not having withdrawn its tender, an irrevocable authority and request (a) to LINE and its directors, officers and agents, to cause the registration of the transfer of the Common Shares pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees and (b) to us or our agents, to act upon any instructions with regard to notices and payments that have been recorded in the records of LINE regarding such holder’s Common Shares;

(vii)

that the tendering of its ADSs, if tendering ADSs, and the execution of the ADS Letter of Transmittal, constitutes the irrevocable appointment of the ADS Tender Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and other document(s) as may be necessary or required, at the discretion of the attorney-in-fact, in order to transfer those ADSs validly tendered and not withdrawn, in our name or in the name of such other person(s) as the Purchasers may direct, and to deliver such form(s) of transfer and other document(s) as may be required, together with other document(s) of title relating to such ADSs, to transfer the tendered ADSs in the DTC system, to request a registration of transfer of the ADSs on the books of the ADS Depositary or to surrender the ADSs to the ADS Depositary for the purpose of withdrawal and delivery of the underlying Common Shares, in each case to or as instructed by us, and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer, and to vest title to the ADSs in us or our nominees as aforesaid;

(viii)

that this “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer—Representations and Agreements With Respect to Tenders” section shall be incorporated in and form part of the Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable; and

(ix)

that it agrees to ratify each and every act or thing which may be done or effected by the Purchasers or NAVER or any of our directors or agents, or LINE or its directors or agents, as applicable, in the proper exercise of the power and authorities of any such person.

4.	Withdrawal Rights

Tenders of Common Shares or ADSs made pursuant to the U.S. Offer are irrevocable except as otherwise provided in this “The U.S. Offer—Section 4. Withdrawal Rights” section.

You may withdraw your tender of Common Shares or ADSs at any time before 2:30 a.m., New York City time, on the Expiration Date. If you hold your Common Shares or ADSs through a broker or other securities intermediary, you should be aware that your broker or other securities intermediary is likely to establish a cut-off time and date for receipt of instructions to withdraw previously tendered Common Shares or ADSs that is earlier than 2:30 a.m., New York City time, on the Expiration Date. You should consult your broker or other securities intermediary to determine the specific cut-off times and dates that apply to you.

For a withdrawal to be effective, you must (i) have previously tendered your Common Shares or ADSs, as applicable, (ii) with respect to a tender of Common Shares, instruct your broker or other securities intermediary to, through its affiliated Japanese broker or other Japanese securities intermediary, make the withdrawal on your behalf by contacting the Common Share Receiving and Paying Agent or in accordance with the procedures of JASDEC, as applicable, (iii) with respect to a tender of ADRs evidencing the ADSs, subsequently deliver a properly completed and duly executed written notice of withdrawal to the ADS Tender Agent at the address listed on the back cover of this U.S. Offer to Purchase and (iv) with respect to a tender of ADSs made by your broker or other securities intermediary on your behalf, instruct that your broker or other securities intermediary make the withdrawal by contacting the ADS Tender Agent or in accordance with the procedures of DTC, as applicable, and in the case of each of (ii), (iii) and (iv), such notice of withdrawal must be received by the Common Share Receiving and Paying Agent or the ADS Tender Agent, as applicable, before 2:30 a.m., New York City time, on the Expiration Date.

The notice of withdrawal must be received before 2:30 a.m., New York City time, on the Expiration Date, or such earlier cut-off time and date as your broker or other securities intermediary may specify, if applicable. Any notice of withdrawal must specify:

•	the name of the person who tendered Common Shares or ADSs to be withdrawn;

•	the number of Common Shares or ADSs to be withdrawn;

•	the name of the registered holder of the Common Shares or ADSs to be withdrawn, if different from that of the person who tendered such Common Shares or ADSs; and

•	a statement that such holder is withdrawing its election to tender the Common Shares or ADSs in the U.S. Offer.

If you have delivered ADRs evidencing your ADSs to the ADS Tender Agent then, in order for the ADRs to be released, you must also submit the serial number shown on the particular ADR tendered evidencing the ADSs to be withdrawn.

You may not rescind a notice of withdrawal, and withdrawn Common Shares or ADSs will not be validly tendered for purposes of the U.S. Offer. However, you may re-tender withdrawn Common Shares or ADSs at any time before 2:30 a.m., New York City time, on the Expiration Date, by following the procedures for tendering described above in “The U.S. Offer—Section 3. Procedure for Tendering into the U.S. Offer.”

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, subject to applicable law, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of tendered Common Shares or ADSs by any holder of Common Shares or ADSs, whether or not similar defects or irregularities are waived in the case of other holders of Common Shares or ADSs. None of the Purchasers, NAVER, the Common Share Receiving and Paying Agent, the ADS Tender Agent, the ADS Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Income Tax Considerations

Certain U.S. Federal Income Tax Consequences of the U.S. Offer

The following is a summary of certain U.S. federal income tax consequences of the tender of Common Shares or ADSs by a U.S. holder (as defined below) pursuant to the U.S. Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is limited to U.S. holders who hold Common Shares or ADSs as capital assets and in particular, may not address U.S. federal income tax consequences applicable to U.S. holders subject to special treatment under U.S. federal income tax law, such as banks, brokers or dealers in securities or currencies, financial institutions, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that hold an interest in an entity that holds Common Shares or ADSs, persons that own, or have owned, directly, indirectly or constructively, 10% or more (by vote or value) of LINE’s equity, persons that hold Common Shares or ADSs as part of a hedge, wash sale, straddle, constructive sale, conversion transaction or other integrated transaction for U.S. federal income tax purposes, entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein, persons whose functional currency is not the U.S. dollar and certain former citizens or long-term residents of the U.S. In addition, this summary does not address non-U.S., state, or local taxes, the U.S. federal estate and gift taxes, the Medicare contribution tax on certain net investment income, or alternative minimum tax consequences of acquiring, holding or disposing of Common Shares or ADSs. Each holder of Common Shares or ADSs is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Common Shares or ADSs pursuant to the U.S. Offer.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Common Shares or ADSs that is a citizen or resident of the U.S. or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such Common Shares or ADSs.

U.S. Tax Consequences for U.S. Holders Who Tender Common Shares or ADSs Pursuant to the U.S. Offer

A U.S. holder that tenders Common Shares or ADSs pursuant to the U.S. Offer generally will recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the amount realized (as discussed below) in the U.S. Offer and (ii) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor. U.S. holders of Common Shares or ADSs must calculate gain or loss separately for each block of Common Shares or ADSs exchanged (that is, Common Shares or ADSs acquired at the same cost in a single transaction).

The amount realized by a U.S. holder in the U.S. Offer will generally be the U.S. dollar value of the cash received in the U.S. Offer. In the case of a U.S. holder who receives Japanese yen in exchange for its Common Shares (as described in “The U.S. Offer—Section 2. Acceptance for Payment and Payment”), the amount realized generally will be the U.S. dollar value of the Japanese yen received at the spot rate in effect on the date of sale (or, if the Common Shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. holders, the settlement date). An accrual basis U.S. holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. Any currency gain or loss realized on the sale of the Japanese yen received for a different U.S. dollar amount generally will be U.S.-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains.

A U.S. holder’s adjusted tax basis in a Common Share or ADS generally will equal the amount paid therefor. In the case of a Common Share purchased for foreign currency, the cost of such Common Share to a U.S. Holder will be the U.S. dollar value of the purchase price in such foreign currency on the date of purchase. In the case of a Common Share that is traded on an established securities market, a cash basis U.S. holder (and, if it so elects, an accrual basis U.S. holder) determines the U.S. dollar value of the cost of such Common Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Subject to the passive foreign investment company (“PFIC”) rules discussed below, any gain or loss on the tender of Common Shares or ADSs pursuant to the U.S. Offer will be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders generally are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations for U.S. federal income tax purposes.

U.S. Tax Consequences for U.S. Holders Who Do Not Tender their Common Shares or ADSs Pursuant to the U.S. Offer

Assuming that NAVER, NAVER Purchaser and SoftBank pursue the Share Consolidation following the consummation of the Offers, the tax consequences to a U.S. holder that does not tender Common Shares or ADSs pursuant to the U.S. Offer and whose Common Shares or ADSs are exchanged for cash pursuant to such Share Consolidation generally will be the same as those discussed herein.

Passive Foreign Investment Company Rules

A U.S. holder may be subject to adverse U.S. federal income tax rules in respect of a disposition of Common Shares or ADSs pursuant to the U.S. Offer if LINE were classified as a PFIC for any taxable year during which such U.S. holder held Common Shares or ADSs and did not have certain elections in effect. In general, a foreign corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income constitutes “passive income” or (ii) 50% or more of its assets produce, or are held for the production of, “passive income.” For this purpose, “passive income” is defined to include income of the kind which would be foreign personal holding company income under Section 954(c) of the Code, and generally includes interest, dividends, rents, royalties and certain gains.

LINE has stated in the 2019 Annual Report that it believes that it was not a PFIC for U.S. federal income tax purposes for its taxable year ending December 31, 2019. However, as stated by LINE in the 2019 Annual Report, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that LINE will not be considered a PFIC for any taxable year.

If LINE were treated as a PFIC for any taxable year during which a U.S. holder held Common Shares or ADSs, certain adverse consequences could apply to the U.S. holder, unless certain elections that may mitigate such adverse consequences have been made (including a mark-to-market election). Specifically, gain recognized by a U.S. holder on the tender of its Common Shares or ADSs pursuant to the U.S. Offer would be allocated ratably over the U.S. holder’s holding period for the Common Shares or ADSs. The amounts allocated to the taxable year of the exchange and to any year before LINE was a PFIC would be taxed as ordinary income in the current year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year and an interest charge would be imposed on the amount allocated to the taxable year. These rules generally would apply to a U.S. holder that held Common Shares or ADSs during any year in which LINE was a PFIC, even if LINE was not a PFIC in the year in which the U.S. holder tendered the Common Shares or ADSs pursuant to the U.S. Offer. U.S. holders should consult their tax advisors regarding (i) the tax consequences that would arise if LINE were treated as a PFIC for any year, (ii) any applicable information reporting requirements and (iii) the availability of any elections (including the mark-to-market election mentioned above) that may help mitigate the tax consequences to a U.S. holder if LINE were a PFIC.

Information Reporting and Backup Withholding

Payments made to U.S. holders pursuant to the U.S. Offer generally will be subject to information reporting and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is correctly and timely furnished to the IRS.

A holder that is not a U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Because individual circumstances may differ, each shareholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed above and the particular tax consequences of the tender of Common Shares or ADSs, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

Certain Japan Income Tax Consequences of the U.S. Offer

The following is a general summary of certain Japan tax consequences of the U.S. Offer to Japan and non-Japan resident shareholders. This summary does not cover all possible tax considerations or consequences that may be relevant to all categories of investors, some of which may be subject to special treatment under applicable law. Holders of Common Shares or ADSs are expressly urged to consult their tax advisers with regard to the tax consequences of the U.S. Offer in their particular circumstances. The summary below is included for general information purposes only.

In general, no Japan withholding tax will be levied on the sale of Common Shares or ADSs pursuant to the U.S. Offer.

Japan Tax Consequences for Non-Japan Holders

Upon the sale of Common Shares or ADSs pursuant to the U.S. Offer, any gain recognized by an individual who is not domiciled in or a resident of Japan for tax purposes or by any legal entity that is not incorporated under the laws of, or does not have its place of business in, Japan and does not have a permanent establishment in Japan (a “Non-Japan Holder”) will not be subject to Japan income tax.

Japan Tax Consequences for Japan Holders

Upon the sale of ADSs pursuant to the U.S. Offer, any gain recognized by any person other than a Non-Japan Holder (a “Japan Holder”) will be subject to Japan taxes.

A Japan Holder who is an individual will, in principle, be subject to separate self-assessment income taxation in respect of any gain recognized by any such individual Japan Holder, with certain exceptions.

Japan Tax Consequences for Holders Who Do Not Tender their Common Shares or ADSs in the U.S. Offer

In the event that the Purchasers are unable to acquire all of the Common Shares and ADSs (other than Common Shares and ADSs that the Purchasers or NAVER hold or may, in the future, hold, or Common Shares or ADSs held in treasury by LINE) in the Offers, following the consummation of the Offers, any remaining holders of Common Shares or ADSs will be eliminated by the Share Consolidation (with the intended result that, following the Share Consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE). See “Special Factors—Section 12. Appraisal Rights; Rule 13e-3.”

The Japan tax consequences for Non-Japan Holders and Japan Holders who do not tender their Common Shares and/or ADSs pursuant to the U.S. Offer and are subject to the Share Consolidation are generally the same as described above.

6.	Price Range of Common Shares and ADSs

The Common Shares are traded on the First Section of the TSE under code “3938,” and the ADSs are traded on the NYSE under the symbol “LN.” In connection with the Transactions, the Common Shares are expected to be de-listed from the TSE two Japan business days prior to the closing of the Share Consolidation and the ADSs are expected to be de-listed from the NYSE shortly prior to the closing of the Share Consolidation, and the Common Shares and ADSs are expected to be deregistered under the Exchange Act. LINE has not undertaken any underwritten public offering of Common Shares or ADSs within the past three years.

The following table sets forth, for the periods indicated, the high and low prices per Common Share on the TSE and per ADS on the NYSE with respect to the period from January 1, 2018 to May 27, 2020.

	Price per Common Share on the TSE		Price per ADS on the NYSE
Fiscal Year	High	Low	High	Low
2020:
Second Quarter (through May 27, 2020)	JPY 5,370	JPY 5,130	U.S. $50.00	U.S. $47.33
First Quarter	JPY 5,390	JPY 4,980	U.S. $51.24	U.S. $45.01
2019:
Fourth Quarter	JPY 5,350	JPY 3,785	U.S. $51.63	U.S. $34.77
Third Quarter	JPY 4,185	JPY 3,000	U.S. $38.83	U.S. $27.73
Second Quarter	JPY 3,955	JPY 2,925	U.S. $35.33	U.S. $27.04
First Quarter	JPY 4,195	JPY 3,775	U.S. $38.73	U.S. $33.53
2018:
Fourth Quarter	JPY 4,775	JPY 3,120	U.S. $42.11	U.S. $27.79
Third Quarter	JPY 5,180	JPY 4,480	U.S. $45.77	U.S. $40.26
Second Quarter	JPY 4,750	JPY 3,895	U.S. $42.41	U.S. $35.06
First Quarter	JPY 5,320	JPY 3,980	U.S. $46.91	U.S. $37.92

On December 20, 2019, Tokyo time, the last full TSE trading day before NAVER and SoftBank’s announcements regarding entry into the Transaction Documents, the closing price of Common Shares reported on the TSE was JPY 5,260 per Common Share. On December 20, 2019, New York City time, the last full NYSE trading day before NAVER and SoftBank’s announcements regarding entry into the Transaction Documents, the closing price of ADSs reported on the NYSE was U.S. $47.85 per ADS.

On May 27, 2020, Tokyo time, the latest TSE trading day before publication of this U.S. Offer to Purchase for which information is practically available, the closing price of Common Shares reported on the TSE was JPY 5,350 per Common Share. On May 26, 2020, New York City time, the latest NYSE trading day before publication of this U.S. Offer to Purchase for which information is practically available, the closing price of ADSs reported on the NYSE was U.S. $49.66 per ADS. You are urged to obtain a current market quotation for the Common Shares and/or the ADSs, as applicable.

7.	Dividends and Distributions

LINE has never declared or paid any dividends, and currently has no plans to pay dividends in the future. Further, under the terms of the Business Integration Agreement, LINE must obtain the prior approval of NAVER, SoftBank and ZHD in order to declare or pay any dividends prior to the successful completion of the Share Consolidation.

8.	Possible Effects of the Offers

General Effects

Holders who sell their Common Shares or ADSs in the Offers will cease to have any equity interest in LINE or any right to participate in any future earnings or growth of LINE or benefit from any increase in value of LINE. After selling their Common Shares or ADSs in the Offers, such holders also will not bear the risk of any losses generated by LINE’s operations or of any decrease in the value of LINE. If you do not tender your Common Shares or ADSs in the Offers, you will remain a holder of Common Shares or ADSs, as the case may be. In the event that the Purchasers are unable to acquire all of the Common Shares and ADSs in the Offers, following the consummation of the Offers, any remaining holders of Common Shares or ADS swill be eliminated by the Share Consolidation (with the intended result that, following the Share Consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE). Any holder of Common Shares or ADSs subject to the Share Consolidation will receive the same amount per Common Share or per ADS, as applicable, as the Common Share Offer Price or ADS Offer Price, respectively (but subject to, in the case of ADSs, a potentially different exchange rate from the exchange rate used for the settlement of the ADS Offer Price). Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate following the consummation of the Offers and prior to the completion of the Share Consolidation will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. Any holder of Common Shares subject to the Share Consolidation may also be entitled to exercise appraisal and repurchase rights under Japanese law in connection with the consideration to be paid by the Purchasers in the Share Consolidation. Holders of ADSs will only be entitled to exercise appraisal and repurchase rights under Japanese law if they surrender their ADSs to the ADS Depositary and withdraw the Common Shares underlying the ADSs from the ADS program, and become subject to the Share Consolidation as a holder of Common Shares. Holders of Common Shares or ADSs who do not tender into the Offers should consult with their Japanese counsel for further information on their rights in connection with the Share Consolidation. As of March 31, 2020, excluding the Common Shares and ADSs held by NAVER and the treasury shares held by LINE, there are 66,367,953 Common Shares and 2,526,749 ADSs, representing 26.7% of all issued and outstanding Common Shares on a fully diluted basis.

Effects on the Market for Common Shares

Upon the consummation of the Offers, the number of Common Shares that are publicly held may be so small that the liquidity of the Common Shares may be significantly reduced, there may no longer be an active trading market for Common Shares and the market value of the Common Shares may be significantly reduced. The extent of the public market for Common Shares and the availability of price quotations will depend upon factors such as, among others:

•	the number of holders of Common Shares and the number of Common Shares in public ownership (free float);

•	the aggregate market value of Common Shares in public ownership;

•	the trading volume of the remaining Common Shares on the TSE;

•	whether securities firms remain interested in maintaining a market in Common Shares or providing research on LINE;

•	possible de-listing from the TSE;

•

possible suspension of LINE’s disclosure and reporting obligations and further duties to provide information under applicable securities laws, corporate laws and/or listing rules as a result of a possible de-listing;

•	possible termination of registration under applicable securities laws and listing rules; and

•	whether the Common Shares trade in the over-the-counter market.

The de-listing of the Common Shares from the TSE or the absence of an active trading market for Common Shares could reduce the liquidity and market value of Common Shares.

Squeeze-Out of Minority Security Holders

In the event that not all Common Shares and ADSs are tendered into the Offers, following the consummation of the Offers, any remaining holder of Common Shares and ADSs will be eliminated by the Share Consolidation (with the intended result that, following the Share Consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE), and the Common Shares are expected to be de-listed from the TSE two Japan business days prior to the closing of the Share Consolidation and the ADSs are expected to be de-listed from the NYSE shortly prior to the closing of the Share Consolidation. Any holder of Common Shares subject to the Share Consolidation will receive the same amount per Common Share as the amount per Common Share payable to holders of Common Shares who tender into the Offers. See “Special Factors—Section 2. Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions.”

Reporting Obligations and Registration under Japanese Law and TSE Listing Rules

Following the consummation of the Offers and the resolution by LINE’s extraordinary general meeting of shareholders approving the Share Consolidation, the Common Shares will be designated as “de-listing stock” by the TSE, and after a certain last-trading period as determined by the TSE, the Common Shares will be de-listed from the TSE pursuant to the TSE listing rules. This may result in LINE’s reporting obligations with respect to the Common Shares under the TSE listing rules ceasing to apply and those under the FIEA being suspended. De-listing of the Common Shares under the TSE listing rules would substantially reduce the information required to be furnished by LINE to holders of Common Shares and to the TSE. In addition, certain provisions of the FIEA and its respective implementing ordinances and the TSE listing rules would no longer apply to LINE. Therefore, upon the consummation of the Offers, holders of Common Shares should not rely on the continued listing of any Common Shares under the TSE listing rules.

Reporting Obligations under the Exchange Act

To the extent permitted by applicable law, following the consummation of the Offers, we intend to cause LINE to make a filing with the SEC requesting termination of the registration of the Common Shares and the ADSs under the Exchange Act, which may result in LINE’s reporting obligations with respect to the Common Shares and the ADSs under the Exchange Act being suspended and its Exchange Act registration with respect to the Common Shares and the ADSs being terminated following expiration of the Offers. Termination of the registration of the Common Shares and the ADSs under the Exchange Act would substantially reduce the information required to be furnished by LINE to holders of Common Shares and to the SEC and certain provisions of the Exchange Act would no longer apply to LINE. Therefore, upon the consummation of the Offers, holders of Common Shares should not rely on the continued registration of any Common Shares or ADSs under the Exchange Act.

Effects on the Market for ADSs

Upon the consummation of the Offers, the number of ADSs that are publicly held may be so small that the liquidity of the ADSs may be significantly reduced, there may no longer be an active trading market for ADSs and the market value of the ADSs may be significantly reduced. The extent of the public market for the ADSs and the availability of price quotations would depend upon factors such as, among others:

•	the number of holders of ADSs and the number of ADSs in public ownership;

•	the aggregate market value of the Common Shares and ADSs in public ownership;

•	the trading volume of the remaining ADSs on the NYSE;

•	whether securities firms remain interested in maintaining a market in ADSs or providing research on LINE;

•	possible de-listing from the NYSE;

•

possible suspension of LINE’s disclosure and reporting obligations and further duties to provide information under applicable securities laws, corporate laws and/or listing rules as a result of a possible de-listing;

•	possible termination of registration under the Exchange Act; and

•	possible termination of the ADS Deposit Agreement.

The de-listing of the Common Shares from the TSE or the absence of an active trading market for Common Shares could reduce the liquidity and market value of both Common Shares and ADSs. Additionally, LINE may no longer be eligible to maintain an SEC-registered ADS program or a listing with the NYSE.

Squeeze-Out of Minority Security Holders

In the event that not all Common Shares and ADSs are tendered into the Offers, following the consummation of the Offers, any remaining holders of Common Shares and ADSs will be eliminated by the Share Consolidation (with the intended result that, following the Share Consolidation and any other adjustment procedures set forth in the Business Integration Agreement, NAVER and the Purchasers will be the only shareholders of LINE), and the Common Shares are expected to be de-listed from the TSE two Japan business days prior to the closing of the Share Consolidation and the ADSs are expected to be de-listed from the NYSE shortly prior to the closing of the Share Consolidation. Any minority ADS holder subject to the Share Consolidation will receive the same amount per ADS as the amount per ADS payable to holders of ADSs who tender into the Offers (but subject to a different exchange rate from the exchange rate used for the settlement of the ADS Offer Price). Holders of ADSs should be aware that fluctuations in the Japanese yen to U.S. dollar exchange rate following the consummation of the Offers and prior to the completion of the Share Consolidation will cause the value of the cash consideration to be paid to them in respect of their ADSs to change accordingly. See “Special Factors—Section 2. Purpose of and Reasons for the Offers; Plans for LINE after the Offers and the Transactions.”

Reporting Obligations under Japanese Law and TSE Listing Rules

Following the consummation of the Offers and the resolution by LINE’s extraordinary general meeting of shareholders approving the Share Consolidation, the Common Shares will be designated as “de-listing stock” by the TSE, and after a certain last-trading period as determined by the TSE, the Common Shares will be de-listed from the TSE pursuant to the TSE listing rules. This may result in LINE’s reporting obligations with respect to the Common Shares under the TSE listing rules ceasing to apply and those under the FIEA being suspended. De-listing of the Common Shares under the TSE listing rules would substantially reduce the information required to be furnished by LINE to holders of ADSs and to the TSE. In addition, certain provisions of the FIEA and its respective implementing ordinances and the TSE listing rules would no longer apply to LINE. Therefore, upon the consummation of the Offers, holders of ADSs should not rely on the continued listing of any Common Shares under the TSE listing rules.

Reporting Obligations and Registration under the Exchange Act

To the extent permitted by applicable law, following the consummation of the Offers, we intend to cause LINE to make a filing with the SEC requesting termination of the registration of the Common Shares and the ADSs under the Exchange Act, which may result in LINE’s reporting obligations with respect to the Common Shares and the ADSs under the Exchange Act being suspended and its Exchange Act registration with respect to the Common Shares and the ADSs being terminated following expiration of the Offers. Termination of the registration of the Common Shares and the ADSs under the Exchange Act would substantially reduce the information required to be furnished by LINE to holders of ADSs and to the SEC and certain provisions of the Exchange Act would no longer apply to LINE. Therefore, upon the consummation of the Offers, holders of ADSs should not rely on the continued registration of any Common Shares or ADSs under the Exchange Act.

NYSE Listing

Following the consummation of the Offers, to the extent permitted by applicable law, we intend to cause LINE to de-list the ADSs from the NYSE. Additionally, under the rules of the NYSE, if LINE fails to meet certain criteria, LINE’s ADSs could be involuntarily de-listed from the NYSE. Among such criteria are minimum thresholds for (i) the number of holders, (ii) the number of ADSs publicly held and (iii) the aggregate market value of the ADSs publicly held. Thus, if we purchase a sufficient number of ADSs in the U.S. Offer, the ADSs may no longer meet the NYSE’s listing requirements, regardless of our intent to voluntarily de-list the ADSs from the NYSE.

Termination of the ADS Deposit Agreement

Following consummation of the U.S. Offer, if we cause LINE to de-list its ADSs from the NYSE and to deregister its Common Shares and ADSs as described above, if permitted under applicable law and the terms of the ADS Deposit Agreement, we intend to cause LINE to terminate its agreement with the ADS Depositary, pursuant to which the ADS Depositary maintains an ADS facility for the Common Shares. When and if the ADS Deposit Agreement is terminated, holders of ADSs will only have the right to receive Common Shares underlying ADSs upon surrender of ADSs and payment of applicable fees to the ADS Depositary. After one year or more from the termination date, the ADS Depositary may sell the remaining deposited Common Shares and hold the proceeds of such sale for the benefit of holders of ADSs that have not been surrendered. The absence of an active trading market in ADSs and an ADS facility would impede the transfer of your ADSs and reduce the liquidity and market value of both your ADSs and their underlying Common Shares.

Margin Securities

The ADSs are currently “margin securities” under the Regulations of the Board of Governors of the U.S. Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If registration of the ADSs under the Exchange Act is terminated and, consequently, there is no liquid market for the ADSs, the ADSs may no longer constitute margin securities under the regulations of the Federal Reserve Board. As such, the ADSs could no longer be used as collateral for loans made by brokers.

9.	Certain Information Concerning LINE

Except as specifically set forth herein, the information concerning LINE contained in this U.S. Offer to Purchase has been furnished by or is based upon information furnished by LINE or its representatives, or upon publicly available documents and records available from the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the 2019 Annual Report, and its other public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we do not have any knowledge that would indicate that any statements contained herein based on such documents, records and public sources are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents, records and public sources, or for any failure by LINE to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

LINE is a Japanese corporation (kabushiki kaisha) listed on the First Section of the TSE and on the NYSE. LINE’s principal executive offices are located at JR Shinjuku Miraina Tower, 23rd Floor, 4-1-6 Shinjuku, Shinjuku-ku, Tokyo, 160-0022, Japan, and its telephone number is +81-3-4316-2050. LINE is a leading global platform for mobile messaging and communication services, content distribution and life and financial services. LINE’s mobile messaging application, which is the foundation of its “messaging services” and operates on all major mobile operating systems, enables its users to communicate through free instant messaging, stickers and voice and video calls and serves as a smart portal to other applications and services. LINE provides users with access to a wide range of social and creative content and services that satisfy its users’ individual needs for access to information and entertainment, such as mobile games and music, through its “content services,” as well as connected solutions that aim to satisfy increasingly sophisticated day-to-day needs of LINE users and further enhance their lives and financial welfare, including fintech services such as mobile payments and other financial services offered on the LINE platform, through LINE’s “life and financial services.” LINE believes that the integration on its LINE platform of content and services offers its users a convenient way to connect and have fun with their family and friends, explore and share their interests and satisfy their daily needs with greater ease, which LINE believes enriches the user experience and ultimately contributes to higher user loyalty while creating value for advertisers by connecting them with their target audience using the LINE platform.

To the best knowledge of LINE, none of LINE or any of the persons listed in Schedule A to this U.S. Offer to Purchase has been (i) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The audited consolidated financial statements of LINE for the fiscal years ended December 31, 2019 and December 31, 2018 are incorporated by reference to Item 18 of the 2019 Annual Report.

Where You Can Find Additional Information

LINE is subject to the informational reporting requirements of the Exchange Act. Accordingly, LINE will file reports, including annual reports on Form 20-F and periodic reports on Form 6-K, and other information with the SEC. In connection with the Offers, additional filings will be required of LINE, including a Solicitation/Recommendation Statement on Schedule 14D-9. You can find more information about LINE in the SEC filings for “LINE Corporation” with the CIK#: 0001611820, publicly available through the SEC’s Edgar “Company Filings” search website at www.sec.gov/edgar/searchedgar/companysearch.html or in person at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of reports and other information concerning LINE are also available for inspection at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

You may also find additional information regarding LINE on the website of the TSE, the principal trading market for Common Shares, at www2.tse.or.jp/tseHpFront/JJK020010Action.do? Show=Show. Information about LINE is also publicly available on LINE’s website at linecorp.com/en/. The information on linecorp.com/en/ or www2.tse.or.jp/tseHpFront/JJK020010Action.do?Show=Show is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

10.	Certain Information Concerning NAVER and NAVER Purchaser

General

NAVER is a Korean corporation (jusik hoesa) listed on the Korea Exchange. NAVER is a leading online-services provider in Korea, best known for the most widely used web search engine and portal in Korea,

“NAVER” (www.naver.com). As of March 31, 2020, NAVER was composed of 122 group companies (including NAVER). NAVER provides a variety of innovative content as well as advanced technology platforms such as SNOW (video messaging app), NAVER WEBTOON (digital comics platform) and BAND (group social media platform). By focusing on research and development, NAVER is pursuing its strategy to lead new technology trends such as AI, robotics and mobility. NAVER’s principal executive office is located at 6, Buljeong-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea and the telephone number of NAVER’s principal executive office is +82-1588-3830.

NAVER Purchaser is a Japanese corporation (kabushiki kaisha) established on July 12, 2018 for the purpose of engaging in investments in global AI and real estate leasing. NAVER Purchaser’s principal executive office is located at 2-10-44 Kamiosaki, Shinagawa-ku, Tokyo, Japan, and the telephone number of NAVER Purchaser’s principal executive office is +81-3-5422-6400.

The name, business address, present principal occupation or employment, material occupations, positions, offices or employment during the past five years and citizenship of each director and executive officer of NAVER Purchaser and NAVER are set forth on Schedule B and Schedule C, respectively, to this U.S. Offer to Purchase.

To the best knowledge of NAVER and NAVER Purchaser, none of NAVER, NAVER Purchaser or any of the persons listed in Schedule B and Schedule C to this U.S. Offer to Purchase has been (i) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe the financial condition of NAVER or NAVER Purchaser is relevant to your decision whether to tender your Common Shares or ADSs and accept the U.S. Offer because (i) the consideration for Common Shares and ADSs in the Offers is payable solely in cash, (ii) the Offers are for 100% of the outstanding Common Shares and ADSs and (iii) the consummation of the Offers is not subject to any financing condition.

Where You Can Find Additional Information

Information about NAVER is publicly available on NAVER’s website at www.navercorp.com/en. You may also contact the Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase. The information on www.navercorp.com/en is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

In connection with the U.S. Offer, NAVER, NAVER Purchaser and SoftBank have filed with the SEC a Schedule TO, and in connection with the Offers, NAVER, NAVER Purchaser and LINE have filed with the SEC a Schedule 13E-3. Such statements and certain other information may be inspected without charge, and copies thereof may be obtained at prescribed rates from, the public reference room of the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, such statement and certain other information NAVER or NAVER Purchaser files with the SEC will be available on the website maintained by it at www.sec.gov.

11.	Certain Information Concerning SoftBank, SBG and SBG Japan

General

SoftBank is a Japanese corporation (kabushiki kaisha) listed on the First Section of the TSE and an indirect subsidiary of SBG, which holds 66.49% of the voting rights of SoftBank through SBG’s wholly owned subsidiary, SBG Japan. The principal executive offices of each of SoftBank, SBG Japan and SBG are at 1-9-1 Higashi-shimbashi, Tokyo Shiodome Bldg. Minato-ku, Tokyo, Japan and the telephone number of each such principal executive offices is +81-3-6889-2000.

SBG is a Japanese corporation (kabushiki kaisha) listed on the First Section of the TSE and a pure holding company, and it is a member of the corporate group composed of SBG and, as of March 31, 2019, its 1,302 subsidiaries (including SoftBank and SBG Japan) and 423 affiliates (the “SoftBank Group”). SBG Japan is a Japanese corporation (kabushiki kaisha) wholly owned by SBG and a holding company of various members of the SoftBank Group. The main businesses of the SoftBank Group include its “Consumer” segment for the provision of mobile communications and broadband services and ancillary businesses for individual customers, its “Corporate” segment for the provision of telecommunications services and solutions for corporate customers, its “Distribution” segment for the provision of direct sales and wholesale of IT products, mobile accessories, etc., and the Yahoo Japan business segment for the provision of e-commerce and advertising-related services, etc., and other businesses such as the provision of settlement services and smartphone specialized securities.

The name, business address, present principal occupation or employment, material occupations, positions, offices or employment during the past five years and citizenship of each director and executive officer of SoftBank, SBG Japan and SBG are set forth on Schedules D, E and F, respectively, to this U.S. Offer to Purchase.

To the best knowledge of SoftBank, none of SoftBank, SBG Japan, SBG, or any of the persons listed in Schedules D, E or F to this U.S. Offer to Purchase has been (i) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe the financial condition of SoftBank, SBG Japan or SBG is relevant to your decision whether to tender your Common Shares or ADSs and accept the U.S. Offer because (i) the consideration for Common Shares and ADSs in the Offers is payable solely in cash, (ii) the Offers are for 100% of the outstanding Common Shares and ADSs and (iii) the consummation of the Offers is not subject to any financing condition.

Where You Can Find Additional Information

Information about SoftBank is publicly available on SoftBank’s website at www.softbank.jp/en/corp/. You may also contact the Information Agent at the address and telephone number set forth on the back cover of this U.S. Offer to Purchase. The information on www.softbank.jp/en/corp/ is not a part of this U.S. Offer to Purchase and is not incorporated by reference herein.

In connection with the U.S. Offer, NAVER, NAVER Purchaser and SoftBank have filed with the SEC a Schedule TO, and in connection with the Offers, NAVER, NAVER Purchaser and LINE have filed with the SEC a Schedule 13E-3. Such statements and certain other information may be inspected without charge, and copies thereof may be obtained at prescribed rates from, the public reference room of the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, such statement and certain other information SoftBank files with the SEC will be available on the website maintained by it at www.sec.gov.

12.	Source and Amount of Funds

Assuming that all outstanding Common Shares (including the Common Shares issuable upon the exercise of Options that are exercisable prior to the Expiration Date) and ADSs, in each case other than those held by NAVER or held in treasury by LINE, are tendered into the Offers, the aggregate purchase price payable by the

Purchasers upon the consummation of the Offers would be approximately JPY 372 billion, or U.S. $3.46 billion (based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), excluding related transaction fees, costs and expenses. We do not anticipate that any Options that are currently not exercisable will become exercisable before the Expiration Date. We also do not anticipate that any Convertible Bonds will be converted into Common Shares or tendered into the Japan Offer. Each of the Purchasers will purchase the equivalent to 50% of the Common Shares and ADSs tendered into the Offers (subject to rounding as set forth in the Transaction Documents). See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Material Terms—Consideration and Payment.” Therefore, assuming that all outstanding Common Shares (including the Common Shares issuable upon the exercise of Options that are exercisable prior to the Expiration Date) and ADSs, in each case other than those held by NAVER or held in treasury by LINE, are tendered into the Offers, the aggregate purchase price payable by each of NAVER Purchaser and SoftBank upon the consummation of the Offers would be approximately JPY 186 billion, or U.S. $1.73 billion (based on an exchange rate of U.S. $1.00 = JPY 107.475, the spot U.S. dollar/Japanese yen exchange rate at 10:00 a.m., Japan Standard Time, on May 12, 2020, as reported by Bloomberg L.P.), excluding related transaction fees, costs and expenses.

NAVER Purchaser intends to finance the Offers with debt, cash on hand, or a combination thereof. In anticipation of the potential need for debt financing, NAVER has received “highly confident” letters from each of Mizuho Bank, Ltd. and Sumitomo Mitsui Banking Corporation on December 18, 2019 and December 19, 2019, respectively, indicating their high confidence of arranging debt financing for NAVER in connection with the Offers.

SoftBank intends to finance the Offers with cash on hand. As of March 31, 2020, SoftBank had cash and cash equivalents in an amount equal to JPY 1,144 billion.

13.	Conditions to the U.S. Offer

The only conditions to the U.S. Offer are (i) the non-existence of certain types of judgments, decisions, orders or other authoritative measures that could impede the consummation of the Offers; and (ii) that the Japan Offer has not been withdrawn and is consummated. Notwithstanding any other provision of this U.S. Offer to Purchase, the Purchasers are not required to accept for payment or pay for any tendered Common Shares or ADSs, unless, at 2:30 a.m., New York City time, on the Expiration Date, the Japan Offer has not been withdrawn and is simultaneously consummated at such time.

Japan Tender Withdrawal Conditions

Under the FIEA, once a tender offer has been launched in Japan, it is difficult for the tender offeror to withdraw such tender offer, and as a result, tender offers in Japan typically commence only after all relevant regulatory approvals have been obtained, as is the case with the Japan Offer. However, tender offerors can still withdraw a Japanese tender offer after commencement and prior to expiration in certain limited circumstances set forth in the FIEA (“Japan Tender Withdrawal Conditions”), including, among others:

(i)

if the target company or any of its subsidiaries (as defined in the Japan Companies Act) decide to conduct any of the following (subject to certain materiality thresholds): (a) any share exchange (kabushiki-kokan), (b) any share transfer (kabushiki-iten), (c) any company split (kaisha-no-bunkatsu), (d) any merger (gappei), (e) dissolution, (f) filing of a petition for the commencement of bankruptcy proceedings, (g) any reduction of capital, (h) any transfer, acquisition, suspension or abolition of all or part of its business, (i) an application for the de-listing to a stock exchange, (j) any share split, (k) any allocation of shares or share options without consideration, (l) any issuance of new shares or share options, (m) any disposal of treasury shares, (n) granting to outstanding class shares of veto rights or the rights to appoint directors or statutory auditors, (o) any disposal or assignment of material assets and (p) any borrowing of a large sum of money;

(ii)

if the target company becomes subject to any of the following (subject to certain materiality thresholds): (a) the filing of any petition seeking a preliminary injunction against the target company of its business operations or any other equivalent disposition by a person other than the tender offerors or their specially-related parties (as defined in the FIEA), (b) the revocation of any permits, suspension of business or any other disposition equivalent thereto by a governmental authority pursuant to applicable laws and regulations, (c) the filing of any petition for the commencement of bankruptcy proceedings, or the exercise of an enterprise mortgage, against the target company by a person other than the tender offerors or their specially-related parties, (d) the failure to honor any negotiable instrument or check due to the target company’s shortage of payment funds or a decision by a clearinghouse to suspend transactions, (e) the suspension of transactions with the target company by any supplier or customer who represents 10% or more of the total sales or purchases, as applicable, of the target company, other than the tender offerors or their specially-related parties, (f) the incurring of losses of 1% or more of the total assets of the target company as of the end of the most recent fiscal year due to a natural disaster, (g) any legal action brought against the target company by a person other than the tender offerors or their specially-related parties, (h) a de-listing from all stock exchanges on which the target company’s shares are listed and (i) any other event with effects equivalent to those set forth in (a) through (h); and

(iii)

if any tender offeror becomes subject to any of the following: (a) dissolution, (b) a decision to commence bankruptcy proceedings, (c) a filing of a petition for the commencement of bankruptcy proceedings against such tender offeror by a person other than any tender offeror or its specially-related parties and (d) a failure to honor a negotiable instrument or check issued by such tender offeror due to a shortage of payment funds or a decision by a clearinghouse to suspend transactions.

Under the terms of the Transaction Documents, after the commencement of the Japan Offer and prior to 2:30 a.m., New York City time, on the Expiration Date, which is also the expiration time of the Japan Offer, the Purchasers may withdraw the Japan Offer to the extent the Japan Tender Withdrawal Conditions are met, upon mutual consent and after prior discussion with both LINE and ZHD.

14.	Required Regulatory Approvals; Certain Legal Matters

The consummation of the Offers is subject to the approval or filing under antitrust or competition laws in various jurisdictions, including under the Japan Anti-monopoly Law and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) (the “HSR Act”, and together with the Japan Anti-monopoly Law and other comparable approvals or filings in other relevant jurisdictions, the “Antitrust Approvals”). The consummation of the Offers is also subject to review and approval by relevant governmental authorities in various jurisdictions in connection with foreign investment restrictions in such jurisdictions, including the review or approval by the Ministry of Finance in Japan (the “Japan MOF”) (the “Investment Restriction Approvals”). Under the terms of the Transaction Documents, the following Antitrust Approvals and Investment Restriction Approvals are conditions to the commencement of the Offers, and NAVER and SoftBank undertook not to commence the Offers unless and until all such required Antitrust Approvals and Investment Restriction Approvals have been obtained or the required waiting period has expired or been terminated. Such Antitrust Approvals and Investment Restriction Approvals will have been obtained or the required waiting period will have expired or been terminated and no orders will have been issued prohibiting the Transactions, including the Offers, before the date of publication of the definitive U.S. Offer to Purchase.

U.S. Competition Laws

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the U.S. Federal Trade Commission (the “U.S. FTC”) and the U.S. Department of Justice (the “DOJ”) and approvals from the U.S. FTC and DOJ have been obtained for such transactions or the required waiting period has expired or been terminated and no orders have been issued prohibiting the transactions. NAVER, SBG and ZHD will file applicable Notification and Report Forms with the U.S. FTC and the DOJ with respect to the Transactions and as of the date of publication of the definitive U.S. Offer to Purchase, the relevant approval from the U.S. FTC and the DOJ for the Transactions will have been received from the U.S. FTC and the DOJ or the relevant waiting period will have expired or been terminated and no orders will have been issued prohibiting the Transactions, including the Offers.

Japan Competition Laws

Under the Japan Anti-monopoly Law and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Fair Trade Commission of Japan (the “Japan FTC”) and the required waiting period has expired or been terminated and no orders have been issued prohibiting the transaction. LINE, SoftBank and SoftBank SPC have filed notifications with the Japan FTC with respect to the Transactions and as of the date of publication of the definitive U.S. Offer to Purchase, the relevant approval from the Japan FTC for the Transactions will have been received from the Japan FTC or the relevant waiting period will have expired or been terminated and no orders will have been issued prohibiting the Transactions, including the Offers.

Competition Laws of Other Jurisdictions

The Purchasers, NAVER and LINE have assets and sales in numerous jurisdictions throughout the world in addition to the U.S. and Japan. Some of those jurisdictions have antitrust or competition laws that required that notifications be filed and clearances obtained or the relevant waiting period has expired or been terminated and no orders have been issued prohibiting the Offers prior to completion of the Offers. As of the date of publication of the definitive U.S. Offer to Purchase, the Antitrust Approvals required prior to the completion of the Offers will have been obtained from the relevant governmental authority or the relevant waiting period will have expired or been terminated and no orders will have been issued prohibiting the Transactions, including the Offers.

The antitrust or competition laws of certain jurisdictions outside of the U.S. permit relevant agencies to investigate and take proceedings in respect of transactions that are perceived to have an effect on competition in the jurisdiction. Although the Purchasers do not anticipate that there will be any investigations or proceedings that would have a material impact on the completion of the Offers, there can be no assurance that such investigations or proceedings will not be initiated and, if initiated, would not have a material adverse impact on the completion of the Offers.

Foreign Investment Control Approvals

The Transaction Documents provide for each party to the Transaction Documents to make an effort to the extent reasonable and necessary to complete all procedures required to obtain relevant Investment Restriction Approvals (including as a result of relevant waiting period having expired or been terminated and no orders having been issued prohibiting the Offers) prior to the commencement of the Offers. NAVER Purchaser has filed notices with the Japan MOF and certain other governmental authorities pursuant to the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949), as amended. As of the date of publication of the definitive U.S. Offer to Purchase, the Investment Restriction Approvals required prior to the completion of the Offers will have been obtained from the relevant governmental authority or the relevant waiting period will have expired or been terminated and no orders will have been issued prohibiting the Transactions, including the Offers.

General

Except as set forth above or as otherwise set forth in this U.S. Offer to Purchase, the Purchasers are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for the Purchasers’ acquisition or ownership of the Common Shares or

ADSs. Should any such approval or other action be required, the Purchasers currently expect that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to NAVER’s, LINE’s or the Purchasers’ business or that certain parts of NAVER’s, LINE’s or the Purchasers’ business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. In addition to any approval or action by governmental, administrative or regulatory agencies, certain existing significant contractual arrangements of LINE may be subject to the receipt of consents of counterparties in connection with the Offers. There can be no assurance that such consents will be obtained.

15.	Fees and Expenses

In connection with the Japan Offer, the Purchasers have retained Nomura Securities Co., Ltd. to act as the Japan Tender Agent, which will receive reasonable and customary compensation for its services. In connection with the U.S. Offer, the Purchasers have retained Equiniti Trust Company to act as the Information Agent, Equiniti Trust Company to act as the ADS Tender Agent and Nomura Securities Co., Ltd. to act as the Common Share Receiving and Paying Agent. The Information Agent may contact holders of Common Shares or ADSs by mail, facsimile and personal interviews and may request brokers, dealers and other nominees of Common Share and ADS holders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent and the ADS Tender Agent will receive reasonable and customary compensation, reimbursement for certain reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with their respective services. The Common Share Receiving and Paying Agent will receive reasonable and customary compensation and reimbursement for certain reasonable out-of-pocket expenses in connection with its services.

It is estimated that the expenses incurred by the Purchasers in connection with the Offers will be approximately as set forth below:

Japan Tender Agent for the Japan Offer	U.S. $

ADS Tender Agent for the U.S. Offer	U.S. $

Common Share Receiving and Paying Agent for the U.S. Offer	U.S. $

Information Agent for the U.S. Offer	U.S. $

Legal Fees and Related Expenses	U.S. $

Filing Fees and Related Fees	U.S. $

Printing, Mailing and Distribution Expenses	U.S. $

Miscellaneous	U.S. $

Total	U.S. $

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Common Shares or ADSs pursuant to the U.S. Offer. Holders of Common Shares or ADSs holding Common Shares or ADSs through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine what transaction costs will apply if such Common Shares or ADSs are tendered into the U.S. Offer through the brokers, dealers and other nominee holders of Common Shares or ADSs (as opposed to directly to the ADS Tender Agent, in the case of tenders of ADSs). Banks, brokers, dealers and other nominees may, upon request, be reimbursed by the Purchasers for customary mailing and handling expenses incurred by them in forwarding materials relating to the Offers to their customers. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent, the ADS Tender Agent or the Common Share Receiving and Paying Agent for purposes of the U.S. Offer.

Deutsche Bank is providing certain financial advisory services to NAVER in connection with the Offers and the Transactions, for which services Deutsche Bank will receive customary fees from NAVER. See “Special Factors—Section 8. Financial Analyses of Deutsche Bank.”

Mizuho Securities Co., Ltd. is providing certain financial advisory services to SoftBank in connection with the Offers and the Transactions, for which services Mizuho will receive customary fees from SoftBank.

The estimated cost and fees incurred or estimated to be incurred by LINE in connection with the Offers and the Transactions are set forth below.

Financial Advisor Fees and Expenses	U.S. $

Legal Fees and Expenses	U.S. $

Printing and Related Expenses	U.S. $

Miscellaneous Fees and Expenses	U.S. $

16.	Miscellaneous

The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares or ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with laws of such jurisdiction. We are currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the Common Shares or ADSs, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, we cannot comply, we will not make the U.S. Offer to the holders of Common Shares and ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation with respect to the U.S. Offer on behalf of NAVER, NAVER Purchaser or SoftBank not contained in this U.S. Offer to Purchase or in the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the U.S. Offer, together with exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments to the Schedule TO. NAVER, NAVER Purchaser and LINE have filed with the SEC a Schedule 13E-3 in connection with the Offers, pursuant to Rule 13e-3 under the Exchange Act, and may file amendments to the Schedule 13E-3. The Schedule TO, the Schedule 13E-3 and any respective exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The U.S. Offer—Section 10. Certain Information Concerning NAVER and NAVER Purchaser—Where You Can Find Additional Information” and “The U.S. Offer—Section 11. Certain Information Concerning SoftBank, SBG and SBG Japan—Where You Can Find Additional Information.”

NAVER CORPORATION

NAVER J. HUB CORPORATION

SOFTBANK CORP.

Date:

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF LINE

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of LINE. Except as described below, the business address of each such person is care of LINE Corporation, JR Shinjuku Miraina Tower, 23rd Floor, 4-1-6 Shinjuku, Shinjuku-ku, Tokyo, 160-0022, Japan. Jungho Shin, In Joon Hwang and Hae Jin Lee are citizens of the Republic of Korea and each of the other directors and executive officers is a citizen of Japan.

Board of Directors

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Takeshi Idezawa	Representative Director, President and Chief Executive Officer	Mr. Idezawa has served as LINE’s representative director since April 2014 and as president and chief executive officer since April 2015. He has also served as a representative director of LINE Book Distribution Corporation (located at 4-1-6 Shinjuku, Shinjuku-ku, Tokyo, 160-0022, Japan) since 2017 and LINE Digital Frontier Corporation (located at 4-1-6 Shinjuku, Shinjuku-ku, Tokyo, 160-0022, Japan) since 2018, and as a director of LINE Financial Corporation (located at 1-1-1 Nishi Shinagawa, Shinagawa-ku, Tokyo, 141-0033, Japan) since 2018. Previously, he served as LINE’s chief operating officer and as a representative director and president of livedoor Co., Ltd., one of LINE’s subsidiaries, where he served in various roles after joining LINE in June 2002. Mr. Idezawa received a B.A. in political science and economics from Waseda University.

Jungho Shin	Representative Director and Chief WOW Officer	Mr. Shin has served as a director since January 2012 and as LINE’s chief WOW officer since February 2019. On March 28, 2019, LINE’s board of directors resolved to appoint Mr. Shin as a representative director effective April 1, 2019. He served as LINE’s chief global officer from April 2014 to March 2018 and chief service officer and from April 2018 to January 2019. He has served as a representative director of LINE Plus Corporation (located at 42 Hwangsaeul-ro 360 beon, Bundang-gu, Seongnam, Gyeonggi-do, South Korea) since March 2013. Previously, he served as an outside director at livedoor Co., Ltd., one of LINE’s subsidiaries. From June 2005 to April 2013, Mr. Shin served in several roles at NAVER Corporation, including as head of Japan services. Mr. Shin received a B.S. and an M.S. in computer science from Korea Advanced Institute of Science and Technology.

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Jun Masuda	Director and Chief Strategy & Marketing Officer	Mr. Masuda has served as a director since March 2015 and chief strategy and marketing officer since April 2014. Mr. Masuda has serves as a representative director of LINE Ventures Corporation and LINE MUSIC Corporation since 2014, LINE TICKET Corporation since 2017, and a director of LINE Pay Corporation and LINE CONOMI Corporation since 2018, all located at 4-1-6 Shinjuku, Shinjuku-ku, Tokyo, 160-0022, Japan. Mr. Masuda also serves as a director of Demae-can Co., Ltd. (located at 3-6-8, Kyutaromachi, Chuo-ku, Osaka-shi, Osaka, 541-0056 Japan) since 2016. Previously, he served as a senior officer and chief strategy and marketing officer of NHN Japan Corporation. Prior to joining our company in October 2008, he served as a director and vice president of product at Baidu Japan Inc.

In Joon Hwang	Director and Chief Financial Officer	Mr. Hwang has served as a director since December 2008 and as LINE’s chief financial officer since April 2015. He has served as a representative director of LINE Ventures Corporation (located at 4-1-6 Shinjuku, Shinjuku-ku, Tokyo, 160-0022, Japan) since 2017 and LINE Financial Asia Corporation, a subsidiary of LINE Financial Corporation (located at 1-1-1 Nishi Shinagawa, Shinagawa-ku, Tokyo, 141-0033, Japan) since 2018. Previously, Mr. Hwang served in several roles at NAVER Corporation (located at 6, Buljeong-ro, Bundang-gu, Seongnam-si, Gyeonggi-do 13561, Korea), including as chief financial officer from November 2008 to January 2016. Prior to joining NAVER Corporation, Mr. Hwang served in several roles at Woori Investment & Securities Co., Ltd., Woori Finance Holdings Co., Ltd., Samsung Securities Co., Ltd., Credit Suisse and Samsung Electronics Co., Ltd. Mr. Hwang received a B.S. in economics from Seoul National University and an M.B.A. from New York University.

Hae Jin Lee	Chairman of the Board of Directors	Mr. Lee has served as a director since November 2005 and as the chairman of LINE’s board of directors since January 2012. Mr. Lee has also served as the global investment officer of NAVER Corporation (located at 6, Buljeong-ro, Bundang-gu, Seongnam-si, Gyeonggi-do 13561, Korea) since 2017. Mr. Lee co-founded NAVER Corporation in June 1999 and served as chairman of the board of NAVER Corporation until March 2017. Prior to

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
co-founding NAVER Corporation, from February 1992 to June 1999, Mr. Lee served in several roles at Samsung SDS Co., Ltd., an information technology services provider. Mr. Lee received a B.S. in computer science from Seoul National University and an M.S. in computer science from Korea Advanced Institute of Science and Technology.

Tadashi Kunihiro	Outside Director	Mr. Kunihiro has served as an outside director since October 2015. Mr. Kunihiro is an attorney in Japan and has served as an outside director of Tokio Marine & Nichido Fire Insurance Co., Ltd. (located at 2-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-8050 Japan) since 2007, an outside auditor of Mitsubishi Corporation (located at 3-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, 100-8086, Japan) since 2012 and an outside auditor of OMRON Corporation (located at Shiokoji Horikawa, Shimogyo-ku, Kyoto, 600-8530 Japan) since 2017. From June 2006 to June 2014, he also served as an outside auditor of Sekisui Chemical Co., Ltd. Mr. Kunihiro received an L.L.B. from the University of Tokyo.

Koji Kotaka	Outside Director	Mr. Kotaka has served as an outside director since February 2016. Mr. Kotaka is an attorney in Japan and has served as an outside director of TradeStation Group, Inc. (located at 8050 SW 10th Street, Suite 2000, Plantation, Florida 33324, United States) since 2016, FiNC Technologies Inc. (located at 1-12-1 Yuurakucho, Chiyoda-ku, Tokyo, 100-0006 Japan) since 2017, FUNDBOOK Inc. (located at 1-23-1 Toranomon, Minato-ku, Tokyo, 105-0001 Japan) and Kenedix, Inc. (previously known as Japan Senior Living Investment Corporation) (located at 2-1-6 Uchisaiwaicho, Chiyoda-ku, Tokyo, 100-0011 Japan) since 2018, Musca Inc. (located at 1-11-6 Nishiazabu, Minato-ku, Tokyo, 106-0032 Japan) since 2019 and as the representative of Apollo Management Japan Limited (located at 6-2-31 Roppongi, Minato-ku, Tokyo, 106-0032 Japan) since 2018. Previously, he held positions at Nishimura & Asahi, Goldman Sachs Japan Co., Ltd., Sato and Tsuda Law Office and Legal Research and Training Institute of the Supreme Court of Japan. Mr. Kotaka received an LL.B. from Keio University and an LL.M. from the University of Chicago Law School.

Rehito Hatoyama	Outside Director	Mr. Hatoyama has served as an outside director since March 2016. Mr. Hatoyama has also served as the chief executive officer of Hatoyama-Studio

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Corporation, his own research and consulting arm, since 2016, as an outside director of Pigeon Corporation (located at 4-4, Nihonbashi-Hisamatsucho, Chuo-ku, Tokyo 103-8480, Japan) and transcosmos inc. (located at 3-25-18, Shibuya, Shibuya-ku, Tokyo 150-8530, Japan) since 2016, and of Mythical Games Inc. (located at 15260 Ventura Blvd Suite 1410 Sherman Oaks, CA 91403, United States) since 2019. He has also served as a venture partner of Sozo Ventures, L.L.C. (located at 1-5-1 Marunouchi, Chiyoda-ku, Tokyo, 100-6509 Japan) since 2016. Previously, he held positions at Sanrio Company, Ltd., Sanrio Media & Pictures Entertainment Inc., Mitsubishi Corporation and at Stanford University as a visiting researcher. Mr. Hatoyama received a B.A. from Aoyama Gakuin University and an M.B.A. from Harvard Business School.

Executive Officers

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Takeshi Idezawa	Representative Director, President and Chief Executive Officer	See above.

Jungho Shin	Representative Director and Chief WOW Officer	See above.

Jun Masuda	Director and Chief Strategy & Marketing Officer	See above.

In Joon Hwang	Director and Chief Financial Officer	See above.

SCHEDULE B

DIRECTORS AND EXECUTIVE OFFICERS OF NAVER PURCHASER

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of NAVER Purchaser. The business address of each such person is care of NAVER J. Hub Corporation, 4-1-6, Shinjuku, Shinjuku-ku, Tokyo, Japan. Each such person is a citizen of the Republic of Korea.

Board of Directors

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Sang-Jin Park	Representative Director	Mr. Park has served as Representative Director of NAVER Purchaser since 2018. See “Schedule C—Directors and Executive Officers of NAVER—Executive Officers.”

Sun-Joo Chae	Director	Ms. Chae has served as Director of NAVER Purchaser since 2018. See “Schedule C—Directors and Executive Officers of NAVER—Executive Officers.”

Junghoon Lee	Director	Mr. Lee has served as Director of NAVER Purchaser since 2018. He has served as Leader of the Finance Department of NAVER since 2016. Previously, he served as General Manager of the Finance Planning Office of NAVER in 2015. He has worked at NAVER since June 2003.

Executive Officers

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
N/A	N/A	N/A

B-1

SCHEDULE C

DIRECTORS AND EXECUTIVE OFFICERS OF NAVER

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of NAVER. The business address of each such person is care of NAVER Corporation, 6, Buljeong-ro, Bundang-gu, Seongnam-si, Gyeonggi-do 13561, Korea. Each such person is a citizen of the Republic of Korea.

Board of Directors

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Dae-Gyu Byun	Chairman of the Board of Directors	Mr. Byun became Chairman of the Board of Directors of NAVER in 2017. He has also served as the chairman of the board of directors of Humax Co., Ltd., a Korean company whose principal business is the manufacturing and sale of video and audio equipment, and the chief executive officer of Humax Holdings Co., Ltd., a holding company (each located at 216, Hwangsaeul-ro, Bundang-gu, Seongnam-si, Gyeonggi-do 13595, Korea), since 2009.

Seongsook Han	Representative Director, President and Chief Executive Officer	Ms. Han became Representative Director, President and Chief Executive Officer of NAVER in 2017. She has worked at NAVER since 2007, where she has held various positions, including serving as General Director of Services from 2015 to 2017.

In-Hyuk Choi	Insider Director and Chief Operating Officer	Mr. Choi became Insider Director and Chief Operating Officer of NAVER in 2018. He has also served as the chief executive officer of Happybean Foundation, a charity foundation operated by NAVER (located at 42, Hwangsaeul-ro 360beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do 13591, Korea), since 2014. Previously, he served as Leader of NAVER’s Business Committee from 2016 to 2018. He has worked at NAVER since 2000.

In-Moo Lee	Outside Director	Mr. Lee became Outside Director of NAVER in 2018. He is currently a professor of finance at the KAIST College of Business (located at 85, Hoegi-ro, Dongdaemun-gu, Seoul 02455, Korea) and the Head of its School of Management Engineering, positions he has held since 2010 and 2016, respectively.

Ui-Jong Cheong	Outside Director	Mr. Cheong became Outside Director of NAVER in 2013. He is currently a partner at Bae, Kim & Lee LLC, a law firm (located at 133 Teheran-ro, Gangnam-gu, Seoul 06133, Korea), where he has worked since 1991.

Jun-Pyo Hong	Outside Director	Mr. Hong became Outside Director of NAVER in 2013. He has served as a professor of plastic surgery at the University of Ulsan College of Medicine and a

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
surgeon at Asan Medical Center (located at 88, Olympic-ro 43-gil, Songpa-gu, Seoul 05505, Korea) since 2013.

Do-Jin Jung	Outside Director	Mr. Jung became Outside Director of NAVER in 2019. He has served as a professor of accounting at the School of Business Administration, Chung-Ang University (located at 84, Heukseok-ro, Donjak-gu, Seoul 06974, Korea), since 2007. He has also been a member of the International Public Sector Accounting Standards Board since 2018.

Executive Officers

Name	Present Principal Occupation or Employment	Employment for the Past Five Years

Seongsook Han	See “Board of Directors” above.

In-Hyuk Choi	See “Board of Directors” above.

Sang-Jin Park	Chief Financial Officer	Mr. Park became Chief Financial Officer of NAVER in 2016. Previously, he served as Head of the Finance Planning Office of NAVER from 2004 to 2016. He has worked at NAVER since 1999.

Sun-Joo Chae	Chief Communication & Culture Officer	Ms. Chae became Chief Communication & Culture Officer of NAVER in 2018. She has worked at NAVER since 2000 and held various positions, including General Director of Communications from 2017 to 2018 and Head of the Communications Group from 2015 to 2017.

Hae Jin Lee	Global Investment Officer

Mr. Lee co-founded NAVER in 1999 and served as Chairman of NAVER’s Board of Directors from 2005 to 2017. Since 2017, he has served as NAVER’s Global Investment Officer.

See “Schedule A—Directors and Executive Officers of LINE—Board of Directors.”

Seung-Un Kim	Representative, Apollo CIC	Mr. Kim became Representative of NAVER’s Apollo CIC in 2018. He has also served as General Director of Design of NAVER since 2018. Previously, he served as Leader of Service Design of NAVER from 2016 to 2017 and Head of the Design Center of NAVER from 2014 to 2016. He has worked at NAVER since January 2006.

Joo-Kwan Kim	Representative, Group& CIC	Mr. Kim became Representative of NAVER’s Group& CIC in 2018. Previously, he served as the chief executive officer of Camp Mobile Co., Ltd., a former subsidiary of NAVER, from 2013 to 2018. He has worked at NAVER since 2000.

Name	Present Principal Occupation or Employment	Employment for the Past Five Years

Geon-Soo Lee	Representative, Glace CIC	Mr. Lee became Representative of NAVER’s Glace CIC in 2018. Previously, he served as Leader of Place & Reservation Support of NAVER from 2016 to 2018 and Leader of Oxygen Task Force of NAVER from 2015 to 2016. He has worked at NAVER since 2007.

Yoon-Sook Lee	Representative, Forest CIC	Ms. Lee became Representative of NAVER’s Forest CIC in 2018. She has worked at NAVER since 2005 and held various positions, including Leader of Platform Commerce Cell from 2017 to 2018, Leader of Fashion & Shopping Support from 2016 to 2017 and Head of the Commerce Contents Center from 2015 to 2016.

Kwang-Hyun Kim	Representative, Search CIC	Mr. Kim became Representative of NAVER’s Search CIC in 2020. Also, he has served as Leader of NAVER Search since 2016. Previously, he served as Head of Searching Development Center from 2013 to 2016. He has worked at NAVER since 2000.

Seok-Keun Chung	Representative, Clova CIC	Mr. Chung became Representative of NAVER’s Clova CIC in 2020. Also, he served as Leader of Clova Business of NAVER in 2019 and Leader of Clova Speaker of NAVER in 2018. He has worked at NAVER since 2017. Previously, he served as a director of NHN Investment Co., Ltd., whose principal business is investments in new technology businesses and venture capital (located at 416, Yeongdong-daero, Gangnam-gu, Seoul 06176, Korea), from 2014 to 2017.

SCHEDULE D

DIRECTORS AND EXECUTIVE OFFICERS OF SOFTBANK

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of SoftBank. Except as described below, the business address of each such person is care of SoftBank Corp., 1-9-1 Higashi-shimbashi, Tokyo Shiodome Bldg. Minato-ku, Tokyo, Japan. Eric Gan is a citizen of the United Kingdom and each of the other directors and executive officers is a citizen of Japan.

Board of Directors

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Masayoshi Son	Chairman	Mr. Son founded SBG (then known as SOFTBANK Corp.) in 1981 and from then he was Representative Director and President until 2017 and he became Representative Director, Chairman and President in 2017. At SoftBank, he became Representative Director and Chairman in 2015 and became Chairman in 2018. In addition, he became Director at Yahoo Japan Corporation (located at Tokyo Garden Terrace Kioicho Kioi Tower, 1-3, Kioicho, Chiyoda-ku, Tokyo, Japan. Principal Business: Provision of e-commerce and advertising-related services), an indirect subsidiary of SoftBank, in 2015. Further, he became Manager in 2016 and Representative Director in 2018 at SBG Japan.

Ken Miyauchi	Representative Director, President and CEO	Mr. Miyauchi became Representative Director, President and CEO in 2015. In addition, at SBG, he became Representative Director and Vice President in 2013 and became Director in 2018.

Jun Shimba	Representative Director and COO	Mr. Shimba became Senior Managing Director in 2015, became Representative Director and COO in 2017 and became Representative Director and COO, Consumer Business Unit Head and Product and Marketing Unit Head, In Charge of Government Relations in 2018. In addition, he became Representative Director, President and CEO of SB Payment Service Corp. (located at 25F, Shiodome Sumitomo Building, 1-9-2, Higashishimbashi, Minato-ku, Tokyo, Japan. Principal Business: Payment agency service), a subsidiary of SoftBank, in 2017.

Yasuyuki Imai	Representative Director and COO	Mr. Imai became Senior Managing Director in 2015, became Representative Director and COO in 2017 and became Representative Director and COO, Enterprise Business Unit Head in 2018.

Junichi Miyakawa	Representative Director and CTO	Mr. Miyakawa became Senior Managing Director in 2015, became Senior Managing Director and CTO in

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
2017 and became Representative Director & CTO, Technology Unit Head and Technology Strategy Unit Head in 2018. In addition, he became Senior Technical Adviser at Sprint Corporation (located at 6200 Sprint Parkway, Overland Park, Kansas, which is currently merged into T-Mobile US, Inc. Principal Business: mobile network operation.) in 2015 but resigned in 2016.

Kazuhiko Fujihara	Board Director, Executive Vice President and CFO	Mr. Fujihara became Director, Executive Vice President and CFO in 2015 and became Board Director, Executive Vice President and CFO, Finance Unit Head in 2018. In addition, at Yahoo Japan Corporation, he became Director in 2015, became Director, Audit and Supervisory Committee Member in 2016 and became Director in 2019. Also, at SBG, he became Managing Executive Officer in 2016 and became Senior Vice President in 2017 but resigned in 2018.

Kentaro Kawabe	Board Director	Mr. Kawabe became Board Director in 2018. In addition, at Yahoo Japan Corporation, he became Senior Executive Vice President Corporate Officer, COO, in 2015, CEO, Senior Executive Vice President Corporate Officer in April 2018, and President and Representative Director, President Corporate Officer, CEO in June 2018.

Atsushi Horiba	External Director	Mr. Horiba became External Director in 2018. He has worked for HORIBA, Ltd. (located at 2 Miyanohigashi, Kisshoin, Minami-ku, Kyoto, 601-8510, Japan. Principal Business: Manufacture and sale automotive emission measurement systems, environmental measuring instruments, wide range of scientific analyzers, and medical diagnostic analyzers, and measuring equipment used in the semi-conductor industry), and he became Chairman, Representative Director and President, in 2015 and Chairman, Representative Director and Group CEO, HORIBA, Ltd. in 2018 in addition to being Chairman and Representative Director at HORIBA STEC, Co., Ltd. (located at 11-5, Hokodate-cho, Kamitoba, Minami-ku, Kyoto-shi, Kyoto, 601-8116, Japan. Principal Business: Development, manufacture and sale of flow rate measuring devices, flow rate control devices, standard gas generation devices, precision mixing devices and other application products) in 2016.

Takehiro Kamigama	External Director	Mr. Kamigama became External Director in 2018. He has worked for TDK Corporation (located at 2-5-1 Nihonbashi, Chuo-ku, Tokyo, 103-6128,

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Japan. Principal Business: Manufacture and sale of passive components, sensor application products, magnetic application products and energy application products), and became Representative Director and President in 2006, became Chairman and Representative Director in 2016 and became Mission Executive in 2018. Also, he has been External Director of OMRON Corporation (located at Shiokoji Horikawa, Shimogyo-ku, Kyoto 600-8530 Japan. Principal Business: Industrial automation business) since 2017 and External Director of Yamaha Motor Co., Ltd. (located at 2500 Shingai, Iwata-shi, Shizuoka-ken, Japan. Principal Business: Manufacture and sale of motorcycles) since 2018.

Kazuaki Oki	External Director	Mr. Oki became External Director in 2018. He is an accountant admitted in Japan and was Representative Partner, PricewaterhouseCoopers Aarata (currently PricewaterhouseCoopers Aarata LLC, located at Otemachi Park Building, 1-1-1 Otemachi, Chiyoda-ku, Tokyo 100-0004 Japan) from 2006. But, in 2017, he resigned, and became Head of Oki CPA Office (located at 7-10, Hamamatsucho, Nishi-ku, Yokohama City, Kanagawa, Japan). In addition, he became Representative Partner, Chiyoda Audit Corporation (located at 8F, Vort Hirakawacho, 1-5-15, Hirakawacho, Chiyoda-ku, Tokyo 102-0093, Japan) in 2018. Further, he became External Director, Shizuoka Bank (Europe) S.A. (located at Rue Jules Cockx 8-10, Bte-9, 1160 Auderghem, Belgium. Principal Business: Banking) in 2017, and Supervisory Officer, NIPPON LIFE PRIVATE REIT Inc. (located at 2-6-1, Hachobori, Chuo-ku, Tokyo, Japan. Principal Business: REIT investment) in 2018.

Kyoko Uemura	External Director	Ms. Uemura became External Director in 2018. She is an attorney admitted in Japan and worked at LM Law Offices (located at 2F, Higashiginza 313 Building, 3-13-19, Ginza, Chuo-ku, Tokyo, 1004-0061, Japan) from 2008 to 2018, and has worked at Miyama, Koganemaru & Associates (located at 47F, Shinjuku Center Building, 1-25-1, Nishishinjuku, Shinjuku-ku, Tokyo, 163-0647, Japan) since 2018. In addition, she has been External Auditor of MS&AD Insurance Group Holdings, Inc. (located at Tokyo Sumitomo Twin Building (West Tower), 27-2, Shinkawa 2-chome, Chuo-ku, Tokyo, Japan. Principal Business: Management of non-life and life insurance companies) since 2017.

Executive Officers

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Shuichi Kukita	Executive Vice President	Mr. Kukita became Board Director, Executive Vice President and Consumer Business Unit Head in 2015, became Executive Vice President and Consumer Business Unit Head in 2018 and became Executive Vice President in Charge of Internet Business in 2019. In addition, he worked for Yahoo Japan Corporation as Director since 2019.

Eric Gan	Executive Vice President	Mr. Gan became Board Director, Executive Vice President, Business Development Unit Head and One Mobile Business Unit Head in 2015, became Board Director, Executive Vice President and Business Development Unit Head in 2016 and became Executive Vice President and Business Development Unit Head in 2018. In addition, he became Representative Director of Cybereason Japan Corp. (located at 27F, Shiodome Sumitomo Building, 1-9-2, Higashishimbashi, Minato-ku, Tokyo, 105-0021, Japan. Principal Business: Cyber security service) in 2016 but resigned in 2016.

Fumihiro Aono	Executive Vice President and Chief Human Resources Officer	Mr. Aono became Senior Vice President in Charge of Human Resources in 2007, became Senior Vice President, Human Resources Unit Head and CCO in 2017, became Executive Vice President, Chief Human Resources Officer (“CHRO”), CCO and Human Resources Unit Head in 2018 and became Executive Vice President, CHRO and Human Resources Unit Head in 2019. He also became Senior Vice President of Willcom, Inc. in 2012, which had been merged into a company that was merged into SoftBank. In addition, he had worked as Executive Officer for SBG (then known as SoftBank Corp.) since 2012 but resigned in 2018. Further, he has worked for SB Innoventure Corp. (located at 1-9-1, Higashishimbashi, Minato-ku, Tokyo, 105-7313, Japan. Principal Business: Investment and management of venture business) since 2012.

Kinya Honda	Senior Vice President	Mr. Honda became Executive Officer, Consumer Business Unit Head, Manager of Partner Business Department and Manager of Area Business Department in 2015, became Executive Officer, Consumer Business Unit Head and Manager of First Partner Business Department in 2017, became Senior Vice President, Consumer Business Unit Head and Manager of First Partner Business Department in 2018, became Senior Vice President, Consumer Business Unit Head, Manager of Partner First Department and Manager of Business First

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Department in 2019 and became Senior Vice President in Charge of Mass-sales Channel in Consumer Business Unit and Manager of Partner Business Department in 2020.

Kenichi Takashima	Senior Vice President	Mr. Takashima became Executive Officer, Consumer Business Unit Head and Manager of YM Business Second Department in 2015, became Executive Officer, Consumer Business Unit Head and Manager of Y!mobile Business Department in 2016, became Executive Officer, Consumer Business Unit Head and Manager of Partner Business Second Department in 2017, became Senior Vice President, Consumer Business Unit Head and Manager of Partner Business Second Department in 2018, became Senior Vice President, Consumer Business Unit Head and Manager of Business Second Department in April 2019, became Senior Vice President, Consumer Business Unit Head and Manager of Partner Second Department in December 2019 and became Senior Vice President in Charge of Shops Channel in Consumer Business Unit and Manager of Business Second Department in 2020.

Keigo Sugano	Senior Vice President	Mr. Sugano became Executive Officer, Product and Marketing Unit Head, Manager of Mobile Business Promotion Department and Manager of Product Planning Department in 2015, became Senior Vice President, Product and Marketing Unit Head, Manager of Mobile Business Promotion Department, Manager of Product Department and General Manager of New Business Development Group in 2018, became Senior Vice President, Product and Marketing Unit Head, Manager of Mobile Business Promotion Department, Consumer Business Unit Head and General Manager of New Business Development Group in 2019, and became Senior Vice President in Charge of SoftBank Mobile Business, Product and New Business Development in Product and Marketing Unit, Manager of Product Department and General Manager of New Business Development Group in 2020.

Hiroyuki Terao	Senior Vice President	Mr. Terao became Executive Officer, Product and Marketing Unit Head and Manager of YM Business Promotion Department in 2015, became Executive Officer, Product and Marketing Unit Head and Manager of Y!mobile Business Promotion Department in 2016, became Senior Vice President, Product and Marketing Unit Head and Manager of Y!mobile Business Promotion Department in 2018, became Senior Vice President, Product and

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Marketing Unit Head, Manager of Y!mobile Business Promotion Department and Manager of Service Planning Department in 2019 and became Senior Vice President in Charge of Y!mobile Business and Service Planning in Product and Marketing Unit, Manager of Y!mobile Business Promotion Department and Manager of Service Planning Department in 2020. In addition, he worked as Representative Director for Shiodome Mobile, Inc. (located at 1-9-1, Higashishimbashi, Minato-ku, Tokyo. Principal Business: Mobile virtual network operation) since 2019.

Taku Oketani	Senior Vice President	Mr. Oketani became Executive Officer, Financial Unit Head and Manager of Corporate Planning Department in 2015, became Executive Officer, Product and Marketing Unit Head and Manager of Marketing Strategy Department in 2016, became Executive Officer, Product and Marketing Unit Head and Manager of Product and Marketing Strategy Department in 2017, became Senior Vice President, Consumer Business Unit Head, Product and Marketing Unit Head and Manager of Product and Marketing Strategy Department in 2018, became Senior Vice President, Product and Marketing Unit Head, Manager of Product and Marketing Strategy Department, Consumer Business Unit Head and Manager of Business Strategy Promotion Department in 2019 and became Senior Vice President in Charge of Business Strategy and Group Synergy Promotion in Product and Marketing Unit and General Manager of Group Synergy Promotion Group in 2020. In addition, he worked as Board Director for ZHD (located at Kioi Tower, 1-3 Kioicho, Chiyoda-ku, Tokyo, 102-8282, Japan) since 2019.

Tomio Miyake	Senior Vice President	Mr. Miyake became Senior Vice President, Enterprise Business Unit Vice Head and Manager of Enterprise First Business Department in 2015, became Senior Vice President, Enterprise Business Unit Vice Head, Manager of Enterprise First Business Department and Manager of Process Management Department in 2016 and became Senior Vice President, Enterprise Business Unit Vice Head and Manager of Process Management Department in 2017.

Sadahiro Sato	Senior Vice President	Mr. Sato became Senior Vice President, Enterprise Business Unit Vice Head, Manager of ICT Innovation Department, Manager of Cloud Services Department, Technology Unit Vice Head in Charge

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
of Services and Platform, Manager of Services and Platform Development Department and Manager of Migration Promotion Department in 2015, became Senior Vice President, Enterprise Business Unit Vice Head, Technology Strategy Unit Head and Manager of Migration Promotion Department in 2018 and became Senior Vice President and Enterprise Business Vice Head in 2019.

Kunihiro Fujinaga	Senior Vice President	Mr. Fujinaga became Executive Officer, Enterprise Business Unit Head and Manager of Enterprise Business Second Department in 2015, became Executive Officer, Enterprise Business Unit Head and Manager of Enterprise Business Strategy Department in 2016, became Senior Vice President, Enterprise Business Unit Head and Manager of Enterprise Business Strategy Department in 2018 and became Senior Vice President in Charge of Business Strategy and Marketing in Enterprise Business Unit and Manager of Enterprise Product and Business Strategy Department in 2019.

Takashi Tsutsui	Senior Vice President, Chief Scientist	Mr. Tsutsui became Senior Vice President, Chief Scientist (“CS”), Technology Unit Head and General Manager of Technology Strategy Group in 2015 and became Senior Vice President, CS, Technology Strategy Unit Head and General Manager of Chief Scientist Group in 2017.

Hideyuki Tsukuda	Senior Vice President, Chief Network Officer	Mr. Tsukuda became Senior Vice President and Technology Unit Vice Head in Charge of Mobile Network in 2015, became Senior Vice President and Mobile Technology Unit Head in 2017 and became Senior Vice President, Chief Network Officer and Mobile Technology Unit Head in 2019.

Keiichi Makizono	Senior Vice President, Chief Information Officer	Mr. Makizono became Senior Vice President and Technology Unit Vice Head in Charge of Core and Transportation in 2015, became Senior Vice President and Network Unit Head in 2017 and became Senior Vice President, Chief Information Officer and IT and Network Unit Head in 2018.

SCHEDULE E

DIRECTORS AND EXECUTIVE OFFICERS OF SBG JAPAN

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of SBG Japan. Except as described below, the business address of each such person is care of SoftBank Corp., 1-9-1 Higashi-shimbashi, Tokyo Shiodome Bldg. Minato-ku, Tokyo, Japan. Each such person is a citizen of Japan.

Board of Directors

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
Masayoshi Son	Representative Director	See “Schedule D—Directors and Executive Officers of SoftBank—Board of Directors.”

Yoshimitsu Goto	Board Director	Mr. Goto became Board Director in 2018. In addition, at SBG, he became Executive Vice President, Head of Finance Unit in 2015, became Senior Vice President, Head of Finance Unit in 2017, became Senior Vice President and CFO in 2018 and became Senior Vice President & CFO and CISO, Head of Finance Unit, Head of Administration Unit in 2019. At SoftBank, he became Board Director and Senior Vice President in 2015 and became Board Director in 2017, but resigned in 2018. Further, at subsidiaries of SBG, he became Board of Director of Fortress Investment Group LLC (located at 1345 Avenue of the Americas, 46th Floor, New York, NY 10105 USA. Principal Business: Investment fund), became Board Director of DEEPCORE Inc. (located at 3F and 4F, Yunizo Hongo Yonchome Building, 4-1-4, Hongo, Bunkyo-ku, Tokyo, Japan. Principal Business: Investment in venture business with respect to artificial intelligence) in 2018 and became Director of SBIA Management Consultancy (Shanghai) Co., Ltd. (located at Unit 150, 9th Floor, Building 3, No. 2, Lane 838, South Huangpi Road, Huangpu District, Shanghai. Principal Business: Investment management) in 2019.

Norikazu Oba	Board Director	Mr. Oba became Board Director in 2018. In addition, he has worked for SBG (then known as SOFTBANK Corp.) since 2006 and became General Manager of Financial Planning from 2017.

Executive Officers

Name	Present Principal Occupation or Employment	Employment for the Past Five Years
N/A	N/A	N/A

E-1

SCHEDULE F

DIRECTORS AND EXECUTIVE OFFICERS OF SBG

The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each director and executive officer of SBG. Except as described below, the business address of each such person is care of SoftBank Corp., 1-9-1 Higashi-shimbashi, Tokyo Shiodome Bldg. Minato-ku, Tokyo, Japan.

Board of Directors

Name	Present Principal Occupation or Employment	Employment for the Past Five Years and Citizenship
Masayoshi Son	Chairman & CEO	See “Schedule D—Directors and Executive Officers of SoftBank—Board of Directors.” Mr. Son is a citizen of Japan.

Ronald D. Fisher	Board Director, Vice Chairman

Mr. Fischer had worked for SBG as Board Director since 1997 and became Board Director and Vice Chairman in 2017. In addition, at subsidiaries of SBG, he has been Director and President of SoftBank Holdings Inc., a U.S. intermediate holding company (located at 1188 Centre Street Newton Centre, MA 02459 USA) since 1995 and has been Vice Chairman of the Board of Sprint Corporation since 2013. Further, he became Director of ARM Holdings plc (currently known as SVF HOLDCO (UK) LIMITED, located at C/O Hackwood Secretaries Limited, One Silk Street, London, EC2Y 8HQ. Principal Business: Holding company of Arm Limited) but resigned in 2018 and became Director of Arm Limited (located at 110 Fulbourn Road, Cambridge, UK, CB1 9NJ. Principal Business: Design of micro processor, sale of software tools and provision of software services) in 2018. He also became Director in 2016 and Director and Chairman in 2018 at SB Investment Advisers (US) Inc. (located at 1 Circle Star Way, 4F, San Carlos, CA 94070 USA. Principal Business: Investment advising).

Mr. Fisher is a citizen of the United States of America.

Marcelo Claure	Board Director, Executive Vice President and COO	Mr. Claure became Board Director in 2017 and has worked as Board Director, Executive Vice President and COO since 2018. He also became Director of Arm Limited in 2018 and Chairman of the Board of Fortress Investment Group LLC in 2019. In addition, at Sprint Corporation, he became President and CEO in 2014 and became Executive Chairman in 2018. Mr. Claure founded Brightstar Corp. (located at 9725 NW 117th Ave, Suite 300, Miami, FL 33178 USA. Principal Business: Distribution of mobile phone) in

Name	Present Principal Occupation or Employment	Employment for the Past Five Years and Citizenship

1997 and was Chairman and CEO, and it was acquired by SBG in 2014. He has been Chairman of Brightstar Global Group Inc. (located at 9725 NW 117th Ave, #300, Miami, FL 33178 USA. Principal Business: Holding company of Brightstar business) since 2019.

Mr. Claure is a citizen of the United States of America.

Katsunori Sago	Board Director, Executive Vice President and CSO

Mr. Sago became Board Director, Executive Vice President and CSO in 2018. He had worked for JAPAN POST BANK Co. Ltd. (located at 2-3-1, Otemachi, Chiyoda-ku, Tokyo, 100-8793, Japan. Principal Business: Banking) as Executive Vice President since 2015 and as Director and Representative Executive Vice President since 2016, but resigned in 2018.

Mr. Sago is a citizen of Japan.

Rajeev Misra	Board Director, Executive Vice President

Mr. Misra became Head of Strategic Finance in 2014, became Board Director in 2017 and became Board Director and Executive Vice President in 2018. In addition, at Fortress Investment Group LLC, he became Senior Managing Director and Partner in 2014 and became Board of Director in 2017. He also has worked as CEO for SoftBank Investment Advisers, the manager of SoftBank Vision Fund, since 2017.

Mr. Misra is a citizen of the United Kingdom.

Ken Miyauchi	Board Director	See “Schedule D—Directors and Executive Officers of SoftBank—Board of Directors.” Mr. Miyauchi is a citizen of Japan.

Simon Segars	Board Director

Mr. Segars became Board Director in 2017. He has worked for Arm Limited, which was acquired by SBG in 2016, and became its CEO in 2018. He also became Non-Executive Director of Dolby Laboratories, Inc. (located at 1275 Market Street, San Francisco, CA 94103-1410 USA. Principal Business: Development of audio, imaging and voice technologies for cinema, home theaters, PCs, mobile phones and games) in 2015 and became Director of TechWork, Inc. (located at TechWorks, Systems House, The Alba Campus, Rosebank, Livingston, West Lothian, United Kingdom, EH54 7EG. Principal Business: Building and engaging tech communities and organizing tech events in the United Kingdom) in 2017.

Mr. Segars is a citizen of the United Kingdom.

Name	Present Principal Occupation or Employment	Employment for the Past Five Years and Citizenship

Yun Ma	Board Director

Mr. Ma became Board Director in 2007. He is a co-founder of Alibaba Group Holding Limited (located at c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson St. Causeway Bay, K3 00000. Principal Business: Holding company of companies operating online wholesales market place and other businesses) and he has worked as Executive Chairman since 2013 and has worked as Director since 2019.

Mr. Ma is a citizen of the People’s Republic of China.

Yasir O. Al-Rumayyan	Board Director

Mr. Rumayyan became Board Director in 2017. He also became Director of Arm Limited in 2017. In addition, he worked for Public Investment Fund of Saudi Arabia, the sovereign wealth fund of Saudi Arabia (located at P.O. Box 6847, Riyadh 11452, Kingdom of Saudi Arabia) and became Managing Director and Board member in 2015 and became Governor and Board Member. He became Board member of Saudi Aramco (located at P.O. Box 5000, Dhahran 31311, Saudi Arabia. Principal Business: Producing the energy and chemicals including oils) in 2016, became Board Member of Saudi Industrial Development Fund (located at 6455 King Abdulaziz Road—Adh Dhubbat, Riyadh, 12627, Kingdom of Saudi Arabia. Principal Business: Loan and other financing service in Saudi Arabia) in 2016 and Chairman of Sanabil Investments (located at Al Faisaliah Tower 24th FL, King Fahd Road, P.O. Box 19078 , Riyadh 11435, Kingdom of Saudi Arabia. Principal Business: Investment fund) in 2017. Further, he became Board Member of Uber Technologies Inc. (located at 1455 Market Street, 4th Floor, San Francisco, California 94103. Principal Business: Providing platform to connect consumers and riders and independent riding service providers and restaurants) in 2016.

Mr. Rumayyan is a citizen of the Kingdom of Saudi Arabia.

Masami Iijima	External Board Director	Mr. Iijima became External Board Director in 2018. He has worked for MITSUI & CO., LTD. (located at JA Building, 1-3-1, Otemachi, Chiyoda-ku, Tokyo, 100-8631, Japan. Principal Business: Product sales, worldwide logistics and financing in the following fields: Iron & Steel Products, Mineral & Metal Resources, Energy, Infrastructure Projects, Mobility, Chemicals, Food, Food & Retail Management, Healthcare & Service, IT & Communication

Name	Present Principal Occupation or Employment	Employment for the Past Five Years and Citizenship

Business, Corporate Development Business) and became Representative Director, Chairman of the Board of Directors in 2015. In addition, he became Director of Ricoh Company, Ltd. (located at 1-3-6, Nakamagome, Ota-ku, Tokyo, 143-8555, Japan. Principal Business: Provision of office printing services and office-related services) in 2016 and Director of Isetan Mitsukoshi Holdings Ltd. (located at 3-2-5, Nishishinjuku, Shinjuku-ku, Tokyo 160-0023, Japan. Principal Business: Management planning and management of subsidiaries and group companies engaged in department store and other businesses) in 2019. He also has served as Counsellor for Bank of Japan, the Japanese central bank (located at 2-1-1, Nihonbashihongokucho, Chuo-ku, Tokyo, 103-8660, Japan) since 2019.

Mr. Iijima is a citizen of Japan.

Yutaka Matsuo	External Board Director

Mr. Matsuo became External Board Director in 2019. He has studied at University of Tokyo (located at 7-3-1 Hongo, Bunkyo-ku, Tokyo 113-8654, Japan), became Associate Professor at the Graduate School of Engineering in 2007 and became Professor in 2019.

Mr. Matsuo is a citizen of Japan.

Executive Officers

Name	Present Principal Occupation or Employment	Employment for the Past Five Years and Citizenship
Yoshimitsu Goto	Senior Vice President & CFO & CISO, Head of Finance Unit, Head of Administration Unit	See “Schedule E—Directors and Executive Officers of SBG Japan—Board of Directors.” Mr. Goto is a citizen of Japan.

Kazuko Kimiwada	Senior Vice President, Head of Accounting Unit

Ms. Kimiwada became Corporate Officer, Head of Accounting Unit in 2016, became Executive Corporate Officer, Head of Accounting Unit in 2017, and became Senior Vice President, Head of Accounting Unit in 2019. At SoftBank Corp, she became Audit & Supervisory Board Member in 2016.

Ms. Kimiwada is a citizen of Japan.

Robert Townsend	Senior Vice President & CLO, Head of Legal Unit	Mr. Townsend became Chief Legal Officer, Senior Vice President, and Head of Legal Unit of SBG and Chief Legal Officer of SoftBank Group International in 2018. He became Board Director of SB Group US, Inc. (located at 1 Circle Star Way FL 1, San Carlos, CA 94070. Principal Business: Investment

Name	Present Principal Occupation or Employment	Employment for the Past Five Years and Citizenship

management) and Board Director of SoftBank Group Capital Limited, an intermediate holding company (located at 69 Grosvenor Street, London, United Kingdom, W1K 3JP) in 2018. In addition, Mr. Townsend became Board Director of Brightstar Corp. and SLA Advisers Corp. (located at 600 Brickell Avenue, Suite 2650, Miami, Florida, 33131, USA. Principal Business: Investment Management) in 2019. Prior to SoftBank, he was a lawyer at Morrison & Foerster LLP (located at 425 Market Street, San Francisco, CA 94105-2482, USA) from 1984 to 2018. While a Partner at Morrison & Foerster, Mr. Townsend served as Chair of the Global M&A Practice Group, the Business Department, the firm’s Compensation Committee and the firm’s Tokyo Office, as well, he was a member of the firm’s Executive Committee.

Mr. Townsend is a citizen of the United States of America.

Gary Ginsberg	Senior Vice President, Head of Corporate Communications Unit

Mr. Ginsberg is Senior Vice President and Head of Corporate Communications Unit at SBG, where he is responsible for leading SoftBank’s global corporate communications strategy and overseeing all of the Company’s external and internal global communications functions from November 2018. Before joining SoftBank, Mr. Ginsberg served as EVP of Corporate Marketing and Communications at Time Warner, a cable media & entertainment company (located at 1 Time Warner Center New York, NY, 10019, USA) from April 2010 to June 2018 and as EVP of Global Marketing and Corporate Affairs at News Corp., a news media company (located at 1211 Avenue of the Americas, New York, NY 10036, USA) from January 1999 to January 2010.

Mr. Ginsberg is a citizen of the United States of America.

If you have questions or need additional copies of this U.S. Offer to Purchase, the accompanying Common Share Acceptance Letter or ADS Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker or other securities intermediary for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

90 Park Avenue

New York, New York 10016

Holders of Common Shares or ADSs may call toll-free: (833) 503-4127

Banks and brokers may call: (516) 220-8356

The ADS Letter of Transmittal, ADRs evidencing ADSs and any other required documents, if applicable, should be sent to the ADS Tender Agent at one of the addresses or the facsimile set forth below:

The ADS Tender Agent for the U.S. Offer is:

Equiniti Trust Company

***By Mail: By 2:30 a.m., New York City time, on the Expiration Date	***By Hand or Overnight Courier: By 2:30 a.m., New York City time, on the Expiration Date

Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

The Common Share Receiving and Paying Agent for the U.S. Offer is:

Nomura Securities Co., Ltd.

The Common Share Acceptance Letter and any other required documents, if applicable, should be sent by a Japanese standing proxy to the Common Share Receiving and Paying Agent at the address of the Common Share Receiving and Paying Agent which will be provided to the Japanese standing proxies by the Common Share Receiving and Paying Agent.